  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1996


                                                REGISTRATION NUMBER 333-14635

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    --------


                               AMENDMENT NO. 1
                                      TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                    --------

                            DANIEL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                               3824                                  74-1547355
(State or other jurisdiction of      (Primary Standard Industrial                    (I.R.S. Employer
 incorporation or organization)       Classification Code Number)                   Identification No.)


                              9753 PINE LAKE DRIVE
                             HOUSTON, TEXAS  77055
                                 (713) 467-6000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES M. TIDWELL
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                            DANIEL INDUSTRIES, INC.
                              9753 PINE LAKE DRIVE
                              HOUSTON, TEXAS 77055
                                 (713) 467-6000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                Charles H. Still
                          Fulbright & Jaworski L.L.P.
                           1301 McKinney, Suite 5100
                           Houston, Texas 77010-3095
                                 (713) 651-5151

                                    --------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: Upon consummation of the Merger described herein.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
             TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE       AGGREGATE OFFERING   REGISTRATION
          SECURITIES TO BE REGISTERED             REGISTERED (1)       PER UNIT (2)            PRICE (2)             FEE
----------------------------------------------------------------------------------------------------------------------------
 Common Stock, $1.25 par value . . . . . . . .      5,023,633         Not Applicable          $61,712,724          $18,701
============================================================================================================================



(1) Represents the maximum number of shares of Common Stock issuable upon consummation of the Merger described herein and includes related preferred share purchase rights.


(2) Pursuant to Rule 457(f) under the Securities Act of 1933, the proposed maximum offering price is calculated as $61,712,724 (representing 8,661,435 shares of Bettis Corporation common stock, $.01 par value, multiplied by $7.125, which is the average of the high and low sale price for such stock on October 18, 1996)


(3) Of such filing fee, $18,319 has been paid, leaving a net fee of $382 paid herewith.


                                    --------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            DANIEL INDUSTRIES, INC.
        Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

                   ITEM OF FORM S-4                                    LOCATION IN THE PROSPECTUS
                   ----------------                                    --------------------------
 1.  Forepart of Registration Statement and Outside
     Front Cover Page of Prospectus  . . . . . . . . . . .  Cover of Registration Statement; Cross Reference
                                                            Sheet; Outside Front Cover Page of Prospectus

 2.  Inside Front and Outside Back Cover Pages of
     Prospectus  . . . . . . . . . . . . . . . . . . . . .  Inside Front Cover Page of Prospectus; Available
                                                            Information; Table of Contents; Incorporation of
                                                            Certain Documents by Reference

 3.  Risk Factors, Ratio of Earnings to Fixed Charges
     and Other Information . . . . . . . . . . . . . . . .  Summary

 4.  Terms of the Transaction  . . . . . . . . . . . . . .  The Merger; Terms of the Merger; Comparative
                                                            Rights of Stockholders of Daniel and Bettis

 5.  Pro Forma Financial Information . . . . . . . . . . .  Unaudited Pro Forma Financial Information

 6.  Material Contacts with the Company Being Acquired . .  Not Applicable

 7.  Additional Information Required for Reoffering by
     Persons and Parties Deemed to be Underwriters . . . .  Not Applicable

 8.  Interests of Named Experts and Counsel  . . . . . . .  Legal Matters; Experts

 9.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities  . . .  Not Applicable

10.  Information with Respect to S-3 Registrants . . . . .  Management's Discussion and Analysis of Financial
                                                            Condition and Results of Operations--Daniel;
                                                            Description of Business--Daniel

11.  Incorporation of Certain Information by Reference . .  Incorporation of Certain Documents by Reference


12.  Information with Respect to S-2 or S-3 Registrants  .  Not Applicable


13.  Incorporation of Certain Information by Reference . .  Not Applicable

14.  Information with Respect to Registrants Other Than
     S-3 or S-2 Registrants  . . . . . . . . . . . . . . .  Not Applicable

15.  Information with Respect to S-3 Companies . . . . . .  Not Applicable


16.  Information with Respect to S-2 or S-3 Companies . .  Not Applicable

17.  Information with Respect to Companies Other Than
     S-3 or S-2 Companies . . . . . . . . . . . . . . . .  Bettis Selected Financial Information;
                                                           Management's Discussion and Analysis of Financial
                                                           Condition and Results of Operations--Bettis;
                                                           Market Price of Common Stock and Dividend
                                                           Information; Description of Business--Bettis;
                                                           Bettis Corporation Financial Statements

18.  Information if Proxies, Consents or Authorizations
     are to be Solicited  . . . . . . . . . . . . . . . .  Incorporation of Certain Documents by Reference;
                                                           General Information About the Meetings; The
                                                           Merger--Interests of Certain Persons in the
                                                           Merger; Management; Executive Compensation and
                                                           Other Information of Bettis

19. Information if Proxies, Consents or Authorizations are not to be Solicited or in an Exchange Offer . . Not Applicable


                              [Daniel Letterhead]




                                                               November 6, 1996


Dear Stockholder:


         You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Daniel Industries, Inc. ("Daniel") to be held at 2:00 p.m. on Thursday, December 12, 1996, at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas.


         At the Special Meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger (the "Merger Agreement") and the business combination of Bettis Corporation ("Bettis") and Daniel through a merger of a wholly-owned subsidiary of Daniel with and into Bettis (the "Merger"), as provided in the Merger Agreement. The Merger Agreement provides that, upon completion of the Merger, each outstanding share of Bettis common stock will be converted into .58 of a share of Daniel common stock. After the Merger, Bettis will be a wholly-owned subsidiary of Daniel. At the Special Meeting, you will also be asked to approve an amendment to Daniel's Certificate of Incorporation to increase the number of authorized shares of Daniel's common stock to 40,000,000.


         A summary of the basic terms and conditions of the Merger, certain financial and other information relating to Daniel and Bettis and a copy of the Merger Agreement are set forth in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully. In connection with its approval of the Merger on September 16, 1996, the Board of Directors received and took into account the opinion of Simmons & Company International ("Simmons"), an investment banking firm retained by Daniel, that, as of that date, the common stock exchange ratio of
 .58 was fair to the stockholders of Daniel from a financial point of view. Simmons subsequently delivered its written opinion updated as of the date of the Joint Proxy Statement/Prospectus that, as of that date, the exchange ratio was fair to the stockholders of Daniel from a financial point of view. A copy of the Simmons opinion is included in the accompanying Joint Proxy Statement/Prospectus as Appendix B.



         The Board of Directors has approved the Merger Agreement and the related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF DANIEL AND THE STOCKHOLDERS OF DANIEL AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR ITS APPROVAL. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


         The Board of Directors appreciates and encourages stockholder participation in Daniel's affairs. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.


         If you have any questions regarding the proposed Merger, please feel free to contact Daniel's Investor Relations Department at (713) 467-6000.


         Thank you for your continued interest and cooperation.

                                       Very truly yours,


                                       W. A. Griffin, III

                                       ---------------------------------------
                                       President and Chief Executive Officer

                           [DANIEL INDUSTRIES LOGO]


                            DANIEL INDUSTRIES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


         Notice is hereby given that a Special Meeting of Stockholders of Daniel Industries, Inc. ("Daniel") will be held at 2:00 p.m. on Thursday, December 12, 1996, at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:



         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated September 17, 1996 (the "Merger Agreement") among Daniel, Blue Acquisition, Inc., a wholly-owned subsidiary of Daniel ("Sub"), and Bettis Corporation ("Bettis"), providing for the merger of Sub with and into Bettis and pursuant to which each outstanding share of Bettis common stock, $.01 par value, will be converted into the right to receive .58 of a share of Daniel's common stock, $1.25 par value ("Common Stock");


         2. To consider and vote upon a proposal to approve an amendment to Daniel's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 40,000,000; and

         3. To consider and take action upon any other matter that may properly come before the Special Meeting, or any adjournment or postponement thereof.


         Holders of record of Common Stock at the close of business on November 5, 1996 will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A list of the holders of record of Common Stock as of November 5, 1996 will be available at Daniel's offices at 9753 Pine Lake Drive, Houston, Texas, during ordinary business hours, after December 2, 1996 for the examination by any such stockholder for any purpose germane to the Special Meeting.



                                            By order of the Board of Directors,


                                            MICHAEL R. YELLIN
                                            Secretary



November 6, 1996






                                   IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                              [Bettis Letterhead]



November 6, 1996
Dear Stockholder:



         You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Bettis Corporation ("Bettis") to be held at 9:00 a.m. on Thursday, December 12, 1996, at the Omni Houston Hotel, Four Riverway, Houston, Texas.


         At the Special Meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger (the "Merger Agreement") and the business combination of Bettis and Daniel Industries, Inc. ("Daniel") through a merger of a wholly-owned subsidiary of Daniel with and into Bettis (the "Merger"), as provided in the Merger Agreement. The Merger Agreement provides that, upon completion of the Merger, each outstanding share of Bettis common stock will be converted into .58 of a share of Daniel common stock. After the Merger, Bettis will be a wholly-owned subsidiary of Daniel.


         A summary of the basic terms and conditions of the Merger, certain financial and other information relating to Daniel and Bettis and a copy of the Merger Agreement are set forth in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully. In connection with its approval of the Merger on September 16, 1996, the Board of Directors received and took into account the opinion of Jefferies & Company, Inc. ("Jefferies"), an investment banking firm retained by Bettis, that, as of that date, the common stock exchange ratio of .58 was fair to the stockholders of Bettis from a financial point of view. Jefferies subsequently delivered its written opinion updated as of the date of the Joint Proxy Statement/Prospectus that, as of that date, the exchange ratio was fair to the stockholders of Bettis from a financial point of view. A copy of the Jefferies opinion is included in the accompanying Joint Proxy Statement/Prospectus as Appendix C.


         The Board of Directors has approved the Merger Agreement and the related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF BETTIS AND THE STOCKHOLDERS OF BETTIS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR ITS APPROVAL.

         The Board of Directors appreciates and encourages stockholder participation in Bettis' affairs. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.


         If you have any questions regarding the proposed Merger, please feel free to contact Wilfred M. Krenek, Secretary, at (713) 463-5100.


         Thank you for your continued interest and cooperation.

                                        Very truly yours,





                                        W. Todd Bratton
                                        President

                                    [LOGO]


                               BETTIS CORPORATION
                                18703 GH CIRCLE
                              WALLER, TEXAS  77484

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 12, 1996

Dear Stockholder:


         You are cordially invited to attend a Special Meeting of Stockholders of Bettis Corporation ("Bettis"), a Delaware corporation, on December 12, 1996. The meeting will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas at 9:00 a.m., Houston time. As described in the accompanying Joint Proxy Statement/Prospectus, the meeting will be held for the following purposes:



                 1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 17, 1996, (the "Merger Agreement") by and among Daniel Industries, Inc. ("Daniel"), Blue Acquisition, Inc. ("Sub"), a wholly-owned subsidiary of Daniel, and Bettis, pursuant to which, among other things, (a) Sub would be merged with and into Bettis (the "Merger"), and (b) each issued and outstanding share of Bettis common stock (other than shares held directly or indirectly by Daniel, Sub or Bettis) would be converted into the right to receive .58 of a share of Daniel common stock, all as more fully described in the accompanying Joint Proxy Statement/Prospectus and the Merger Agreement, a copy of which is attached as Appendix A.


                 2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


         The Board of Directors has fixed the close of business on November 5, 1996, as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for examination at the meeting and at the office of Bettis for the ten days prior to the meeting.


         THE BOARD OF DIRECTORS OF BETTIS HAS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BETTIS AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.


November 6, 1996                      By Order of the Board of Directors




                                          Wilfred Krenek
                                          Secretary



         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE AT THE SPECIAL MEETING.

         YOU SHOULD NOT RETURN CERTIFICATES FOR BETTIS COMMON STOCK WITH THE ENCLOSED PROXY. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

                    [LOGO]                                   [LOGO]
             DANIEL INDUSTRIES, INC.                    BETTIS CORPORATION



                            JOINT PROXY STATEMENT
                        SPECIAL MEETINGS OF STOCKHOLDERS

                            DANIEL INDUSTRIES, INC.

                                   PROSPECTUS




         This Joint Proxy Statement/Prospectus is being furnished to stockholders of Daniel Industries, Inc., a Delaware corporation ("Daniel"), in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Stockholders of Daniel (the "Daniel Special Meeting") scheduled to be held on Thursday, December 12, 1996, at 2:00 p.m., at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, and any adjournment or postponement thereof, and to stockholders of Bettis Corporation, a Delaware corporation ("Bettis"), in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Stockholders of Bettis (the "Bettis Special Meeting") scheduled to be held on Thursday, December 12, 1996, at 9:00 a.m., at the Omni Houston Hotel, Four Riverway, Houston, Texas, and any adjournment or postponement thereof.


         At the Daniel Special Meeting and the Bettis Special Meeting, the holders of the common stock of Daniel ("Daniel Common Stock"), and the holders of the common stock of Bettis ("Bettis Common Stock"), respectively, will be asked to consider and vote upon a proposal to approve and adopt the business combination of Daniel and Bettis through a merger of a wholly-owned subsidiary of Daniel ("Sub") with and into Bettis (the "Merger"), with Bettis continuing as a wholly-owned subsidiary of Daniel, and the Agreement and Plan of Merger dated September 17, 1996 (the "Merger Agreement") among Daniel, Sub and Bettis, providing for the Merger. Such approvals are a condition to consummating the Merger. As a result of the Merger, Bettis stockholders will receive .58 of a share of Daniel Common Stock for each share of Bettis Common Stock that they own. See "Terms of the Merger". A copy of the Merger Agreement is attached as Appendix A. The stockholders of Daniel also will be asked to approve and adopt an amendment to Daniel's Certificate of Incorporation to increase the number of authorized shares of Daniel Common Stock to 40,000,000. It is anticipated that the Merger will be effected as soon as practicable following the Special Meetings.


         This Joint Proxy Statement/Prospectus also constitutes the prospectus of Daniel pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 5,023,633 shares of Daniel Common Stock in connection with the Merger.



         This Joint Proxy Statement/Prospectus is first being mailed to stockholders of Daniel and to stockholders of Bettis on or about November 8, 1996.



         On November 5, 1996, the closing prices of Daniel Common Stock and Bettis Common Stock, as reported on the New York Stock Exchange and the Nasdaq National Market, respectively, were $12.75 and $7.13.



THE SHARES OF DANIEL COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOVEMBER 6, 1996.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DANIEL OR BETTIS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DANIEL OR BETTIS SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION


         Daniel and Bettis are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Daniel and Bettis with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information filed by Daniel may also be inspected at the offices of the New York Stock Exchange ("NYSE"), 22 Broad Street, New York, New York 10006. Copies of such material of Daniel and Bettis may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).


         Daniel has filed with the Commission a Registration Statement on Form S-4 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Joint Proxy Statement/Prospectus constitutes the prospectus of Daniel filed as part of the Registration Statement and does not contain all the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to Daniel and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. All information herein with respect to Daniel and its affiliates, including Sub, has been furnished by Daniel, and all information herein with respect to Bettis and its affiliates has been furnished by Bettis.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by Daniel with the Commission are incorporated by reference herein:

         (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

         (b) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996, and June 30, 1996;

         (c) Current Report on Form 8-K dated December 12, 1995, as amended by Form 8-K/A dated October 7, 1996;

         (d) The description of the Daniel Common Stock contained in its Registration of Securities of Certain Successor Issuers on Form 8-B dated May 5, 1988; and


         (e) The description of Daniel's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed June 5, 1990.


         All documents filed by Daniel with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and before the date of the Daniel Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

         The Joint Proxy Statement/Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Daniel will provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Requests for copies should be directed to Daniel Industries, Inc., 9753 Pine Lake Drive, Houston, Texas 77055, Attention: Investor Relations, telephone number (713) 467-6000. In order to ensure timely delivery of the documents, any request should be made by December 5, 1996.

                               TABLE OF CONTENTS


                                                             PAGE                                                        PAGE
                                                             ----                                                        ----
 AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . .   2     NOTES TO UNAUDITED PRO FORMA FINANCIAL
                                                                      STATEMENTS . . . . . . . . . . . . . . . . . . .    57
 INCORPORATION OF CERTAIN DOCUMENTS BY                                Basis of Presentation  . . . . . . . . . . . . .    57
     REFERENCE . . . . . . . . . . . . . . . . . . . . . .   3        Pro forma adjustments  . . . . . . . . . . . . .    57
                                                                      Pro forma earnings (loss) per share  . . . . . .    58
 SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .   5
    The Companies  . . . . . . . . . . . . . . . . . . . .   5     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    The Special Meetings   . . . . . . . . . . . . . . . .   5         FINANCIAL CONDITION AND RESULTS OF
    The Merger and the Merger Agreement  . . . . . . . . .   6         OPERATIONS  . . . . . . . . . . . . . . . . . .    59
    Comparative Rights of Stockholders of Daniel and Bettis 11         Daniel   . . . . . . . . . . . . . . . . . . . .   59
    Amendment to Daniel's Certificate of Incorporation . .  11            Results of Operations  . . . . . . . . . . .    59
    Market Price and Dividend Information  . . . . . . . .  12            Impact of Inflation  . . . . . . . . . . . .    61
    Daniel Selected Financial Information  . . . . . . . .  13            Liquidity and Capital Resources  . . . . . .    61
    Bettis Selected Financial Information  . . . . . . . .  14         Bettis  . . . . . . . . . . . . . . . . . . . .    63
    Daniel and Bettis Combined   . . . . . . . . . . . . .  15            Results of Operations  . . . . . . . . . . .    63
        Operating Results  . . . . . . . . . . . . . . . .  15            Liquidity and Capital Resources  . . . . . .    64
        Balance Sheet Information  . . . . . . . . . . . .  15
    Comparative Per Share Information  . . . . . . . . . .  16     MARKET PRICE OF COMMON STOCK AND DIVIDEND
                                                                       INFORMATION . . . . . . . . . . . . . . . . . .    67
 GENERAL INFORMATION ABOUT THE MEETINGS  . . . . . . . . .  17
    Date, Time and Place of Special Meetings   . . . . . .  17     DESCRIPTION OF BUSINESS . . . . . . . . . . . . . .    68
    Record Date and Outstanding Shares   . . . . . . . . .  17        Daniel   . . . . . . . . . . . . . . . . . . . .    68
    Purposes of the Special Meetings   . . . . . . . . . .  17            Acquisitions . . . . . . . . . . . . . . . .    68
    Vote Required  . . . . . . . . . . . . . . . . . . . .  17            Description of Products  . . . . . . . . . .    68
    Voting and Revocation of Proxies   . . . . . . . . . .  18            Foreign Operations   . . . . . . . . . . . .    70
    Solicitation of Proxies  . . . . . . . . . . . . . . .  18            Raw Materials  . . . . . . . . . . . . . . .    70
    Other Matters  . . . . . . . . . . . . . . . . . . . .  18            Customers  . . . . . . . . . . . . . . . . .    70
                                                                          Patents and Research   . . . . . . . . . . .    70
 THE MERGER  . . . . . . . . . . . . . . . . . . . . . . .  19            Employees  . . . . . . . . . . . . . . . . .    71
    General Description of the Merger  . . . . . . . . . .  19            Environmental Compliance   . . . . . . . . .    71
    Background of the Merger   . . . . . . . . . . . . . .  19            Other Business Conditions and Regulations  .    71
    Daniel's Reasons for the Merger  . . . . . . . . . . .  20        Bettis   . . . . . . . . . . . . . . . . . . . .    72
    Recommendation of Daniel's Board of Directors  . . . .  21            Background   . . . . . . . . . . . . . . . .    72
    Bettis' Reasons for the Merger   . . . . . . . . . . .  21            General  . . . . . . . . . . . . . . . . . .    72
    Recommendation of Bettis' Board of Directors   . . . .  22            Recent Acquisitions  . . . . . . . . . . . .    73
    Opinions of Financial Advisors   . . . . . . . . . . .  23            Products   . . . . . . . . . . . . . . . . .    73
    Certain U.S. Federal Income Tax Consequences   . . . .  31            Sales and Marketing  . . . . . . . . . . . .    74
    Accounting Treatment   . . . . . . . . . . . . . . . .  32            Competition  . . . . . . . . . . . . . . . .    75
    Governmental and Regulatory Approvals  . . . . . . . .  32            Unfilled Orders  . . . . . . . . . . . . . .    75
    NYSE Listing   . . . . . . . . . . . . . . . . . . . .  33            Employees  . . . . . . . . . . . . . . . . .    75
    Interests of Certain Persons in the Merger   . . . . .  33            Properties   . . . . . . . . . . . . . . . .    75
    Restrictions on Resales by Affiliates  . . . . . . . .  34            Legal Proceedings  . . . . . . . . . . . . .    76
    No Dissenters' Rights  . . . . . . . . . . . . . . . .  34
                                                                   MANAGEMENT  . . . . . . . . . . . . . . . . . . . .    76
 TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . .  35        Directors and Executive Officers   . . . . . . .    76
    Effective Time of the Merger   . . . . . . . . . . . .  35            Daniel   . . . . . . . . . . . . . . . . . .    76
    Manner and Basis of Converting Shares. . . . . . . . .  35            Bettis   . . . . . . . . . . . . . . . . . .    78
    Bettis Options   . . . . . . . . . . . . . . . . . . .  36        Stock Ownership of Certain Beneficial Owners and
    Employee Matters   . . . . . . . . . . . . . . . . . .  36            Management   . . . . . . . . . . . . . . . .    78
    Conditions to the Merger   . . . . . . . . . . . . . .  37            Daniel   . . . . . . . . . . . . . . . . . .    78
    Representations and Warranties of Daniel and Bettis  .  38            Bettis   . . . . . . . . . . . . . . . . . .    80
    Conduct of Business of Daniel and Bettis Prior to
        Merger   . . . . . . . . . . . . . . . . . . . . .  38     EXECUTIVE COMPENSATION AND OTHER
    Conduct of Business of the Combined Company Following            INFORMATION OF BETTIS   . . . . . . . . . . . . .    82
       Merger  . . . . . . . . . . . . . . . . . . . . . .  40        Renumeration of Executive Officers . . . . . . .    82
    No Solicitation by Bettis  . . . . . . . . . . . . . .  41        Stock Options  . . . . . . . . . . . . . . . . .    83
    Payments in the Event of Certain Takeover Proposals. .  41        Employment Agreement   . . . . . . . . . . . . .    83
    Termination or Amendment of Merger Agreement   . . . .  42        Severance Agreements   . . . . . . . . . . . . .    83
    Indemnification  . . . . . . . . . . . . . . . . . . .  43        Renumeration of Directors  . . . . . . . . . . .    83
    Expenses   . . . . . . . . . . . . . . . . . . . . . .  43
                                                                   PROPOSAL TO AMEND DANIEL'S CERTIFICATE OF
 COMPARATIVE RIGHTS OF STOCKHOLDERS OF DANIEL                         INCORPORATION  . . . . . . . . . . . . . . . . .    84
    AND BETTIS   . . . . . . . . . . . . . . . . . . . . .  43
    Special Vote Required for Certain Combinations . . . .  44     RELATIONSHIPS WITH INDEPENDENT
    Vote Required for Corporate Transactions and Other                ACCOUNTANTS  . . . . . . . . . . . . . . . . . .    85
        Matters  . . . . . . . . . . . . . . . . . . . . .  45
    Disposition of Assets  . . . . . . . . . . . . . . . .  45     LEGAL MATTERS . . . . . . . . . . . . . . . . . . .    85
    Power to Amend By-laws   . . . . . . . . . . . . . . .  45
    Quorum Requirements for Directors' Meetings  . . . . .  46     EXPERTS . . . . . . . . . . . . . . . . . . . . . .    85
    Removal of Directors   . . . . . . . . . . . . . . . .  46
    Director Elections, Qualifications and Number  . . . .  46     STOCKHOLDERS' PROPOSALS . . . . . . . . . . . . . .    85

 DANIEL SELECTED FINANCIAL INFORMATION . . . . . . . . . .  47     INDEX TO FINANCIAL STATEMENTS OF
                                                                     BETTIS CORPORATION  . . . . . . . . . . . . . . .   F-1
 BETTIS SELECTED FINANCIAL INFORMATION . . . . . . . . . .  48
                                                                   APPENDIX A:  AGREEMENT AND PLAN OF MERGER . . . . .   A-1
 UNAUDITED PRO FORMA FINANCIAL INFORMATION . . . . . . . .  49
                                                                   APPENDIX B:  OPINION OF SIMMONS & COMPANY
                                                                     INTERNATIONAL . . . . . . . . . . . . . . . . . .   B-1

                                                                   APPENDIX C:  OPINION OF JEFFERIES & COMPANY , INC.    C-1

                                    SUMMARY


         The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary does not contain a complete statement of all material information relating to the Merger and the Merger Agreement and is subject and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus, the Merger Agreement, which is attached hereto and incorporated herein by reference, and the other appendices attached hereto. As used in this Joint Proxy Statement/Prospectus, unless the context otherwise requires, the term "Daniel" means Daniel Industries, Inc. and its consolidated subsidiaries and the term "Bettis" means Bettis Corporation and its consolidated subsidiaries. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.


THE COMPANIES

         DANIEL AND SUB. Daniel is engaged in providing products and systems used primarily by producers, refiners and transporters of oil and natural gas. Daniel manufactures a variety of measurement devices including orifice, turbine, ultrasonic and oval gear meters and a wide range of electronic instruments used in conjunction with flow measurement products. These measurement devices are used to measure rates of flow and accumulated volumes of fluids, primarily oil and natural gas. Daniel also designs, fabricates and assembles, automated flow measurement systems to meet specific needs and applications. In addition, Daniel manufactures and sells pipeline valves. Sub is a wholly-owned subsidiary of Daniel incorporated in Delaware in September 1996 for the purpose of effecting the Merger pursuant to the Merger Agreement. The principal executive offices of Daniel and Sub are located at 9753 Pine Lake Drive, Houston, Texas 77055, and their telephone number at that address is (713) 467-6000.

         BETTIS. Bettis manufactures pneumatic, hydraulic and electric valve actuators and control systems used worldwide for the automation of valves in numerous energy and industrial markets. Bettis operates manufacturing facilities in Waller, Texas, Cincinnati and Mansfield, Ohio, Fareham, England, Edmonton, Canada, and Villemomble, France. The principal executive offices of Bettis are located at 18703 GH Circle, Waller, Texas 77484, and its telephone number at that address is (713) 463-5100.

THE SPECIAL MEETINGS


         TIME, DATE, PLACE AND PURPOSE. The Daniel Special Meeting will be held at 2:00 p.m., on Thursday, December 12, 1996, at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the purpose of approving and adopting the Merger and the Merger Agreement and approving an amendment to Daniel's Certificate of Incorporation that would increase the number of authorized shares of Daniel Common Stock. The Bettis Special Meeting will be held at 9:00 a.m., on Thursday, December 12, 1996, at the Omni Houston Hotel, Four Riverway, Houston, Texas, for the purpose of approving and adopting the Merger Agreement.


         RECORD DATE AND VOTE REQUIRED. The Boards of Directors of Daniel and Bettis have fixed the close of business on November 5, 1996 as the record date ("Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meetings and any adjournments thereof. Only holders of record of Daniel Common Stock and holders of record of Bettis Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Daniel Special Meeting and the Bettis Special Meeting, respectively.

         Under Daniel's listing agreement with the NYSE, approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the shares of Daniel Common Stock represented, in person or by proxy, and entitled to vote at the Daniel Special Meeting. Under Delaware law, approval and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of the shares of Bettis Common Stock outstanding and entitled to vote thereon. Under Daniel's Certificate of Incorporation, approval of the amendment thereto to increase the number of authorized shares of Daniel Common Stock will require the affirmative vote of the holders of two-thirds of the shares of Daniel Common Stock outstanding and entitled to vote thereon.


         At the close of business on the Record Date, there were 12,139,813 shares of Daniel Common Stock outstanding and entitled to vote at the Daniel Special Meeting, of which the directors and officers of Daniel and their affiliates held 1,662,648 shares, representing approximately 13.7% of the outstanding shares. Such persons have indicated to Daniel that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement.



         At the close of business on the Record Date, there were 8,483,435 shares of Bettis Common Stock outstanding and entitled to vote at the Bettis Special Meeting. At the close of business on the Record Date, the directors and officers of Bettis and their affiliates held 334,837 shares, representing approximately 3.9% of the outstanding shares. Such persons have indicated to Bettis that they intend to vote their shares in favor of the approval and adoption of the Merger Agreement.


THE MERGER AND THE MERGER AGREEMENT

         TERMS OF THE MERGER. At the Effective Time (as hereinafter defined), the businesses of Bettis and Daniel will be combined by a merger of Sub with Bettis, with Bettis becoming the surviving corporation. Each outstanding share of Bettis Common Stock will be converted into the right to receive .58 of a share of Daniel Common Stock. After the Merger, Bettis will be a wholly-owned subsidiary of Daniel.


         Based upon the number of shares of Daniel Common Stock and Bettis Common Stock outstanding as of the Record Date, 17,060,205 shares of Daniel Common Stock will be outstanding immediately following the Effective Time, of which 4,920,392 shares, representing 28.8% of the total, will be held by former holders of Bettis Common Stock.


         RECOMMENDATIONS OF THE BOARDS OF DIRECTORS. THE DANIEL BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, DANIEL AND THE HOLDERS OF DANIEL COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF DANIEL COMMON STOCK APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT. See "The Merger -- Background of the Merger", "-- Daniel's Reasons for the Merger" and "-- Recommendation of Daniel's Board of Directors".


         THE BETTIS BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, BETTIS AND THE HOLDERS OF BETTIS COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BETTIS COMMON STOCK APPROVE AND ADOPT THE

MERGER AGREEMENT.   See "The Merger -- Background of the Merger", "-- Bettis'
Reasons for the Merger" and "-- Recommendation of Bettis' Board of Directors".

         OPINIONS OF FINANCIAL ADVISORS. The Daniel Board of Directors has received a written opinion from Simmons & Company International ("Simmons") to the effect that the exchange ratio to be used in the Merger is fair to the holders of Daniel Common Stock from a financial point of view, and the Bettis Board of Directors has received a written opinion from Jefferies & Company, Inc. ("Jefferies") to the effect that the consideration to be received by the holders of Bettis Common Stock in the Merger is fair from a financial point of view to such holders.

         In connection with Simmons' services as financial advisor to Daniel, Daniel has agreed to pay Simmons as compensation for its services a fee in the amount of 1% of the "transaction value" upon completion of the Merger. Daniel has also agreed to reimburse Simmons for reasonable out-of-pocket expenses and to indemnify Simmons and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

         Pursuant to an engagement letter with Jefferies, Bettis has agreed to pay Jefferies contingent fees totalling 1% of the "aggregate consideration" upon consummation of the Merger. Bettis has paid Jefferies a retainer of $50,000 and an additional $125,000 at the time Jefferies delivered its fairness opinion to the Board, both of which will be credited against such contingent fees. Bettis has also agreed to reimburse Jefferies for certain expenses incurred in connection with its engagement and to indemnify Jefferies and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

         The full text of the Simmons and Jefferies opinions are attached to this Joint Proxy Statement/Prospectus as Appendices B and C, respectively. See "The Merger -- Opinions of Financial Advisors".


         CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. Daniel and Bettis have each received an opinion of its counsel to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, counsel for Daniel has opined that no gain or loss will be recognized by Daniel, Bettis or Sub as a result of the Merger. Counsel for Bettis has opined that each of Bettis, Daniel and Sub are parties to the reorganization and that no gain or loss will be recognized by the stockholders of Bettis upon the receipt by them of shares of Daniel Common Stock in exchange for their shares of Bettis Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of common stock. See "The Merger -- Certain U.S. Federal Income Tax Consequences".


         ACCOUNTING TREATMENT. Daniel has been advised by Price Waterhouse LLP, Daniel's independent accountants, that, subject to customary qualifications, the Merger will be properly accounted for as a pooling of interests in conformity with generally accepted accounting principles. See "The Merger -- Accounting Treatment".


         GOVERNMENTAL AND REGULATORY APPROVALS. Consummation of the Merger is conditioned upon the expiration or termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On October 2, 1996, Daniel and Bettis filed notification reports under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Department of Justice"). The required waiting period under the HSR Act expired on November 1, 1996.
See "The Merger -- Governmental and Regulatory Approvals". Daniel and Bettis are aware of no other governmental or regulatory approvals required for the consummation of the Merger, other than compliance with applicable securities laws of the various states.

         EFFECTIVE TIME OF THE MERGER. The Merger will become effective at the effective time set forth in the certified copy of the Certificate of Merger issued by the Secretary of State of the State of Delaware with respect to the Merger (the "Effective Time"). Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time will occur as soon as practicable following the Daniel Special Meeting and the Bettis Special Meeting. See "Terms of the Merger -- Effective Time of the Merger".


         EXCHANGE OF BETTIS STOCK CERTIFICATES. As soon as practicable after the Effective Time, Wachovia Bank of North Carolina, N.A. (the "Exchange Agent") will mail a letter of transmittal and other information to each holder of record of Bettis Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of Bettis Common Stock for certificates representing shares of Daniel Common Stock and cash in lieu of any fractional shares. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF BETTIS PRIOR TO THE APPROVAL OF THE MERGER AGREEMENT AND THE RECEIPT OF A LETTER OF TRANSMITTAL. See "Terms of the
Merger -- Manner and Basis of Converting Shares".


         ASSUMPTION OF BETTIS OPTIONS. Immediately after the Effective Time, each Bettis Option (as hereinafter defined) that remains unexercised in whole or in part will be replaced by a substitute option to purchase a number of shares of Daniel Common Stock equal to the number of shares of Bettis Common Stock subject to such Bettis Option multiplied by .58 with a per share option price equal to the per share option price of the Bettis Option divided by .58. See "Terms of the Merger -- Bettis Options".


         EMPLOYEE MATTERS. Pursuant to the Merger Agreement, Daniel has agreed that, to the extent Daniel maintains an employee benefit plan of the same type, if Daniel terminates or discontinues any Bettis employee benefit plan following the Effective Time, it will permit the Bettis employees participating therein to participate in the similar Daniel benefit plan. If the Bettis employee benefit plan so terminated or discontinued is a group health plan, Daniel further agreed that coverage under the similar Daniel plan will be effective immediately, that the employee will be credited with any deductibles and copayments already incurred for such plan year and that any preexisting condition restrictions will be waived to the extent they were satisfied under the Bettis plan. See "Terms of the Merger -- Employee Matters".


         OTHER CONDITIONS TO THE MERGER. In addition to the approval and adoption of the Merger and the Merger Agreement by the requisite votes of Daniel and Bettis stockholders and the receipt of regulatory approvals, the respective obligations of Daniel and Bettis to effect the Merger are subject to the satisfaction or waiver, where permissible, of certain other conditions, including (a) confirmation of the tax opinions and accountants' advice that the transaction will be accounted for as a pooling of interests, (b) the receipt by each party of various legal opinions, certificates and consents, (c) the fact that the opinions of the financial advisors shall not have been withdrawn, (d) the accuracy as of the date of the Merger Agreement and as of the Closing Date in all material respects of the representations and warranties of Daniel and Bettis and compliance in all material respects with all agreements and covenants by each party to be performed on or before the Closing Date, and (e) no material adverse change having occurred with respect to Daniel or Bettis since the date of the Merger Agreement. There can be no assurance that all of the conditions set forth in the Merger Agreement will be satisfied. See "Terms of the Merger -- Conditions to the Merger".

         MANAGEMENT AFTER THE MERGER. Upon consummation of the Merger, two members of Daniel's Board of Directors will resign, and Nathan M. Avery and Thomas J. Keefe will be elected to fill the vacancies created thereby. Additionally, W. Todd Bratton, the President and Chief Executive Officer of Bettis, will be elected an Executive Vice President of Daniel. See "Terms of the Merger -- Conduct of Business of the Combined Company Following Merger", "Terms of the Merger -- Employee Matters" and "Management -- Directors and Executive Officers".



         NO SOLICITATION. The Merger Agreement provides that Bettis will not, and will not permit any of its subsidiaries to, authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys or other advisors, agents or representatives to, directly or indirectly, (a) solicit, initiate, encourage the submission of, or enter into any agreement with respect to, any proposal or offer from any person (other than Daniel or any of its affiliates) for a merger or other business combination, acquisition of a material amount of its assets or acquisition of more than 20% of its outstanding voting stock, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction. Notwithstanding the foregoing, prior to the vote of its stockholders for approval and adoption of the Merger Agreement, to the extent Bettis' Board of Directors determines, in good faith after consultation with outside counsel, that such actions are required by its fiduciary obligations, Bettis may furnish information to a third party in response to an unsolicited request therefor and may engage in discussion with such third party for the limited purpose of determining whether such proposal is a superior proposal. Either party may subsequently terminate the Merger Agreement if Bettis' Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger due to a superior proposal to the Merger. See "Terms of the Merger -- No Solicitation by Bettis".



         PAYMENT IN THE EVENT OF CERTAIN TAKEOVER PROPOSALS. Pursuant to the Merger Agreement, Bettis has agreed to pay Daniel a fee of $2,000,000 promptly
(a) upon the termination of the Merger Agreement by either Daniel or Bettis as a result of the withdrawal or modification by Bettis' Board of Directors of its approval or recommendation of the Merger Agreement due to a superior proposal to the Merger, or (b) if the stockholders of Bettis do not approve the Merger, and, after the date of the Merger Agreement and before its termination or within six months following the date of termination of the Merger Agreement, a takeover proposal for Bettis shall have been made, which takeover is ultimately consummated. In the event the Board of Directors of Daniel receives a takeover proposal involving Daniel because of which, in the exercise of its fiduciary obligations, the Daniel Board determines, in good faith after consultation with outside counsel, that it is necessary to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, the Merger Agreement provides that Daniel may terminate the Merger Agreement, provided the stockholders of Daniel shall not yet have voted upon the Merger and Daniel shall have paid $2,000,000 to Bettis. Daniel further agreed to pay $2,000,000 to Bettis if the stockholders of Daniel do not approve the Merger as a result of a hostile takeover of Daniel after the date of the Merger Agreement.


         TERMINATION OR AMENDMENT OF MERGER AGREEMENT. In addition to circumstances involving a takeover proposal of Bettis or Daniel as set forth above, the Merger Agreement may be terminated: (a) by mutual consent of Daniel and Bettis; (b) by either party if the stockholders of either Bettis or Daniel fail to approve the Merger and Merger Agreement; (c) by either party if the Merger is not effected on or before January 31, 1997; or (d) by either party if there has been a breach by the other party of any representation or warranty or a failure by the other party to perform in any material respect any of its covenants, agreements or obligations set forth in the Merger Agreement. The Merger Agreement may be amended or supplemented by an instrument in writing signed on behalf of each party, provided that after the Merger Agreement has been approved and adopted by the stockholders of Daniel and Bettis, it may be amended only as may be permitted under applicable law. See "Terms of the Merger -- Termination or Amendment of Merger Agreement".

         INDEMNIFICATION. The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of Bettis and its subsidiaries as provided in their respective certificates of incorporation or by-laws and indemnity agreements will continue in full force and effect in accordance with their terms as an obligation of the Surviving Corporation for a period of not less than five years from the Effective Time. Daniel also has agreed to cause to be maintained for a period of five years from the Effective Time (or such shorter period of time as shall be agreed to by certain named representatives of the indemnified parties) Bettis' directors' and officers' insurance to the extent that it provides coverage for events occurring at or prior to the Effective Time for all persons who were directors and officers of Bettis on September 17, 1996, or to cause to be provided a comparable arrangement. See "Terms of the Merger -- Indemnification".


         CONDUCT OF BUSINESS PRIOR TO THE MERGER Prior to the Effective Time, Daniel and Bettis have agreed to operate their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use all reasonable efforts to preserve intact their current business organizations. Bettis also has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (a) paying dividends or other distributions with respect to its capital stock, (b) issuing, delivering, selling, pledging or otherwise encumbering shares of its capital stock, (c) acquiring its own capital stock,
(d) amending its certificate of incorporation or by-laws, (e) incurring obligations for borrowed money, (f) paying or discharging any liabilities or obligations other than in the ordinary course of business, (g) changing any material accounting principle, and (h) selling, leasing, mortgaging, pledging, granting a lien or otherwise encumbering or disposing of properties or assets, with certain exceptions. In addition, Daniel has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (a) paying dividends or other distributions with respect to its capital stock, other than regular quarterly dividends, consistent with past practice, (b) issuing, delivering, selling, pledging or otherwise encumbering shares of its capital stock, (c) amending its certificate of incorporation or by-laws, and (d) changing any material accounting principle. See "Terms of the Merger -- Conduct of Business of Daniel and Bettis Prior to Merger."


         INTERESTS OF CERTAIN PERSONS. In considering the recommendation of the Board of Directors of Bettis with respect to the Merger, Bettis' stockholders should be aware that certain members of the Board of Directors and officers of Bettis have certain interests respecting the Merger separate from their interests as holders of Bettis Common Stock. See "The Merger -- Interests of Certain Persons in the Merger".


         EXPENSES. Each of Daniel and Bettis has agreed to pay or reimburse the other for its reasonable fees and expenses specifically related to the Merger, up to $300,000, if the Merger Agreement is terminated because (a) the stockholders of Daniel or Bettis, respectively, fail to approve the Merger and the Merger Agreement or (b) there has been a breach by Daniel or Bettis, respectively, of any representation or warranty or a failure by it to perform in any material respect any of its covenants, agreements or obligations set forth in the Merger Agreement.

         NO DISSENTERS' RIGHTS. Delaware law does not provide holders of Bettis Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger and the Merger Agreement with any appraisal rights or the right to receive cash for their shares of Bettis Common Stock, and Bettis does not intend to make available any such rights to its stockholders. See "The Merger -- No Dissenters' Rights".

COMPARATIVE RIGHTS OF STOCKHOLDERS OF DANIEL AND BETTIS

         The rights of holders of Bettis Common Stock are currently governed by Delaware law, Bettis' Certificate of Incorporation and Bettis' By-laws. Upon consummation of the Merger, holders of Bettis Common Stock will become holders of Daniel Common Stock, and their rights as holders of Daniel Common Stock will still be governed by Delaware law, but will then be governed by Daniel's Certificate of Incorporation and Daniel's By-laws, each as amended. There are various differences between the rights of Bettis stockholders and the rights of Daniel stockholders, including, among others, the required vote for certain business combinations and other significant matters. See "Comparative Rights of Stockholders of Daniel and Bettis".

AMENDMENT TO DANIEL'S CERTIFICATE OF INCORPORATION


         The Board of Directors of Daniel has recommended the adoption of an amendment to Daniel's Certificate of Incorporation that will increase the authorized shares of Daniel Common Stock from 20,000,000 shares to 40,000,000 shares. Based upon the number of shares of Daniel Common Stock and Bettis Common Stock outstanding on the Record Date, upon consummation of the Merger, 17,060,205 shares of Daniel Common Stock will be outstanding, including 4,920,392 shares issued to former Bettis stockholders, and 1,932,662 shares will be reserved for issuance in connection with Bettis stock options assumed by Daniel or pursuant to options or stock awards granted or to be granted by Daniel under existing employee or director-based plans, leaving only 1,007,133 shares of Daniel Common Stock authorized, unissued and available for future issuance if Daniel's Certificate of Incorporation is not amended as proposed hereby. Although Daniel has no present intention of issuing any of the unissued and unreserved shares of Daniel Common Stock, the Board of Directors believes that the proposed increase in the number of authorized shares would provide Daniel the flexibility to take advantage of potential future opportunities as they arise. See "Proposal to Amend Daniel's Certificate of Incorporation".

MARKET PRICE AND DIVIDEND INFORMATION

         Daniel Common Stock is traded on the NYSE under the symbol "DAN", and Bettis Common Stock is traded on the Nasdaq National Market under the symbol "BETT". The following table sets forth the range of high and low sale prices for Daniel Common Stock and Bettis Common Stock for the periods indicated, as reported on the NYSE and Nasdaq National Market, respectively.


                                                              Daniel                        Bettis(1)
                                              -------------------------------------   ---------------------

                                                                        Dividends
                                                 High         Low          Paid         High         Low
                                               --------     -------    ------------    -------     -------
 TWELVE MONTHS ENDED SEPTEMBER 30, 1995
     Quarter ended December 31, 1994 . . .    $    13.75   $   11.63   $     .045     $    4.00   $    2.63
     Quarter ended March 31, 1995  . . . .         15.50       12.63         .045          3.88        2.75
     Quarter ended June 30, 1995 . . . . .         16.50       13.75         .045          3.88        2.75
     Quarter ended September 30, 1995  . .         16.25       13.88         .045          4.38        3.50

 TWELVE MONTHS ENDED SEPTEMBER 30, 1996
     Quarter ended December 31, 1995 . . .         15.13       13.00         .045          5.38        3.88
     Quarter ended March 31, 1996  . . . .         15.38       12.50         .045          5.63        4.75
     Quarter ended June 30, 1996 . . . . .         16.63       13.38         .045          5.88        4.88
     Quarter ended September 30, 1996  . .         14.88       12.75         .045          7.50        5.00

 TWELVE MONTHS ENDED SEPTEMBER 30, 1997
     Quarter ended December 31, 1996
         (through November 5)  . . . . . .         13.13       12.63                       7.38        7.00


---------------

      (1) No cash dividends were declared or paid on the Bettis Common Stock during any of the calendar quarters indicated. If the Merger is not consummated, Bettis currently intends to retain any future earnings to fund operations and the continued development of its business, and, therefore, would not intend to pay any cash dividends in the forseeable future.

         On September 16, 1996, the last trading day prior to the announcement by Daniel and Bettis that they had reached an agreement concerning the Merger, the closing sale prices of Daniel Common Stock as reported by the NYSE and of Bettis Common Stock as reported by the Nasdaq National Market were $13.00 and $6.88 per share, respectively. Applying the .58 exchange ratio to Daniel's closing price of $13.00, each share of Bettis Common Stock would be valued at $7.54.


         On November 5, 1996, the closing sale prices of Daniel Common Stock as reported by the NYSE and of Bettis Common Stock as reported by the Nasdaq National Market were $12.75 and $7.13 per share, respectively.


         Following the Merger, Daniel Common Stock will continue to be traded on the NYSE under the symbol "DAN"; Bettis Common Stock will cease to be traded and there will be no further market for such stock.

                    DANIEL SELECTED FINANCIAL INFORMATION

                (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)


                                                       Nine Months
                                                      Ended June 30,                    Year Ended September 30,
                                                  ---------------------     ----------------------------------------------------
                                                    1996       1995           1995         1994       1993      1992      1991
                                                  --------  -----------     --------     --------   --------  --------  --------
    OPERATING RESULTS:
       Revenues . . . . . . . . . . . . .         $120,295     $123,063 (2) $168,560 (2) $203,766   $180,249  $210,362  $201,744
        Net income (loss)   . . . . . . .            7,496(1)    (7,823)(3)  (12,792)(3)    1,324      5,025     8,373    (1,969)
        Net income (loss) per common share .           .62         (.65)       (1.06)         .11        .42       .70      (.18)
        Cash dividends per share   . . . . .          .135         .135          .18          .18        .18       .18       .18
        Weighted average shares outstanding         12,097       12,036       12,048       12,030     11,991    11,960    10,925
    OTHER INFORMATION:
       Capital expenditures, excluding
          acquisitions  . . . . . . . . .           $4,159       $3,612       $4,794      $13,631    $11,793    $8,758   $11,538



                                                                                 September 30,
                                                     June 30,     -------------------------------------------------------------
                                                       1996         1995         1994          1993        1992        1991
                                                    ----------    ----------  ----------    ----------  ----------   ----------

 BALANCE SHEET INFORMATION:
     Working capital . . . . . . . . .              $   50,572    $   65,386  $   65,990    $   67,209  $   77,735   $   78,792
     Total assets  . . . . . . . . . .                 180,576       164,468     187,337       178,068     177,079      192,091
     Long-term debt (excluding current
       portion)  . . . . . . . . . . .                   5,715         8,572      11,429        14,286      17,143       20,000
     Stockholders' equity  . . . . . .                 113,715       109,320     121,880       121,050     120,427      113,343
     Current ratio   . . . . . . . . .                     1.9 (4)       2.5         2.4           2.8         3.3          2.5



-----------------------------------


(1) Net income for the nine months ended June 30, 1996 includes $1,288 attributable to gains on sales of non-manufacturing properties in Germany.



(2) On November 28, 1995, Daniel disposed of a product line, which for the nine months ended June 30, 1995 and for the year ended September 30, 1995 represented revenues of $20,362 and $27,746, respectively.


(3) The net losses for the nine months ended June 30, 1995 and fiscal 1995 were affected by charges for restructuring and other charges, inventory writedowns and losses on divestitures of assets aggregating $12,170 and $19,539, respectively. Additionally, on November 28, 1995, Daniel disposed of a product line, which, for the nine months ended June 30, 1995 and for the year ended September 30, 1995 represented net income
       (loss) of $1,155 and $(4,627), respectively.

(4) Reflects the acquisition of Spectra-Tek International Limited by Daniel in May 1996, the consideration for which was funded by short-term bank borrowing.

                    BETTIS SELECTED FINANCIAL INFORMATION

                (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)

                                                Six Months
                                              Ended June 30,                   Year Ended December 31, (1)
                                           --------------------   -----------------------------------------------------
                                              1996       1995       1995       1994       1993       1992       1991
                                           ---------   --------   --------   --------   --------   --------   ---------
 OPERATING RESULTS
   Revenues  . . . . . . . . . . . . . . . $  29,814  $  26,394   $  55,142  $  51,974  $  52,699  $  55,574  $  58,594
   Net income  . . . . . . . . . . . . . .     1,018        973       2,280      2,067      3,737      5,068      5,238
   Net income per common share   . . . . .      0.13       0.11        0.27       0.24       0.44       0.60       0.62
   Weighted average shares outstanding . .     8,611      8,499       8,536      8,480      8,480      8,480      8,480

 OTHER INFORMATION
   Capital expenditures, excluding
      acquisitions   . . . . . . . . . . .      $461       $546      $1,826     $1,816     $1,831     $1,279     $3,806




                                                                          December 31, (1)
                                         June 30,    ------------------------------------------------------------
                                          1996         1995         1994         1993         1992        1991
                                        ---------    --------     --------     --------      ------     ---------
 BALANCE SHEET INFORMATION:
     Working capital . . . . . . . . .  $  12,781    $   9,089    $   9,183    $   3,520   $   2,139    $   1,788
     Total assets  . . . . . . . . . .     60,448       45,876       44,625       39,278      36,285       44,621
     Long-term debt (excluding current
       portion) (2)  . . . . . . . . .     16,730        9,898       12,667          927       1,910        2,803
     Stockholders' equity  . . . . . .     21,933       20,809       18,461       19,891      17,337       17,999
     Current ratio   . . . . . . . . .        1.6          1.6          1.7          1.2         1.1          1.1


-----------------------


(1) Through May 20, 1994, Bettis was a wholly-owned subsidiary of Galveston-Houston Company ("GH"). On such date GH distributed to its stockholders 100% of the common stock of Bettis.


(2) The increase in long-term debt at June 30, 1996 resulted from borrowings to fund acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Bettis -- Liquidity and Capital Resources".

                           DANIEL AND BETTIS COMBINED
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

         The following unaudited pro forma financial information of Daniel and Bettis has been derived from the Daniel and Bettis Unaudited Pro Forma Financial Statements and related notes included elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Financial Information".

 OPERATING RESULTS:


                                           Nine Months Ended
                                                June 30,                   Year Ended September 30,
                                         ------------------------   -------------------------------------
                                           1996       1995            1995            1994         1993
                                         ---------  --------        ---------      ---------     --------
 Revenues  . . . . . . . . . . . . .     $ 181,169  $160,376        $ 218,961      $ 255,740     $ 232,948
 Net income (loss) . . . . . . . . .         8,010    (7,706)          (6,075)         3,391         8,762
 Net income (loss) per common
   share . . . . . . . . . . . . . .           .47      (.45)            (.36)           .20           .52
 Weighted average common shares
    outstanding  . . . . . . . . . .        17,091    16,965           16,999         16,949        16,910



 BALANCE SHEET INFORMATION:


                                                           June 30,
                                                             1996
                                                         -----------
 Total assets  . . . . . . . . . . . . . . . . .         $  259,530
 Long-term debt (excluding current portion)  . .             35,645
 Stockholders' equity  . . . . . . . . . . . . .            135,648

COMPARATIVE PER SHARE INFORMATION

   The following table sets forth (a) the historical income per common share, the historical book value per share data and the historical cash dividends per share for Daniel Common Stock; (b) the historical income per common and common equivalent share and the historical book value per share data of Bettis Common Stock (since becoming a public company, Bettis has not paid cash dividends on its common stock); (c) the unaudited pro forma income per share and the unaudited pro forma book value per share data for Daniel after giving effect to the proposed Merger on a pooling of interests basis; and (d) the unaudited pro forma income per common and common equivalent share and the unaudited pro forma book value per share attributable to .58 of a share of Daniel Common Stock that will be received by Bettis stockholders for each share of Bettis Common Stock. The information presented in the table should be read in conjunction with the unaudited pro forma financial statements and the separate historical consolidated financial statements of Daniel and Bettis and the related notes contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Daniel and Bettis Unaudited Pro Forma Financial Information", "Incorporation of Certain Documents by Reference" and the Bettis Consolidated Financial Statements.



                                                             Historical            Unaudited Pro Forma
                                                             ----------      -------------------------------

                                                                                                 Bettis
                                                                                                Pro Forma
                                                                                               Equivalent
                                                     Daniel       Bettis       Combined         Per Share
                                                     ------      ---------   ------------    ---------------
 INCOME (LOSS) PER COMMON SHARE:
 Nine months ended June 30, 1996 . . . . . . .   $      .62   $     .20        $   .47             $  .27
 Year ended September 30 for Daniel and
   December 31 for Bettis,
    1995 . . . . . . . . . . . . . . . . . . .        (1.06)        .27           (.36)              (.21)
    1994 . . . . . . . . . . . . . . . . . . .          .11         .24            .20                .12
    1993 . . . . . . . . . . . . . . . . . . .          .42         .44            .52                .30

 BOOK VALUE PER SHARE AS OF:
    June 30, 1996  . . . . . . . . . . . . . .   $     9.40     $  2.55        $  7.94            $  4.61
    September 30, 1995 for Daniel and
      December 31, 1995 for Bettis . . . . . .         9.07        2.44           7.66               4.44

 DIVIDENDS PER SHARE:
 Nine months ended June 30, 1996   . . . . . .   $     .135          --      $    .135            $  .078
 Fiscal year ended September 30,
    1995   . . . . . . . . . . . . . . . . . .          .18          --            .18               .104
    1994   . . . . . . . . . . . . . . . . . .          .18          --            .18               .104
    1993   . . . . . . . . . . . . . . . . . .          .18          --            .18               .104

                     GENERAL INFORMATION ABOUT THE MEETINGS

DATE, TIME AND PLACE OF SPECIAL MEETINGS


         The Daniel Special Meeting will be held at 2:00 p.m. on Thursday, December 12, 1996, at The Ritz Carlton Hotel, 1919 Briar Oak Lane, Houston, Texas. The Bettis Special Meeting will be held at 9:00 a.m., on Thursday, December 12, 1996, at the Omni Houston Hotel, Four Riverway, Houston, Texas.


RECORD DATE AND OUTSTANDING SHARES

         Only holders of record of Daniel Common Stock and holders of record of Bettis Common Stock at the close of business on November 5, 1996 are entitled to notice of, and to vote at, the Daniel Special Meeting and the Bettis
Special Meeting, respectively.


         At the close of business on the Record Date, there were 1,199 holders of record of Daniel Common Stock with 12,139,813 shares issued and outstanding and 1,468 holders of record of Bettis Common Stock with 8,483,435 shares issued and outstanding. Each share of Daniel Common Stock and Bettis Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.


PURPOSES OF THE SPECIAL MEETINGS


         The purposes of the Daniel Special Meeting are to consider and vote upon (i) a proposal to approve the Merger and the Merger Agreement, (ii) a proposal to approve an amendment to the Daniel Certificate of Incorporation to increase the authorized shares of Daniel Common Stock to 40,000,000 shares, and
(iii) such other matters as may properly be brought before the Daniel Special Meeting. The purposes of the Bettis Special Meeting are to consider and vote upon (i) a proposal to approve the Merger Agreement and (ii) such other matters as may properly be brought before the Bettis Special Meeting.


VOTE REQUIRED


         DANIEL. Daniel's By-laws provide that the presence at the Daniel Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Daniel Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Under Daniel's listing agreement with the NYSE, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Daniel Common Stock present, in person or by proxy, and entitled to vote at the Daniel Special Meeting. Under Daniel's Certificate of Incorporation, approval of the amendment to Daniel's Certificate of Incorporation to increase the number of authorized shares of Daniel Common Stock requires the affirmative vote of the holders of two-thirds of the shares of Daniel Common Stock outstanding on the Record Date. The amendment to Daniel's Certificate of Incorporation will not be effected unless the Merger and the Merger Agreement are approved and adopted by the stockholders of Daniel and the stockholders of Bettis. At the close of business on the Record Date, the directors and officers of Daniel and their affiliates held 1,662,648 shares of Daniel Common Stock, representing approximately 13.7% of the outstanding shares. Such persons have indicated to Daniel that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement and the amendment to the Certificate of Incorporation.



         BETTIS. Bettis' By-laws provide that the presence at the Bettis Special Meeting, in person or by proxy, of the holders of a majority of the Bettis Common Stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Under Delaware law, approval and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of the shares of Bettis Common Stock outstanding on the Record Date, or 4,241,718 shares. At the close of business on the Record Date, the directors and officers of Bettis and their affiliates, held 334,837 shares of Bettis Common Stock, representing approximately
3.9% of the outstanding shares. Such persons have indicated to Bettis that they intend to vote their shares in favor of the approval and adoption of the Merger Agreement.


VOTING AND REVOCATION OF PROXIES

         All properly executed proxies that are not revoked will be voted at the Daniel Special Meeting and the Bettis Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of Daniel Common Stock or a holder of Bettis Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "FOR" approval and adoption of the Merger and the Merger Agreement in accordance with the recommendation of the Daniel Board of Directors and the Bettis Board of Directors, respectively, and, in the case of Daniel, "FOR" approval of the amendment to Daniel's Certificate of Incorporation. Checking the abstention box on the proxy card or failing to return the proxy card has the same effect as voting against the proposals. A stockholder of Daniel or stockholder of Bettis who has executed and returned a proxy may revoke it at any time before it is voted at the respective Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Daniel or Bettis, as appropriate, stating that the proxy is revoked or by attending the Special Meeting and voting in person.


         Under applicable stock exchange rules, brokers will not be permitted to submit proxies authorizing a vote on the Merger and the Merger Agreement in the absence of specific instructions from beneficial owners. Broker non-votes and abstentions will have the effect of votes against the Merger and the Merger Agreement. Under Delaware law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the Daniel Special Meeting or the Bettis Special Meeting.


SOLICITATION OF PROXIES

         In addition to solicitation by mail, the directors, officers and employees of each of Daniel and Bettis may solicit proxies from their respective stockholders by personal interview, telephone, facsimile or otherwise. Daniel and Bettis will each bear the costs of the solicitation of proxies from their respective stockholders. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. Daniel and Bettis will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Daniel and Bettis also have engaged the services of Morrow & Co., a proxy solicitation firm, to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from their respective stockholders for an anticipated fee of approximately $6,000 from each company, plus out-of-pocket expenses.

OTHER MATTERS

         As of the date of this Joint Proxy Statement/Prospectus, the Daniel Board of Directors and the Bettis Board of Directors do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective Special Meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER


         The Merger Agreement provides that, at the Effective Time, Sub will merge with and into Bettis, with Bettis becoming the surviving corporation (the "Surviving Corporation"). Each outstanding share of Bettis Common Stock will be converted into the right to receive .58 of a share of Daniel Common Stock. After the Merger, Bettis will be a wholly-owned subsidiary of Daniel. See "Terms of the Merger -- Manner and Basis of Converting Shares".



         Based upon the number of shares of Daniel Common Stock and Bettis Common Stock outstanding as of the Record Date, 17,060,205 shares of Daniel Common Stock will be outstanding immediately following the Effective Time, of which 4,920,392 shares, representing 28.8% of the total, will be held by former holders of Bettis Common Stock.


BACKGROUND OF THE MERGER

         Over the past two years, Daniel has been in the process of carrying out a strategic plan and reorganization, which has included eliminating operating costs by reducing the number of employees and consolidating operating functions. The strategic plan has also included the sale of several of Daniel's non-core and underperforming operations and product lines.

         As part of the strategic plan, beginning in 1995 and continuing into 1996, Daniel began to pursue actively an acquisition program to add strategic operations. Daniel looked at many potential acquisitions of various sizes primarily involved in the manufacture of valves, pumps or meters. In February 1996, Daniel acquired Oilfield Fabricating & Machine, Inc., a Texas-based valve repair operation, and in May 1996, Daniel acquired Spectra-Tek International Limited, a U.K.-based supplier of data acquisition monitoring and control systems for worldwide industrial markets. In early 1996, William A. Griffin, III, President and Chief Executive Officer of Daniel, discussed with Simmons a potential merger with Bettis. Simmons also discussed a merger of Daniel and Bettis with Nathan M. Avery, Chairman of the Board of Bettis.

         In May 1996, Ronald C. Lassiter, Chairman of the Board of Daniel, and Mr. Avery had several discussions about a merger of the two companies and the strategic operating reasons for such a merger.


         On June 7, 1996, Messrs. Lassiter and Avery and Simmons met to discuss the earnings and balance sheet impact of a merger on Daniel and Bettis as well as the potential impact on Daniel Common Stock and the market for its shares. Later in June and continuing into July 1996, there were subsequent meetings and discussions between Messrs. Lassiter, Griffin, Avery and W. Todd Bratton, Chief Executive Officer of Bettis, about the strategic benefits of the proposed merger. Simmons also made presentations to members of the Boards of Daniel and Bettis to review the financial impact of a merger on Daniel's current and projected income statement and balance sheet.



         On July 29, 1996, Simmons made a detailed presentation to Daniel's Board of Directors. The presentation included a review of the operations, markets and financial performance of Bettis and the financial and operational impact of a merger with Bettis. At its meeting on July 30, 1996, Daniel's Board of Directors unanimously approved that Messrs. Lassiter and Griffin continue to attempt to negotiate a transaction.

         During the first week of August 1996, discussions were held among Messrs. Lassiter, Griffin, Avery and Bratton and Simmons to explore in more detail a potential merger between the companies and to discuss valuation issues.

         On August 21, 1996, the Board of Directors of Bettis met to discuss a term sheet delivered by Simmons on behalf of Daniel indicating that Daniel was interested in discussing a possible merger with Bettis pursuant to which Bettis stockholders would receive Daniel Common Stock. Simmons indicated that Daniel was proposing a transaction whereby Daniel would exchange .54 of a share of Daniel Common Stock for each share of Bettis Common Stock. The ratio was determined initially by Daniel based on discussions with Simmons. At the August 21 meeting, the Board of Directors of Bettis retained Jefferies to act as its financial advisor to undertake an analysis of the proposal. Mr. Bratton was authorized and directed to discuss with representatives of Daniel and Simmons the terms of an agreement. Mr. Avery directed Bettis' financial and legal advisors to evaluate the proposal and report to the Board of Directors the results of their evaluation for further consideration by the Board of Directors.

         During the last week of August and the first two weeks of September, representatives of Simmons and Jefferies exchanged information with respect to the companies and the legal advisors of Daniel and Bettis met to negotiate the terms of an agreement. During the second week of September, Messrs. Avery and Lassiter discussed increasing the proposed exchange ratio from .54 to .58.


         On September 16, 1996, the Board of Directors of Bettis again met with its financial and legal advisors to discuss the draft of the Merger Agreement and the revised proposal by Daniel whereby Daniel would exchange .58 of a share of Daniel Common Stock for each share of Bettis Common Stock. At such meeting the Board of Directors received the oral opinion of Jefferies (subsequently confirmed in writing) that, as of such date, the consideration to be received by the holders of Bettis Common Stock pursuant to the Merger was fair to such holders from a financial point of view. Bettis' Board of Directors unanimously approved the execution of the Merger Agreement, which provided that the Merger was subject to Daniel and Bettis satisfactorily completing due diligence.



         On September 16, 1996, Daniel's Board of Directors met to consider and to vote on entering into the Merger Agreement and received the oral opinion of Simmons (subsequently confirmed in writing) that, as of such date, the exchange ratio to be used in the Merger was fair to the holders of Daniel Common Stock from a financial point of view. Daniel's Board of Directors unanimously approved the execution of the Merger Agreement.


DANIEL'S REASONS FOR THE MERGER


         As previously discussed in "--Background of the Merger", Daniel has, from time to time, sought to identify suitable acquisitions to strengthen and expand its operations. Daniel's Board believes that the combination with Bettis will add a new and strategic product line into Daniel's marketing organization as well as open new marketing avenues for Daniel's existing product lines through Bettis' distribution network. Daniel's Board believes that the Merger will generate earnings and financial results that will enhance the overall value of Daniel for its stockholders and employees.


         Daniel's Board believes that the increased size of the combined company should provide increased market float for the Daniel Common Stock, expanded coverage by investment analysts and greater interest on the part of investors.

         In reaching its decision to approve the Merger Agreement, the Daniel Board considered the following factors, among others: (i) the recent and historical performance of the Daniel

Common Stock and the Bettis Common Stock, (ii) certain historical and prospective financial information of Bettis, (iii) an analysis of recent acquisitions in comparable industries and (iv) the terms of the Merger Agreement. Prior to taking action on the Merger Agreement, the Daniel Board received presentations from, and reviewed the terms and conditions of the Merger Agreement with, Daniel's management, legal counsel, and outside financial advisor. The Daniel Board considered a number of factors in addition to those discussed above and did not quantify or otherwise attempt to assign relative weights to the specific factors considered.

RECOMMENDATION OF DANIEL'S BOARD OF DIRECTORS


         For the reasons set forth under "--Background of the Merger" and "--Daniel's Reasons for the Merger", Daniel's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Daniel and the holders of Daniel Common Stock. DANIEL'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF DANIEL COMMON STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.



         In analyzing the Merger and the Merger Agreement, Daniel's Board of Directors was assisted and advised by Simmons, and, at the September 16, 1996 special meeting, the Daniel Board received an oral opinion, subsequently confirmed in writing, from Simmons that, as of the date of such opinion, the exchange ratio to be used in the Merger was fair, from a financial point of view, to the holders of Daniel Common Stock. See "--Opinions of Financial Advisors".


BETTIS' REASONS FOR THE MERGER

         The Board of Directors of Bettis believes that the terms of the Merger are fair to, and in the best interests of, Bettis and its stockholders and has unanimously approved the Merger Agreement and recommends its approval and adoption by Bettis' stockholders.

         In reaching its conclusion, the Bettis Board considered, among other factors;

         (i) Information concerning the financial performance and condition, business operations and prospects of each of Bettis and Daniel, and Bettis' projected future performance and prospects as a separate entity and on a combined basis with Daniel.

         (ii) The relatively low valuation multiples of Bettis Common Stock relative to other oil service companies. In this regard, Jefferies presented to the Board of Directors of Bettis various trading multiples of small, middle and large capitalization oil service companies, noting that middle and large capitalization companies trade at higher multiples on average than companies with market capitalization of less than $100 million, such as Bettis. Daniel and Bettis combined would have a substantially larger market capitalization that should benefit from higher trading multiples.

         (iii) Recent and prior market prices of the Bettis Common Stock and the Daniel Common Stock.

         (iv) Bettis' current total debt-to-total capitalization ratio of approximately 65% which the Board of Directors of Bettis believes may adversely affect Bettis' ability to fund its future growth prospects. Daniel and Bettis combined would have a total debt-to-total capitalization ratio of approximately 35%. The Board believes that this increased financial flexibility would substantially improve Bettis' ability to pursue growth opportunities.

         (v) The fact that, based on the exchange ratio and recent prices of Daniel Common Stock, the Merger would provide holders of Bettis Common Stock with the opportunity to receive a premium over prior market prices for the Bettis Common Stock.

         (vi) The larger size of the combined entity relative to Bettis' current market capitalization which should allow the current stockholders of Bettis significantly more liquidity in their investment in Bettis Common Stock.

         (vii) The terms of the Merger Agreement that permit the Bettis Board of Directors, in the exercise of its fiduciary duties and subject to certain conditions, to respond to inquiries regarding potential business combination transactions, to provide information to, and engage in discussions with, third parties making an unsolicited proposal to acquire Bettis in such a transaction and to terminate the Merger Agreement if the Bettis Board determines to recommend an alternative business combination transaction that it determines is superior to the Merger. In that regard, the Bettis Board of Directors noted that the Merger Agreement provides that if, under certain circumstances, the Merger Agreement is terminated, Bettis will be obligated to pay Daniel a $2,000,000 fee if a competing acquisition proposal is consummated. The Bettis Board did not view the termination fee provision of the Merger Agreement as unreasonably impeding any interested third party from proposing a superior transaction. See "Terms of the Merger -- Payments in the Event of Certain Takeover Proposals."

         (viii) The expectation that the Merger will afford the stockholders of Bettis the opportunity to receive Daniel Common Stock in a transaction that is non-taxable for federal income tax purposes.

         (ix) The financial analyses and opinion of Jefferies described below.

         In determining the Merger was fair to and in the best interest of Bettis' stockholders, the Bettis Board of Directors considered the factors above as a whole and did not assign specific or relative weights to such factors. The Bettis Board believes that the Merger is an opportunity for Bettis' stockholders to participate in a combined enterprise that has significantly greater business and financial resources than Bettis would have absent the Merger and to receive, on a tax-deferred basis, a premium for their Bettis Common Stock based on recent market prices.

RECOMMENDATION OF BETTIS' BOARD OF DIRECTORS


         For the reasons set forth under "--Background of the Merger" and "--Bettis' Reasons for the Merger", Bettis' Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Bettis and the holders of Bettis Common Stock. BETTIS' BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS
OF BETTIS COMMON STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.



         In analyzing the Merger and the Merger Agreement, Bettis' Board of Directors was assisted and advised by Jefferies, and, at the September 16, 1996 special meeting, the Bettis Board received an oral opinion, subsequently confirmed in writing, from Jefferies that, as of the date of such opinion, consideration to be received by the holders of Bettis Common Stock pursuant to the Merger was fair, from a financial point of view, to such holders. See "-- Opinions of Financial Advisors".

OPINIONS OF FINANCIAL ADVISORS

   DANIEL

         At its meeting on September 16, 1996, the Board of Directors of Daniel received the oral opinion of Simmons, which was subsequently confirmed in writing, to the effect that, as of such dates, the exchange ratio to be used in the Merger was fair to the holders of shares of Daniel Common Stock from a financial point of view. A copy of the opinion of Simmons is attached hereto as Appendix B. Holders of Daniel Common Stock are urged to read the opinion in its entirety for an explanation of the assumptions made, matters considered and limits of the Simmons review.

         In connection with rendering its oral advice and its subsequent written opinion, Simmons reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) the financial statements and other information concerning Daniel, including the Annual Reports on Form 10-K for each of the years in the three-year period ended September 30, 1995, the Quarterly Reports on Form 10-Q of Daniel for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996 and the Current Report on Form 8-K of Daniel related to events occurring on November 28, 1995; (iii) certain other internal information, primarily financial in nature, concerning the business and operations of Daniel furnished by Daniel for purposes of Simmons' analysis;
(iv) certain publicly available information concerning the trading of, and the trading market for, Daniel Common Stock; (v) certain publicly available information concerning Bettis, including the Annual Reports on Form 10-K of Bettis for each of the fiscal years in the two-year period ended December 31, 1995, the Quarterly Reports on Form 10-Q of Bettis for the quarters ended March 31, 1996 and June 30, 1996, and the Current Reports on Form 8-K related to events occurring on June 20, 1996, as amended, and July 9, 1996, as amended;
(vi) certain other internal information, primarily financial in nature, concerning the business and operations of Bettis furnished by Bettis for purposes of Simmons' analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, Bettis Common Stock;
(viii) certain publicly available information with respect to certain other companies that Simmons believed to be comparable to Daniel or Bettis and the trading markets for certain of such other companies' securities; (ix) certain publicly available information concerning the estimates of the future operating and financial performance of Daniel, Bettis and the comparable companies prepared by industry experts unaffiliated with either Daniel or Bettis; and (x) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Further, Simmons made such other analyses and examinations as deemed necessary or appropriate. Simmons also met with certain officers and employees of Daniel and Bettis to discuss the foregoing, as well as other matters believed relevant to the inquiry.

         In arriving at its opinion, Simmons assumed and relied upon the accuracy and completeness of all of the financial and other information provided by Daniel and Bettis, or publicly available, and did not attempt independently to verify any of such information. Based on the terms set forth in the Merger Agreement, Simmons also assumed that the proposed Merger would be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and would be treated as a pooling of interests for accounting purposes. Simmons did not conduct a detailed physical inspection of any of the assets, properties or facilities of Daniel or Bettis, nor did Simmons make or obtain any independent evaluations or appraisals of any of such assets, properties or facilities.

         In conducting its analysis and arriving at its opinion, Simmons considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Daniel and Bettis; (ii) the business prospects of Daniel and Bettis; (iii) the historical and current market for Daniel Common Stock, for Bettis Common Stock and for the equity securities of certain other companies believed to be comparable to Daniel or Bettis; (iv) the respective contributions in terms of various financial measures of Daniel and Bettis to the combined company, and the relative pro forma ownership of Daniel after the proposed Merger by the current holders of Daniel Common Stock and Bettis Common Stock; and (v) the nature and terms of certain other acquisition transactions that Simmons believed to be relevant. Simmons also took into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities valuation generally. Simmons' opinion necessarily was based upon conditions as they existed and could be evaluated on, and on the information made available at, the dates of its oral advice and written opinion.

         In evaluating the exchange ratio to be used in the Merger, Simmons conducted a variety of financial analyses with respect to Daniel and Bettis, including those described below:

         Valuation Multiple Analysis. Management of Bettis provided certain income statement information for Bettis which permitted the adjustment of Bettis' results for the trailing 12 month period ("TTM") period ended June 30, 1996 for the full-year effect of three acquisitions which occurred during 1996. Bettis management also provided 1996 projections adjusted to reflect the full-year effect of the three acquisitions, as well as balance sheet information which permitted the adjustment of Bettis' balance sheet to give effect to one acquisition which was completed after the date of the balance sheet in Bettis' most recent publicly available results. Simmons also determined the implied consideration to be received by the holders of Bettis Common Stock in the Merger (the "Implied Consideration") (obtained by multiplying the closing stock price for Daniel Common Stock of $13.00 on September 10, 1996 by the exchange ratio to be used in the Merger). Simmons calculated multiples of the Implied Consideration to Bettis' TTM earnings and cash flow per share and to its estimated earnings and cash flow per share for fiscal years 1996 and 1997, as estimated by Bettis' management, and multiples of Bettis' "Adjusted Market Value" (defined as the market value of the common equity plus the book value of total debt, less excess cash and cash equivalents) (for Bettis, this was calculated using the Implied Consideration) to its TTM revenues and its TTM earnings before depreciation, interest and taxes ("EBDIT"). For this purpose, cash flow per share was defined as earnings per share plus depreciation and amortization per share. These calculations resulted in ratios of the Implied Consideration to TTM earnings per share of 18.5x; to TTM cash flow per share of 8.4x; to projected fiscal 1996 earnings per share of 15.1x; to projected fiscal 1996 cash flow per share of 7.5x; to projected fiscal 1997 earnings per share of 11.2x; and to projected fiscal 1997 cash flow per share of 6.5x. Based on the Implied Consideration, the ratio of Adjusted Market Value to TTM revenues was 1.3x and the ratio of Adjusted Market Value to TTM EBDIT was 7.9x.

         Analysis of Selected Publicly-Traded Comparable Companies. Simmons reviewed certain publicly available financial information as of the most recently reported periods and stock market information as of September 10, 1996 for certain selected publicly traded companies in the oilfield service and equipment industry with revenues in the range of $75 to $800 million. For each comparable company, Simmons calculated multiples of stock price to TTM earnings and cash flow per share, and estimated earnings and cash flow per share for 1996 and 1997 (derived from estimates prepared by industry experts unaffiliated with Daniel or Bettis) and multiples of Adjusted Market Value to TTM revenues and EBDIT. An analysis of the multiples of stock price to TTM earnings per share, to estimated 1996 earnings per share and to estimated 1997 earnings per share yielded for Bettis 18.5x, 15.1x and 11.2x, respectively, at the Implied Consideration, and ranges of 11.9x to 37.4x, 12.2x to 24.3x, and 10.6x to 17.8x, respectively, for the comparable oilfield service and equipment companies. An analysis of the multiples of Adjusted Market Value to TTM revenues and EBDIT yielded 1.3x and 7.9x, respectively, for Bettis at the Implied Consideration, with ranges of 0.5x to 2.0x, and 5.7x to 15.2x, respectively, for the comparable oilfield service and equipment companies.

         Simmons also calculated multiples of Daniel's stock price at closing on September 10, 1996 to TTM earnings and cash flow per share, and estimated earnings and cash flow per share for 1996 and 1997, as estimated by Daniel management, and multiples of Adjusted Market Value to TTM revenues and EBDIT. An analysis of stock price to TTM earnings per share, to estimated 1996 earnings per share and to estimated 1997 earnings per share yielded 20.6x, 16.3x and 14.1x, respectively, for Daniel. Simmons compared these results with the ratios of the Implied Consideration to the TTM earnings per share, to estimated 1996 earnings per share and to estimated 1997 earnings per share which yielded 18.5x, 15.1x and 11.2x, respectively, for Bettis. An analysis of stock price to Daniel's TTM cash flow per share, to estimated 1996 cash flow per share and to estimated 1997 cash flow per share yielded 11.0x, 9.6x and 8.7x, respectively. Simmons compared these results to the ratios of the Implied Consideration to the TTM cash flow per share, to the estimated 1996 cash flow per share, and to the estimated 1997 cash flow per share which yielded 8.4x, 7.5x and 6.5x, respectively, for Bettis. An analysis of Adjusted Market Value to Daniel's TTM revenues and EBDIT yielded 1.1x and 8.8x, respectively. Simmons compared these results to the ratios of Adjusted Market Value at the Implied Consideration to TTM revenues and EBDIT which yielded 1.3x and 7.9x, respectively, for Bettis.

         Analysis of Selected Comparable Acquisition Transactions. Simmons reviewed transactions involving certain oil service companies. Simmons calculated the multiples of acquisition price to TTM revenues, TTM EBDIT, "Adjusted Book Value" (defined as the book value of shareholders' equity, plus the book value of total debt, less excess cash and cash equivalents) and TTM net income for such companies. These calculations yielded a range of acquisition price to TTM revenues of 0.5x to 1.9x, a range of acquisition price to TTM EBDIT of 5.6x to 14.9x, a range of acquisition price to Adjusted Book Value of 0.6x to 3.5x, and a range of acquisition price to TTM net income of 9.2x to 34.7x. Simmons compared the results of these calculations to multiples of Bettis' TTM revenues, TTM EBDIT, Adjusted Book Value and TTM net income (calculated using the Implied Consideration) which yielded 1.3x, 7.9x, 1.7x and 18.5x, respectively.


         Analysis of Valuation Multiples After Consolidation Benefits. Simmons adjusted the estimated revenues, EBDIT, net income and cash flow for 1996 and 1997, as provided by the managements of Daniel and Bettis, to reflect various levels of consolidation benefits from $1.0 to $3.0 million. Simmons calculated multiples of the Implied Consideration to adjusted estimated 1996 net income per share, to adjusted estimated 1997 net income per share, to adjusted estimated 1996 cash flow per share and to adjusted estimated 1997 cash flow per share: yielding 13.3x, 10.1x, 7.0x and 6.1x, respectively, with $1.0 million in consolidation savings; yielding 11.8x, 9.2x, 6.6x and 5.8x, respectively, with $2.0 million in consolidation savings; and yielding 10.6x, 8.5x, 6.2x and 5.5x, respectively, with $3.0 million in consolidation savings. Simmons also calculated the ratio of Adjusted Market Value at the Implied Consideration to adjusted estimated 1996 revenues, to adjusted estimated 1997 revenues, to adjusted estimated 1996 EBDIT and to adjusted estimated 1997 EBDIT: yielding 1.2x, 1.2x, 6.7x and 5.7x, respectively, with $1.0 million of consolidation savings; yielding 1.2x, 1.2x, 6.3x and 5.4x, respectively, with $2.0 million of consolidation savings; and yielding 1.2x, 1.2x, 6.0x and 5.1x, respectively, with $3.0 million of consolidation savings. Simmons compared these results to the valuation multiples of Daniel, to the valuation multiples of the selected publicly-traded comparable companies and to the valuation multiples of the selected comparable acquisition transactions discussed above.

         Pro Forma Combination Analysis. Simmons analyzed the effect of the Merger, assuming pooling of interests accounting treatment, on Daniel's estimated earnings per share and cash flow per share for 1996 and 1997. The analysis yielded earnings per share accretion and cash flow per share accretion for estimated 1996 of $0.12 per share and $0.22 per share, respectively, with $3.0 million of consolidation savings. The analysis yielded earnings per share accretion and cash flow per share accretion for estimated 1997 in the ranges of $0.14 to $0.21 per share and $0.22 to $0.29 per share, respectively, with $3.0 million of consolidation savings.

         Premium Analysis. Simmons calculated the premium to holders of Bettis Common Stock of the Implied Consideration to the closing stock price for Bettis Common Stock of $5 7/8 on September 10, 1996. Simmons calculated a premium to holders of Bettis Common Stock equal to 28.3% of the closing stock price for Bettis Common Stock on September 10, 1996.

         Simmons also analyzed average acquisition premiums for acquisitions of public companies in the period January 1, 1991 through September 10, 1996, focusing on completed transactions in the $50 to $200 million range. The average premium to the last closing price prior to announcement of such transactions during any year ranged from a low of 23.7% to a high of 38.8%, with the weighted average being 32.7%. Simmons compared these results with the premium for the Merger of 28.3%, based on a closing price of $5 7/8 per share for Bettis Common Stock and $13 per share for Daniel Common Stock on September 10, 1996.

         Relative Contribution Analysis. Simmons analyzed the relative contributions of Bettis and Daniel to the combined revenues, EBDIT, operating income, net income, and cash flow of the two companies, assuming completion of the Merger, based on TTM results and estimated results for 1996 and 1997 (without giving effect to any transaction adjustments). Simmons calculated contributions by Daniel to the various financial measures which ranged from a low of 63% to a high of 74% with a mean of 68%. Simmons also calculated the percentage of the combined companies' equity that would be held by current Daniel stockholders, assuming completion of the Merger, as 72% (using the exchange ratio to be used in the Merger) and compared such percentage with the foregoing contribution percentages.


         Exchange Ratio Profile. Simmons performed an analysis of the ratio of the market price of Bettis Common Stock to the market price of Daniel Common Stock during the period from June 1, 1996 through September 10, 1996. Simmons calculated the ratio of the Bettis Common Stock closing price for the last trading day of each week during that period to the Daniel Common Stock closing price for such day. This analysis implied an exchange ratio ranging from a high of 0.48 shares of Daniel Common Stock for each share of Bettis Common Stock to a low of 0.18 shares of Daniel Common Stock for each share of Bettis Common Stock, with an average during the TTM period ended September 10, 1996 of 0.37 shares of Daniel Common Stock for each share of Bettis Common Stock. Simmons also calculated the ratio of the Bettis Common Stock closing price on September 10, 1996 ($5 7/8 per share) to the Daniel Common Stock closing price on such day ($13 per share). This implied an exchange ratio of 0.45 shares of Daniel Common Stock for each share of Bettis Common Stock.


         The foregoing summary does not purport to be a complete description of the analyses performed by Simmons or its presentations to the Daniel Board.
The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Simmons believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Simmons, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Simmons and its opinion. Simmons made no attempt to assign specific weights to particular analyses. Any estimates contained in Simmons' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein.

         The Daniel Board selected Simmons as its financial advisor because Simmons is a nationally recognized investment banking firm specializing in service to the energy services industry with substantial experience in transactions similar to the Merger and is familiar with Daniel and its business. As part of its investment banking business, Simmons is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


         Pursuant to an engagement letter dated as of September 16, 1996, a fee of 1% of the transaction value, which is defined as all cash, notes, stock and other securities paid to Bettis stockholders in the Merger plus the amount of Bettis debt for borrowed money at the Effective Time, will be payable to Simmons upon consummation of the Merger for its services as financial advisor to Daniel in connection with the Merger. In addition, in the event that the Merger is not consummated because of a takeover proposal received by Bettis, Daniel has agreed to pay Simmons one-third of the $2,000,000 fee received by Daniel from Bettis (as described below). Daniel has also agreed to reimburse Simmons for its reasonable out-of-pocket expenses and to indemnify Simmons and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, related to or arising out of its engagement as financial advisor or its role in connection therewith.


         Simmons has previously rendered investment banking services to Daniel with respect to: performing a Strategic Study of the operating performance, competitive position and market outlook for Daniel's divisions and recommendations for an acquisition strategy; an attempted hostile takeover by Moorco International; the divestiture of Daniel Industrial, Inc. and certain non-core product lines and the acquisition of Spectra-Tek International Limited and of a valve manufacturer and refurbisher. Simmons received fees aggregating approximately $1,444,000 for such services. In addition, in the ordinary course of business, Simmons may actively trade the securities of Daniel and Bettis for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Simmons owns 62,500 shares of Bettis Common Stock, independent of its day-to-day trading operations.

   BETTIS

         The Bettis Board of Directors engaged Jefferies to act as the Board's financial advisor in connection with the transactions contemplated by the Merger Agreement. The Bettis Board of Directors instructed Jefferies, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to the holders of Bettis Common Stock, of the consideration to be received by such holders pursuant to the Merger and, in such regard, to conduct such investigations as Jefferies deemed appropriate for such purpose. No limitations were placed by the Board of Directors or management of Bettis with respect to the investigations made or the procedures followed by Jefferies in preparing and rendering its opinion, and Bettis and its management cooperated fully with Jefferies in connection therewith.

            At the September 16, 1996 meeting of the Board of Directors of Bettis, Jefferies rendered to the Board of Directors an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such dates and based on certain matters stated therein, the consideration to be received by the holders of Bettis Common Stock pursuant to the Merger was fair, from a financial point of view, to such holders. The exchange ratio on which the amount of such consideration is based was determined by the Boards of Directors of Bettis and Daniel, and Jefferies was not asked to, and did not, assist in determining same. Jefferies' opinion relates only to the fairness, from a financial point of view, to the holders of Bettis Common Stock, of the consideration to be received by such holders in connection with the Merger and does not constitute a recommendation to any stockholder of Bettis as to how such stockholder should vote at the Bettis Special Meeting. A copy of the opinion of Jefferies is attached hereto as Appendix C. Holders of Bettis Common Stock are urged to read the opinion in its entirety for an explanation of the assumptions made, matters considered and limits of the review undertaken by Jefferies.


            In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon the accuracy and completeness of all the financial and other information provided to it by Bettis' and Daniel's management or publicly available, and Jefferies did not assume any responsibility for the independent verification of such information. Jefferies did not conduct a detailed physical inspection of any of the properties or facilities of Bettis or Daniel, nor did Jefferies make or consider any independent evaluations or appraisals of any such properties or facilities. Pursuant to the terms of the Merger Agreement, Jefferies also assumed that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles.



         In rendering its opinion, Jefferies reviewed (i) the historical and current financial condition and results of operations of Bettis and Daniel;
(ii) certain non-public financial and non-financial information prepared by the management of Bettis and Daniel, which data was made available to Jefferies in its role as financial advisor to Bettis; (iii) published information regarding the financial performance and operating characteristics of a selected group of companies which it deemed comparable; (iv) business prospects of Bettis when taking into consideration the impact of the Merger; (v) the historical and current market prices for Bettis Common Stock and Daniel Common Stock and for the equity securities of certain other companies with businesses that Jefferies considered relevant to its inquiry; (vi) publicly available information, including research reports on companies Jefferies considered relevant to its inquiry; (vii) the respective contributions in terms of various financial measures of Bettis and Daniel to the combined company, and the relative pro forma ownership of Daniel after the proposed Merger by the current holders of Bettis Common Stock and Daniel Common Stock, and (viii) the nature and terms of other recent acquisition transactions in the oil service industry. Jefferies also discussed the past and current operations and financial conditions and the prospects of Bettis and Daniel with members of senior management of Bettis and Daniel and conducted such other investigations as it deemed appropriate.


         In evaluating the consideration to be paid in the Merger by Daniel, Jefferies performed a variety of financial and comparative analyses with respect to Daniel and Bettis, including those described below:

         Bettis Common Stock Performance. Jefferies' analysis of the performance of Bettis Common Stock consisted of an historical analysis of closing prices and trading volumes from May 11, 1994, the date the Bettis Common Stock commenced trading in connection with the spin-off from Galveston-Houston Company, to September 16, 1996, the last trading day prior to Bettis' announcement of the Merger. During the period, based on closing sale prices as reported by the Nasdaq National Market, Bettis Common Stock achieved a high of $6.875 per share and a low of $2.625 per share. For the one year and one month periods preceding September 16, 1996, Bettis Common Stock averaged $5.10 per share and $6.02 per share, respectively, based on daily closing sale prices as reported by the Nasdaq National Market. Jefferies observed that an implied proposal price of $7.54 per share (the "Implied Price") based upon the exchange ratio and Daniel's closing price of $13.00 per share on September 16, 1996 represented premiums of 48% and 25% to the average prices of Bettis Common Stock for the one year and one month periods preceding September 16, 1996, respectively.

         Comparable Company Analysis. Comparable company analysis examines a company's trading characteristics relative to a group of publicly traded peers. Jefferies analyzed the trading characteristics of companies in the industrial service and oil service industries. Companies in the industrial service group that were examined included Crane Co., Duriron Company, Inc., Goulds Pumps, Inc., Keystone International, Inc. and Watts Industries, Inc. (the "Industrial Peers"). Companies in the oil service group that were examined included Dreco Energy Services Ltd., Energy Ventures, Inc., Smith International, Inc. and Varco International, Inc. (the "Oil Service Peers"). The Industrial Peers and the Oil Service Peers (collectively, the "Comparable Companies") were selected based on general business, operating and financial characteristics representative of companies in industries in which Bettis and Daniel operate. Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies was as of the most recent financial statements publicly available for each company. Management of Bettis provided balance sheet information for Bettis which was adjusted to give effect to an acquisition completed after the date of the balance sheet in Bettis' most recent public filing. Market information used in calculating the ratios was as of September 13, 1996, unless otherwise noted. Earnings per share ("EPS") and cash flow per share ("CFPS") estimates for Bettis were provided by management of Bettis. EPS and CFPS estimates for Daniel were provided by Simmons in its role as financial advisor to Daniel. EPS and CFPS estimates for the Comparable Companies were obtained from publicly available research reports.


         Jefferies analyzed the relative performance and value for Bettis and Daniel compared to the Comparable Companies. Among the market trading information considered in the valuation analysis were the ratios of market
price to EPS estimates and market price to CFPS estimates for 1997.   This
analysis indicated that (i) the ratios of market price to 1997 EPS estimates for Bettis and Daniel were 9.2x and 12.6x, respectively, (ii) the median ratios of market price to 1997 EPS estimates for the Industrial Peers and the Oil Service Peers were 12.4x and 16.0x, respectively, (iii) the ratios of market price to 1997 EPS estimates for Bettis and Daniel using share prices for each company which were calculated based on the average of the daily closing prices for each of the trading days in the one month period preceding September 16, 1996 were 8.1x and 12.8x, respectively, (iv) the ratios of market price to 1997 CFPS estimates for Bettis and Daniel were 5.6x and 8.2x, respectively, (v) the median ratios of market price to 1997 CFPS estimates for the Industrial Peers and the Oil Service Peers were 8.1x and 11.3x, respectively and (vi) the ratios of market price to 1997 CFPS estimates for Bettis and Daniel using share prices for each company which were calculated based on the average of the daily closing prices for each of the trading days in the one month period preceding September 16, 1996 were 4.9x and 8.3x, respectively. Jefferies observed that the Implied Price implied ratios to 1997 estimates of EPS and CFPS for Bettis of 10.2x and 6.1x, respectively. Jefferies also observed that the implied proposal price based on the exchange ratio and the average of the daily closing prices for Daniel for each of the trading days in the one month period preceding September 16, 1996 implied ratios to 1997 estimates of EPS and CFPS for Bettis of 10.4x and 6.2x, respectively.


         No company included in the comparable company analysis as a comparison is identical to Bettis or Daniel. In evaluating the Comparable Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bettis or Daniel, such as the impact of competition on the business of Bettis and Daniel and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Bettis or Daniel or the industry or in the financial markets in general. Due to the inherent differences between the operations of Bettis or Daniel and the Comparable Companies, a purely quantitative mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

         Historical Market Price Ratio Analysis. Jefferies analyzed the historical ratios between the market prices for Bettis Common Stock and Daniel Common Stock from May 11, 1994, to September 16, 1996. Jefferies observed that the exchange ratio of 0.58 is higher than the historical ratio between Bettis Common Stock and Daniel Common Stock based on the closing sale prices on any trading day in the period. Jefferies also observed that for selected time periods, including the last twelve months, the period from January 1, 1996 to September 13, 1996, and the closing price on September 13, 1996, the average ratio was 0.36, 0.37 and 0.52, respectively.


         Comparable Transaction Analysis. Jefferies performed an analysis of several recent acquisition transactions ("Comparable Transactions") in the oil service industry with total transaction values (defined as the value of cash and securities paid plus the book value of total financial debt assumed less the amount of cash assumed) less than $175 million. This analysis indicated a median acquisition multiple of 5.9x the one year projected earnings before interest, taxes and depreciation and amortization ("EBITDA") of the targets in the Comparable Transactions. Jefferies observed that the Implied Price represents a multiple of 5.8x the 1997 projected EBITDA of Bettis as provided to Jefferies by management of Bettis.

         Premium Analysis. Jefferies analyzed implied share price premiums announced or paid in selected negotiated transactions announced or completed in the oil service industry since January 1, 1993. This analysis indicated that the median premiums to the targets' share prices for the one day, one week and four week periods prior to announcement of the transactions were 26%, 24%, and 31%, respectively, during this period. Jefferies observed that the Implied Price implied premiums to the share price of Bettis Common Stock for the one day, one week and four weeks prior to September 16, 1996 were 21%, 30% and 30%, respectively.


         Pro Forma Analysis of the Merger. Jefferies analyzed certain pro forma financial effects of the Merger assuming that the Merger was treated as a pooling of interests. Jefferies observed that, after the Merger, the pro forma company will have a ratio of total financial debt to total capitalization (defined as book value of total financial debt divided by the sum of book value of total financial debt and book value of total shareholders' equity) of 35% compared to 65% for Bettis alone, based on balance sheet information at June 30, 1996 provided to Jefferies by management of Bettis and adjusted to reflect the impact of an acquisition completed by Bettis after such date. Jefferies also observed that, assuming $1.5 million of cost savings and synergies, the issuance of Daniel Common Stock in the Merger would have an accretive effect on pro forma earnings per share to Daniel of approximately 2% for the calendar year 1996 and approximately 12% for the calendar year 1997.


         The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. In arriving at its opinion, Jefferies did not attribute any particular weight to any analysis or factors considered by it, but rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Jefferies believes that its analyses must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Jefferies, without considering all of such analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description.

         Jefferies is an investment banking firm with substantial experience in transactions similar to the Merger and is familiar with Bettis and its business. As part of its investment banking business, Jefferies is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         Bettis paid Jefferies a retainer of $50,000 upon the execution of an engagement letter and an additional $125,000 at the time Jefferies delivered its fairness opinion to the Board of Directors. Bettis also has agreed to reimburse Jefferies for its reasonable out-of-pocket expenses and to indemnify Jefferies against certain liabilities and expenses, including certain liabilities under U.S. federal securities laws, relating to or arising out of its engagement as financial advisor. If the Merger is consummated, Jefferies will receive a fee of 1% of the "aggregate consideration", less the $175,000 in fees previously paid by Bettis. The aggregate consideration will be based upon the value of the Daniel Common Stock received by the Bettis shareholders on the closing date of the Merger, calculated as if all shares of Bettis Common Stock on a fully diluted basis (including outstanding options) were converted in the Merger, plus the value of Bettis' long-term debt on the closing date of the Merger.

         Jefferies has previously rendered certain investment banking and financial advisory services to Bettis for which it has received customary compensation. In the normal course of its business, Jefferies trades in Bettis Common Stock for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position therein.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


         The following is a general summary of the material federal income tax consequences of the Merger to the holders of Bettis Common Stock and is based upon current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service (the "Service") and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules which may modify or alter the following discussion, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. HOLDERS OF BETTIS COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.


         Neither Daniel nor Bettis has requested a ruling from the Service in connection with the Merger. Daniel has received from its counsel, Fulbright & Jaworski L.L.P., an opinion to the effect that, for federal income tax purposes
(i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Daniel, Sub or Bettis as a result of the Merger. It is a condition to the obligation of Daniel to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Bettis has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that, for federal income tax purposes (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) each of Daniel, Sub and Bettis are parties to the reorganization within the meaning of Section 368(b) of the Code; and
(iii) no gain or loss will be recognized by the stockholders of Bettis upon the receipt by them of shares of Daniel Common Stock in exchange for their shares of Bettis Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Daniel Common Stock. It is a condition to the obligation of Bettis to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect.
Such opinions are subject to certain assumptions and based on certain representations of Daniel and Bettis and affiliates of Bettis. Bettis stockholders should be aware that such opinions are not binding upon the Service and no assurance can be given that the Service will not adopt a contrary position or that a contrary Service position would not be sustained by a court.

         Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following U.S. federal income tax consequences will occur:

                 (a) No gain or loss will be recognized by Daniel, Sub or Bettis by reason of the Merger;

                 (b) No gain or loss will be recognized by a holder of Bettis Common Stock who exchanges all of his or her shares of Bettis Common Stock solely for shares of Daniel Common Stock in the Merger;

                 (c) The aggregate basis of the shares of Daniel Common Stock to be received by a Bettis stockholder in the Merger (including any fractional share not actually received) will be the same as the aggregate basis of the shares of Bettis Common Stock surrendered in exchange therefor;

                 (d) The holding period of the shares of Daniel Common Stock to be received by a Bettis stockholder in the Merger (including any fractional share not actually received) will include the holding period of the shares of Bettis Common Stock surrendered in exchange therefor, provided that such shares of Bettis Common Stock are held as capital assets at the Effective Time; and

                 (e) Cash payments in lieu of a fractional share will be treated as if a fractional share of Daniel Common Stock had been received in the Merger and then redeemed by Daniel. Such a redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Bettis stockholder receiving cash in lieu of a fractional share will recognize gain or loss treatment upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the Bettis Common Stock is held as a capital asset at the Effective Time and the holding period for the fractional share (as described in paragraph (d) above) is more than one year.

ACCOUNTING TREATMENT


         The Merger will be accounted for using the pooling of interests method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the separate companies.


         Daniel has been advised by Daniel's independent accountants, Price Waterhouse LLP, that, subject to customary qualifications, the Merger will be properly accounted for as a pooling of interests in conformity with generally accepted accounting principles.

GOVERNMENTAL AND REGULATORY APPROVALS


         Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Daniel and Bettis filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC on October 2, 1996. The required waiting period under the HSR Act expired on November 1, 1996.

         At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Daniel to divest itself, in whole or in part, of Bettis or of other businesses conducted by Daniel. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Daniel and Bettis will prevail.

         Daniel and Bettis are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws of the various states.

NYSE LISTING

         As a condition to the closing of the Merger, the shares of Daniel Common Stock to be issued upon consummation of the Merger will be approved for listing on the NYSE, subject to official notice of issuance.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors of Bettis with respect to the Merger, Bettis' stockholders should be aware that certain members of the Board of Directors and officers of Bettis have certain interests respecting the Merger separate from their interests as holders of Bettis Common Stock, including those referred to below. In addition, Jefferies, Bettis' financial advisor, will receive additional compensation if the Merger is effected. See "-- Opinions of Financial Advisors."


         Election of Additional Officer and Directors of Daniel. At the Effective Time of the Merger, Ralph H. Clemons, Jr. and Richard L. O'Shields will resign from the Board of Directors of Daniel, and the Daniel Board of Directors will elect Nathan M. Avery and Thomas J. Keefe to fill the vacancies created thereby. Additionally, pursuant to the terms of the Merger Agreement, the directors of Daniel will take action to appoint Mr. Avery to the Executive Committee of the Board of Directors and Mr. Keefe to the Compensation Committee. Upon such election, Messrs. Avery and Keefe will be eligible to participate in Daniel's 1995 Non-Employee Directors' Stock Option Plan and will each receive an option to acquire 15,000 shares of Daniel Common Stock at an option price equal to the closing sale price on such date, which option will be subject to vesting over a three-year period. Mr. W. Todd Bratton, President and Chief Executive Officer of Bettis, will also be elected an Executive Vice President of Daniel.


         Stock Options. The 1994 Nonemployee Directors Stock Option Plan for Bettis provides that in the event of a "change of control" (as defined therein), the options granted with respect thereto will become fully vested and immediately exercisable. The Merger will constitute a "change of control" under such plan. As a result, Bettis' Options relating to an aggregate of 45,000 shares of Bettis Common Stock (equivalent to 26,100 shares of Daniel Common Stock) will become fully vested and immediately exercisable. In addition, certain severance agreements held by Mr. Bratton, Wilfred M. Krenek and Norman D. Quam provide for the acceleration of Bettis' Options granted such persons in the event of termination of their employment under conditions set forth in those agreements as provided below. See "Executive Compensation and Other Information of Bettis."

         Indemnification. Pursuant to the Merger Agreement, Daniel and Sub agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of Bettis and its subsidiaries as provided in their respective certificates of incorporation or bylaws and indemnity agreements will survive the

Merger, and Daniel shall cause the Surviving Corporation to continue such indemnification rights in full force and effect in accordance with their terms as an obligation of the Surviving Corporation for a period of not less than five years from the Effective Time. See "Terms of the Merger --
Indemnification".


         Severance Agreements. Bettis has entered into severance agreements with W. Todd Bratton, Norman D. Quam and Wilfred M. Krenek. Under the terms of the severance agreements, within 12 months after a "change of control" (as defined therein) and the occurrence of an involuntary termination of employment, Bettis will pay to the employee a lump sum cash payment equal to
(i) two years' salary in the case of Mr. Bratton or (ii) one year's salary in the case of Mr. Quam and Mr. Krenek. The Merger will constitute a "change of control" under the severance agreements. Upon involuntary termination as provided in the severance agreements, each of such employees will continue to be covered under Bettis' health and medical benefit plans, will receive all amounts payable under the Bettis management incentive compensation plan, and all stock options held by such employees will become immediately exercisable.


RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of Daniel Common Stock to be received by Bettis stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of Daniel Common Stock to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Bettis prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Daniel, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. It is a condition to consummation of the Merger that Bettis provide Daniel with a list of its affiliates and that such affiliates deliver a written undertaking to the effect that they will not dispose of any shares of Daniel Common Stock received pursuant to the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder.


         Under generally accepted accounting principles, the sale of Daniel Common Stock or Bettis Common Stock by an affiliate of either Daniel or Bettis within 30 days prior to the Effective Time or thereafter prior to the publication of financial results that include at least 30 days of combined operations of Daniel and Bettis after the Effective Time could preclude pooling of interests accounting treatment of the Merger.


NO DISSENTERS' RIGHTS

         Delaware law does not require that holders of Bettis Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger and the Merger Agreement be afforded any appraisal rights or the right to receive cash for their shares of Bettis Common Stock, and Bettis does not intend to make available such rights to its stockholders.

                              TERMS OF THE MERGER

         The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

         The Merger Agreement provides that the Merger will become effective at the effective time set forth in the certified copy of the Certificate of Merger issued by the Secretary of State of the State of Delaware with respect to the Merger. It is anticipated that, if the Merger Agreement is approved at the Daniel Special Meeting and the Bettis Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meetings or as soon as practicable thereafter.

MANNER AND BASIS OF CONVERTING SHARES

         The Merger Agreement provides that, at the Effective Time, each share of Bettis Common Stock issued and outstanding, other than shares held by Daniel or any wholly-owned subsidiary of Bettis or of Daniel (which shares will be canceled at the Effective Time and no payment shall be made with respect thereto), will be converted into the right to receive .58 of a share of Daniel Common Stock.

         As soon as practicable following the Effective Time, Daniel will cause Wachovia Bank of North Carolina, N.A., which will act as Exchange Agent for the Bettis Common Stock, to mail to each record holder of Bettis Common Stock immediately prior to the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Bettis Common Stock certificates for Daniel Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal also will be available following the Effective Time at the offices of the Exchange Agent. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF BETTIS PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

         No fraction of a share of Daniel Common Stock will be issued in the Merger. Each stockholder of Bettis otherwise entitled to a fraction of a share will, upon surrender of Bettis Common Stock certificates held by such holder, be paid an amount in cash equal to the value of such fractional share based upon the average of the daily closing sale price per share of Daniel Common Stock on the NYSE for the ten trading days next preceding the Effective Time. Alternatively, Daniel and Sub have the option of instructing the Exchange Agent to aggregate all fractional shares of Daniel Common Stock, sell such Daniel Common Stock in the open market and distribute to holders of fractional shares of Daniel Common Stock a pro rata percentage of the proceeds from such sale.
No interest will be paid on such amount and all shares of Bettis Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of Daniel Common Stock to be issued in the Merger.

         Until such time as a holder of Bettis Common Stock surrenders his or her outstanding stock certificate to the Exchange Agent, together with the letter of transmittal, the shares of Bettis Common Stock represented thereby will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of Daniel Common Stock into which such shares shall have been converted. Unless and until such outstanding certificates are surrendered, no dividends or other distributions payable to the holders of Daniel Common Stock, as of any time on or after the Effective Time, will be paid to the holders of such outstanding certificates. Upon surrender of the certificates previously representing Bettis

Common Stock, the holder thereof will receive certificates representing the number of shares of Daniel Common Stock to which he is entitled, cash in lieu of fractional shares, and the amount of any dividends or other distributions, if any, payable to holders of Daniel Common Stock on or after the Effective Time with respect to such shares, without interest thereon.

BETTIS OPTIONS

         Pursuant to the Merger Agreement, at the Effective Time, each option to purchase shares of Bettis Common Stock outstanding as of the date of the Merger Agreement ("Bettis Option") that remains unexercised in whole or in part will be replaced by a substitute option to purchase that number of shares of Daniel Common Stock determined by multiplying the number of shares of Bettis Common Stock subject to such Bettis Option by .58 and dividing the exercise price per share of such Bettis Option by .58. Each such substitute option will otherwise contain substantially the same terms and conditions as the Bettis Option it replaces.

         Based on the Bettis Options outstanding at the Record Date, and assuming none of the Bettis Options are exercised prior to the Effective Time, Daniel will be required at the Effective Time to reserve an aggregate of 452,980 shares of Daniel Common Stock for issuance upon exercise of Bettis Options assumed by the Surviving Corporation pursuant to the Merger.


         The assumption of the Bettis Options pursuant to the Merger Agreement will not affect the vesting schedules of any such options. The 1994 Nonemployee Directors Stock Option Plan, however, by its terms, provides that in the event of a "change of control" (as defined therein), the options granted with respect thereto will become fully vested and immediately exercisable. The Merger will constitute a "change of control" under such plan. As a result, Bettis Options relating to an aggregate of 45,000 shares of Bettis Common Stock (equivalent to 26,100 shares of Daniel Common Stock) will become fully vested and immediately exercisable. In addition, certain severance agreements held by Messrs. Bratton, Krenek and Quam provide for the acceleration of Bettis Options granted such persons in the event of termination of their employment under conditions set forth in those agreements. For information regarding the effect of the severance agreements on options held by those executive officers of Bettis, see "The Merger -- Interests of Certain Persons in the Merger."


EMPLOYEE MATTERS

         Pursuant to the Merger Agreement, Daniel may cause any Bettis employee benefit plan ("Bettis Plan") to be terminated or discontinued at or after the Effective Time, provided that, to the extent Daniel or its affiliates maintain a Daniel employee benefit plan ("Daniel Plan") of the same type for employees of Daniel or its affiliates, Daniel will take action to permit the Bettis employees participating in such terminated or discontinued Bettis Plan to thereafter participate in such Daniel Plan. If the Bettis Plan so terminated or discontinued is a group health plan, then Daniel must permit each Bettis employee (including dependents) participating in such group health plan to be covered under a Daniel Plan modified to the extent necessary to (i) provide medical and dental benefits to the Bettis employee and such eligible dependents effective immediately upon the cessation of coverage under the Bettis Plan,
(ii) credit to such Bettis employee, for the plan year during which such coverage under the Daniel Plan begins, with any deductibles and copayments already incurred during such year under the respective Bettis Plan, and (iii) waive any preexisting condition restrictions to the extent the restrictions were satisfied under the respective Bettis Plan. All service with Bettis and any subsidiary of Bettis prior to the Effective Time, and any other service recognized under the applicable Bettis Plans, will be credited to such employees for purposes of terms of employment and eligibility, vesting and benefit determination under the Daniel Plans (other than benefit accruals under any defined benefit pension plan).

CONDITIONS TO THE MERGER


         The Merger Agreement provides that the respective obligations of Daniel and Bettis to effect the Merger are subject to the satisfaction or waiver of the following conditions: (a) that the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Daniel and the stockholders of Bettis; (b) that the Daniel Common Stock issuable to the Bettis stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; (c) that the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (d) that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (e) that the Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; and (f) that there shall have been obtained any and all material permits, approvals and consents of securities or blue sky authorities of any jurisdiction as are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of Daniel.


         The Merger Agreement provides that the obligation of Daniel to effect the Merger is, at the option of Daniel, further subject to the satisfaction or waiver of the following conditions: (a) the agreements and covenants of Bettis to be complied with or performed on or before the Closing Date pursuant to the Merger Agreement shall have been duly complied with or performed in all material respects; (b) Bettis shall have furnished Daniel with certified resolutions of its Board of Directors and stockholders approving the Merger and an opinion of Vinson & Elkins L.L.P., counsel for Bettis, as to certain corporate matters of Bettis; (c) the representations and warranties of Bettis contained in the Merger Agreement (other than those made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date; (d) Daniel shall have received from persons, if any, as counsel for Bettis state may be "affiliates" of Bettis, within the meaning of Rules 144 and 145(c) of the Commission pursuant to the Securities Act, written undertakings to the effect that no disposition will be made by such persons of any shares of Daniel Common Stock received pursuant to the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; (e) Daniel shall have received an opinion of Fulbright & Jaworski L.L.P., counsel to Daniel, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of Bettis and Daniel as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Bettis, Sub or Daniel as a result of the Merger; (f) Daniel and Bettis shall have received a letter from Price Waterhouse LLP to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the Commission; (g) Daniel shall have received evidence that all approvals of governmental authorities and other third parties necessary for the consummation of the Merger have been obtained, except those that are not, individually or in the aggregate, material to Daniel or Bettis or the failure of which to have been received would not materially detract from the aggregate benefits to Daniel of the transactions reasonably contemplated by the Merger Agreement; (h) there shall not be pending or threatened by any governmental entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (1) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from Daniel or any of its subsidiaries any damages that are material in relation to Daniel and its subsidiaries taken as a whole, (2) seeking to prohibit or limit the ownership or operation by Bettis, Daniel or any of their respective subsidiaries of any material portion of their business or assets, or to dispose of or hold separate any material portion of their business or assets, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (3) seeking to impose limitations on the ability of Daniel or Sub to acquire or hold, or exercise full rights of ownership as to, any shares of Common Stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation or (4) seeking to prohibit Daniel or any of its subsidiaries from effectively controlling in any material respect the business or operations of Bettis or its subsidiaries; (i) Daniel shall have received an opinion from Simmons to the effect that the terms of the Merger are fair to the holders of Daniel Common Stock from a financial point of view; and (j) there shall not have occurred any material adverse change with respect to Bettis since the date of the Merger Agreement.

         The Merger Agreement provides that the obligation of Bettis to effect the Merger is, at the option of Bettis, further subject to the satisfaction or waiver of the following conditions: (a) the agreements and covenants of Daniel to be complied with or performed on or before the Closing Date pursuant to the Merger Agreement shall have been duly complied with or performed in all material respects; (b) Daniel shall have furnished Bettis with certified resolutions of its Board of Directors and stockholders approving the Merger and an opinion of Fulbright & Jaworski L.L.P., counsel for Daniel, as to certain corporate matters of Daniel; (c) the representations and warranties of Daniel contained in the Merger Agreement (other than those made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date; (d) Bettis shall have received an opinion of Vinson & Elkins L.L.P., counsel to Bettis, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of Daniel and Bettis as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) each of Daniel, Sub and Bettis are parties to the reorganization with the meaning of
Section 368(a) of the Code; and (iii) no gain or loss will be recognized by Daniel, Sub or Bettis as a result of the Merger; (e) the fairness opinion from Jefferies shall not have been revoked, modified or materially changed; and (f) there shall not have occurred any material adverse change with respect to Daniel since the date of the Merger Agreement.

REPRESENTATIONS AND WARRANTIES OF DANIEL AND BETTIS

         In the Merger Agreement, Daniel and Bettis have made various representations and warranties relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission and their financial statements contained therein, the status of various employee benefit plans, tax and environmental matters, the satisfaction of certain legal requirements for the Merger and the existence of certain litigation. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

CONDUCT OF BUSINESS OF DANIEL AND BETTIS PRIOR TO MERGER

         Pursuant to the Merger Agreement, Bettis agreed that, prior to the Effective Time, other than as expressly contemplated by the Merger Agreement or as previously disclosed to Daniel, or unless Daniel shall otherwise provide its prior written consent, (a) Bettis shall and shall cause its significant subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them, and (b) Bettis shall not, and shall not permit any of its subsidiaries to, (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Bettis to Bettis or a wholly-owned subsidiary of Bettis, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Bettis or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Bettis Common Stock upon the exercise of stock options outstanding on the date of the Merger Agreement); (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational document; (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to Bettis, except purchases of supplies and inventory in the ordinary course of business consistent with past practice; (v) sell, lease, mortgage, pledge, grant a lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale of buildings in Orville, Ohio and Glenrothes, Scotland, and (C) other immaterial transactions not in excess of $250,000 in the aggregate; (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Bettis, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to Bettis or a wholly-owned subsidiary of Bettis; (vii) make or incur any new capital expenditure, which, singly or in the aggregate with all other such expenditures, would exceed $500,000; (viii) make any material election relating to taxes or settle or compromise any material tax liability; (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Bettis included in its Commission filings or incurred in the ordinary course of business consistent with past practice; (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party; (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (xii) enter into any new collective bargaining agreement; (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission; (xiv) settle or compromise any litigation other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with Daniel, and, with respect to any such settlement, with the prior written consent of Daniel; (xv) authorize any of, or commit or agree to take any of, the foregoing actions;
(xvi) adopt or amend (except as may be required by law) any employee benefit plan, agreement, trust, fund or other arrangement, for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of Bettis or any of its subsidiaries, or, except as provided in an existing Bettis Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement; (xvii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement; or (xviii) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of Bettis set forth in the Merger Agreement becoming untrue.

         Pursuant to the Merger Agreement, Daniel agreed that, prior to the Effective Time, other than as expressly contemplated by the Merger Agreement or as previously disclosed to Bettis, or unless Bettis shall otherwise provide its prior written consent, (a) Daniel shall and shall cause each of its significant subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted; and
(b) Daniel shall not, and shall not permit any of its significant subsidiaries to, (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Daniel to Daniel or a wholly-owned subsidiary of Daniel or regular quarterly cash dividends declared or paid by Daniel consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Daniel or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (A) the issuance of Daniel Common Stock upon the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their current terms, or (B) the issuance of a number of shares of Daniel Common Stock, not to exceed 5% of the shares outstanding on the date of the Merger Agreement, in connection with the acquisition of assets or equity securities of other entities or businesses; (iii) amend its Certificate of Incorporation, By-laws, or other comparable charter or organizational document;
(iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (v) change any material accounting principle used by it, except as required by regulations promulgated by the Commission; (vi) authorize any of, or commit or agree to take any of, the foregoing actions; or (vii) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of Daniel or Sub set forth in the Merger Agreement becoming untrue.

CONDUCT OF BUSINESS OF THE COMBINED COMPANY FOLLOWING MERGER


         At the Effective Time of the Merger, Messrs. Clemons and O'Shields will resign from the Board of Directors of Daniel, and the remaining directors will elect Nathan M. Avery and Thomas J. Keefe to fill the vacancies created thereby. Additionally, pursuant to the terms of the Merger Agreement, the directors of Daniel will take action to appoint Mr. Avery to the Executive Committee of the Board of Directors and Mr. Keefe to the Compensation
Committee. Mr. W. Todd Bratton, President and Chief Executive Officer of
Bettis, will also be elected an Executive Vice President of Daniel.


         Sub will cease to exist after the Merger and Bettis will continue as a wholly-owned subsidiary of Daniel. Pursuant to the Merger Agreement, the Certificate of Incorporation of Bettis will be the Certificate of Incorporation of the Surviving Corporation, and the By-laws of Sub will be the By-laws of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time of the Merger, which will be James M. Tidwell, Michael R. Yellin and Thomas L. Sivak, will be the directors of the Surviving Corporation, and the officers of Bettis immediately prior to the Effective Time of the Merger, which are set forth under "Management -- Directors and Executive Officers " will be the officers of the Surviving Corporation.

         Each director and officer of Daniel and the Surviving Corporation will hold office in accordance with the Certificate of Incorporation and By-laws of Daniel and the Surviving Corporation, as the case may be, until their respective successors are duly elected or appointed and qualified. See "Management -- Directors and Executive Officers".

NO SOLICITATION BY BETTIS

         The Merger Agreement provides that Bettis will not, and will not permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of Bettis or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided that, prior to the vote of stockholders of Bettis for approval of the Merger and to the extent required by the fiduciary obligations of the Board of Directors of Bettis, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, Bettis may, in response to an unsolicited request therefor, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement. "Takeover proposal" is defined in the Merger Agreement as (i) any proposal, other than a proposal by Daniel or its affiliates, for a merger or other business combination involving Bettis, (ii) any proposal or offer, other than a proposal or offer by Daniel or its affiliates, to acquire from Bettis or any of its affiliates, directly or indirectly, an equity interest in Bettis or any subsidiary, any voting securities of Bettis or any subsidiary or a material amount of the assets of Bettis or (iii) any proposal or offer, other than by Daniel or its affiliates, to acquire from the stockholders of Bettis, by tender offer, exchange offer or otherwise, more than 20% of the outstanding shares of Bettis Common Stock. Notwithstanding the foregoing, Bettis may engage in discussions with any person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal (hereinafter defined). In addition, Bettis may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act, relating to tender offers.

PAYMENTS IN THE EVENT OF CERTAIN TAKEOVER PROPOSALS

         The Merger Agreement further provides that, except in connection with the termination of the Merger Agreement (i) by mutual consent of Daniel and Bettis, (ii) by reason of the stockholders of either company not having approved the Merger, (iii) because of a court or governmental agency order enjoining the Merger, (iv) because the Merger has not occurred by January 31, 1997 or (v) by Bettis because the results of its due diligence review of Daniel are not satisfactory, the Board of Directors of Bettis shall not (i) withdraw or modify in a manner adverse to Daniel or Sub the approval or recommendation by the Board of the Merger Agreement or the Merger or take any action having such effect or (ii) approve or recommend any takeover proposal.


         Notwithstanding the foregoing, in the event the Board of Directors of Bettis receives a "takeover proposal" that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a "superior proposal", the Board of Directors may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and may terminate the Merger Agreement, but only if the stockholders of Bettis have not yet voted upon the Merger and Bettis shall have paid $2,000,000 to Daniel. In the event the Board of Directors of Bettis (i) withdraws or modifies in a manner adverse to Daniel or Sub its approval or recommendation of the Merger Agreement or the Merger or take any action having such effect or (ii) approves or recommends any takeover proposal, Daniel may terminate the Merger Agreement, and Bettis must pay $2,000,000 to Daniel. The Merger Agreement defines a "superior proposal" as any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the shares of Bettis Common Stock then outstanding or all or substantially all the assets of Bettis, and otherwise on terms which a majority of the disinterested members of the Board of Directors of Bettis determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Daniel) to be more favorable to Bettis' stockholders than the Merger. Bettis has agreed to advise Daniel of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, of the material terms and conditions of any such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and of the identity of the person making any such inquiry or takeover proposal. In addition, in the event the stockholders of Bettis do not approve the Merger, and the Merger Agreement is terminated, Bettis agrees to pay Daniel $2,000,000 if, after the date of the Merger Agreement and before the termination of the Merger Agreement or within six months following the date of termination of the Merger Agreement, a takeover proposal shall have been made that is ultimately consummated.

         In the event the Board of Directors of Daniel receives a takeover proposal involving Daniel because of which, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on advice of outside counsel), it determines it is necessary to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, Daniel may terminate the Merger Agreement by advising Bettis that the Board of Directors of Daniel has received a takeover proposal which it has determined requires such action, specifying the material terms and conditions of such proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such proposal, but only if the stockholders of Daniel have not yet voted upon the Merger and Daniel shall have paid $2,000,000 to Bettis. Daniel further agreed to pay $2,000,000 to Bettis if the stockholders of Daniel do not approve the Merger as a result of a hostile takeover of Daniel after the date of the Merger Agreement. The Merger Agreement defines "takeover proposal involving Daniel" as (i) any proposal for a merger or other business combination involving Daniel, (ii) any proposal or offer to acquire from Daniel or its affiliates, directly or indirectly, an equity interest in Daniel or any subsidiary, any voting securities of Daniel or any subsidiary or a material amount of the assets of Daniel, or (iii) any proposal or offer to acquire from the stockholders of Daniel, by tender offer, exchange offer or otherwise, more than 20% of the outstanding Daniel Common Stock.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

         The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Daniel or the stockholders of Bettis: (a) by mutual consent of Daniel and Bettis; (b) by either Daniel or Bettis if (i) the stockholders of Bettis or Daniel fail to give any required approval of the Merger upon a vote at a duly held meeting; (ii) any court of competent jurisdiction or any governmental authority shall have issued an order permanently enjoining, restraining or otherwise prohibiting the Merger and such order shall have become final and nonappealable;

or (iii) the Merger has not been effected on or before January 31, 1997; and
(c) by either Daniel or Bettis if the other party breaches any of its representations or warranties in the Merger Agreement or fails to perform in any material respect any of its covenants, agreements or obligations thereunder; and (d) by either Daniel or Bettis prior to a specified date, if the results of its due diligence review of the other party were not satisfactory to it. The Merger Agreement also may be terminated as described above under "-- No Solicitation by Bettis" and "-- Payments in the Event of Certain Takeover Proposals".

         The Merger Agreement provides that it may be amended or supplemented by an instrument in writing signed on behalf of each party thereto, provided that after the Merger Agreement has been approved and adopted by the stockholders of Daniel and the stockholders of Bettis, it may be amended only as may be permitted by applicable provisions of Delaware law.

INDEMNIFICATION

         Pursuant to the Merger Agreement, Daniel and Sub agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of Bettis and its subsidiaries as provided in their respective certificates of incorporation or by-laws and indemnity agreements will survive the Merger, and Daniel shall cause the Surviving Corporation to continue such indemnification rights in full force and effect in accordance with their terms as an obligation of the Surviving Corporation for a period of not less than five years from the Effective Time. Daniel further agreed to either (i) cause to be maintained for a period of five years from the Effective Time (or such shorter period of time as shall be agreed to by Nathan M. Avery and Sheldon R. Erikson (or, upon the death of either, the sole survivor as representatives of the indemnified parties)) Bettis' current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring at or prior to the Effective Time of the Merger for all persons who were directors and officers of Bettis on the date of the Merger Agreement or
(ii) cause to be provided a comparable arrangement (which may include self-insurance by Daniel). Daniel guaranteed the payment by the Surviving Corporation of the full annual premium for such directors' and officers' insurance or comparable arrangement.

         In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then in each such case, proper provision must be made so that the successors and assigns of the surviving corporation, which shall be financially responsible persons or entities, assume the indemnification obligations.

EXPENSES

         Each of Daniel and Bettis has agreed to pay or reimburse the other for its reasonable fees and expenses specifically related to the Merger, up to $300,000, if the Merger Agreement is terminated because (a) the stockholders of Daniel or Bettis, respectively, fail to approve the Merger and Merger Agreement or (b) there has been a breach by Daniel or Bettis, respectively, of any representation or warranty or a failure by it to perform in any material respect any of its covenants, agreements or obligations set forth in the Merger Agreement.

            COMPARATIVE RIGHTS OF STOCKHOLDERS OF DANIEL AND BETTIS

         The rights of holders of Bettis Common Stock are currently governed by Delaware law, Bettis' Certificate of Incorporation and Bettis' By-laws. Upon consummation of the Merger, holders of Bettis Common Stock will become holders of Daniel Common Stock, and their rights as holders of Daniel Common Stock will be governed by Delaware law and Daniel's Certificate of Incorporation and By-laws. Set forth below is an explanation of material differences between the rights of holders of Bettis Common Stock and the rights of the holders of Daniel Common Stock.


SPECIAL VOTE REQUIRED FOR CERTAIN COMBINATIONS


         Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a corporation from engaging in a "business combination" (as hereinafter defined) with an "interested stockholder" (defined generally to mean a person who, together with his affiliates owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to the time of the business combination, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) as a result of the business combination, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) on or subsequent to the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination. The DGCL defines a "business combination" generally as:
(i) a merger or consolidation with the interested stockholder or with any other entity if the merger or consolidation is caused by the interested stockholder and Section 203 will not apply to the surviving entity, (ii) a sale or other disposition to or with an interested stockholder of assets with an aggregate market value greater than or equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (iii) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder; (iv) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.


         Section 203 applies to Bettis. However, the DGCL permits a corporation to elect not to be governed by Section 203 and Daniel's By-laws make such an election. Provisions similar to Section 203 are contained in Daniel's Certificate of Incorporation. Daniel's provisions differ from the DGCL by requiring a higher percentage of all stockholders' voting as a class to approve a Business Combination (as hereinafter defined) with a Beneficial Owner (as hereinafter defined). Pursuant to these provisions, a "Beneficial Owner" is defined generally to mean a corporation, person or entity who, together with its affiliates and associates, owns or has the right to acquire 5% or more of the outstanding voting stock of Daniel. The holders of at least 80% of the voting stock of Daniel, voting as a single class, must approve a Business Combination. The term "Business Combination" is defined generally to include any of the following transactions in which a Beneficial Owner is involved: (i) a merger or consolidation involving Daniel, (ii) a sale or lease of assets of all or substantially all of the assets of Daniel, or (iii) a sale or lease to Daniel or any subsidiary of Daniel of any assets having an aggregate fair market value of more than $1 million in exchange for voting stock (or securities convertible or exchangeable for voting stock) of Daniel or any subsidiary of Daniel by any other corporation, person or entity. The rules regarding certain Business Combinations do not apply if Daniel's Board of Directors approves a memorandum of understanding prior to the time such other corporation, person or entity becomes a Beneficial Owner of 5% or more of the outstanding shares of voting stock or to Business Combinations with a subsidiary of which Daniel owns greater than 50% of the voting stock.

VOTE REQUIRED FOR CORPORATE TRANSACTIONS AND OTHER MATTERS


         Under the DGCL, an amendment to the corporation's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class unless the corporation's certificate of incorporation provides for a higher percentage. The DGCL also provides that the holders of a majority of the outstanding stock of the corporation entitled to vote thereon must approve an agreement of merger or consolidation or the dissolution of a corporation.



         Article VII of Bettis' Certificate of Incorporation contains a provision requiring the vote of the holders of at least 80% of the outstanding voting stock of the corporation, voting together as a single class, to amend
Article VII or Article V of the Certificate of Incorporation. Article V of Bettis' Certificate of Incorporation generally refers to provisions relating to the classes, number, election, terms, removal of directors, the vote required to amend the By-laws and the requirement that stockholder actions be taken at meetings rather than by written consent.


         Daniel's Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the outstanding stock entitled to vote is required for amendments to Daniel's Certificate of Incorporation. The affirmative vote of the holders of at least 66 2/3% of the outstanding stock entitled to vote is also required for mergers, consolidations and dissolutions involving Daniel, unless the DGCL does not require a vote of the stockholders of Daniel for the approval of the merger or another corporation with or into Daniel. The DGCL does not require a vote of the Daniel stockholders for the consummation of the Merger. Daniel's Certificate of Incorporation contains a provision requiring the vote of the holders of at least 80% of the outstanding voting stock of the corporation to amend the special vote requirement for certain Business Combinations.

DISPOSITION OF ASSETS


         Under the DGCL, all sales, leases or exchanges of all, or substantially all, of the assets of a corporation must be authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Daniel's Certificate of Incorporation includes provisions that set higher voting requirements for asset sales and leases involving Business Combinations with Beneficial Owners. See "-- Special Vote Required for Certain Combinations" for a description of the higher voting requirements.


POWER TO AMEND BY-LAWS


         Under the DGCL, the power to adopt, amend or repeal by-laws of a corporation is vested in the authority of the stockholders entitled to vote, unless the corporation's certificate of incorporation confers such power upon its directors. However, power conferred shall not divest the stockholders of their power to adopt, amend or repeal the by-laws. Bettis' Certificate of Incorporation and By-laws provide that the By-laws may be amended (a) by the affirmative vote of a majority of the outstanding stock entitled to vote, voting together as a class, provided that, any amendment inconsistent with provisions relating to number, term, vacancies and removal of directors, requires the affirmative vote of 80% of the shares entitled to vote, or (b) by a majority of the members present at a regular or special meeting of the board of directors. Daniel's Certificate of Incorporation provides that the board of directors of Daniel shall have the power to adopt, amend or repeal the By-laws, subject to the right of the stockholders to amend the By-laws by a vote of the holders of not less than 80% of the shares entitled to vote at a meeting of the stockholders expressly called for that purpose.

QUORUM REQUIREMENTS FOR DIRECTORS' MEETINGS


         The DGCL provides that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the certificate of incorporation or by-laws require a greater or lesser number, provided that a quorum may not be less than one third of the full board of directors. Bettis' By-laws provide that one-third of the directors, but not less than three, shall constitute a quorum for the transaction of business at directors' meetings. Daniel's By-laws provide that a majority of the total number of directors shall constitute a quorum for the transaction of business.


REMOVAL OF DIRECTORS


         The DGCL and Daniel's Certificate of Incorporation provide that directors of Daniel may only be removed for cause by the holders of a majority of the shares then entitled to vote at an election of directors. Bettis' Certificate of Incorporation and By-laws provide that no director may be removed from office, except for cause and upon the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote for the election of directors.


DIRECTOR ELECTIONS, QUALIFICATIONS AND NUMBER

         The DGCL provides that the number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the by-laws, unless such number is changed by action of the majority of the directors.
Under the DGCL, a director need not be a stockholder to be qualified unless so required by the corporation's certificate of incorporation or by-laws. Regarding elections, Bettis' Certificate of Incorporation provides that directors are to be elected by a plurality vote of the stockholders. Daniel's By-laws provide that the vote of the holders of a majority of the shares present (in person or represented by proxy) at the meeting of stockholders and entitled to vote on the subject matter, including the election of directors, shall generally be required to constitute the act of the stockholders to elect directors. As to the number of directors, Bettis' Certificate of Incorporation provides for the number of directors to be not less than three, and Daniel's Certificate of Incorporation provides for the number of directors to be not less than nine, unless otherwise approved by the affirmative vote of not less than 80% of the number of directors in office at that time.

                     DANIEL SELECTED FINANCIAL INFORMATION


         The following selected financial information of Daniel, insofar as it relates to fiscal years 1993 through 1995, has been derived from audited financial statements, including the consolidated balance sheets at September 30, 1995 and 1994 and the related consolidated statements of operations and of cash flows for the three years ended September 30, 1995 and the related notes incorporated by reference herein. The selected financial information of Daniel for the nine months ended June 30, 1996 and 1995 has been derived from unaudited financial statements, which, in the opinion of Daniel, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.


         The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Daniel's annual report on Form 10-K for the year ended September 30, 1995 and its quarterly reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, each of which is incorporated by reference in this Joint Proxy Statement/Prospectus. (In thousands except per share amounts and ratios.)



                                            Nine Months
                                           Ended June 30,                      Year Ended September 30,
                                        --------------------      --------------------------------------------------
                                          1996        1995          1995         1994      1993      1992      1991
                                        --------    --------      --------     -------   --------  --------  --------
 OPERATING RESULTS:
    Revenues . . . . . . . . . . . .    $120,295    $123,063 (2)  $168,560 (2)  $203,766  $180,249  $210,362  $201,744
    Net income (loss)  . . . . . . . .     7,496(1)   (7,823)(3)   (12,792)(3)     1,324     5,025     8,373    (1,969)
    Net income (loss) per common share .     .62        (.65)        (1.06)          .11       .42       .70      (.18)
    Cash dividends per share                .135        .135           .18           .18       .18       .18       .18
    Weighted average shares outstanding   12,097      12,036        12,048        12,030    11,991    11,960    10,925
 OTHER INFORMATION:
    Capital expenditures, excluding
       acquisitions  . . . . . . . . .    $4,159    $  3,612        $4,794       $13,631   $11,793    $8,758   $11,538



                                                                              September 30,
                                         June 30,   -------------------------------------------------------------
                                          1996         1995         1994         1993        1992         1991
                                       -----------  ----------   ----------   ----------  ----------   ----------
 BALANCE SHEET INFORMATION:
     Working capital . . . . . . . . . $   50,572   $   65,386   $   65,990   $   67,209  $   77,735   $   78,792
     Total assets  . . . . . . . . . .    180,576      164,468      187,337      178,068     177,079      192,091
     Long-term debt (excluding current
       portion)  . . . . . . . . . . .      5,715        8,572       11,429       14,286      17,143       20,000
     Stockholders' equity  . . . . . .    113,715      109,320      121,880      121,050     120,427      113,343
     Current ratio   . . . . . . . . .        1.9(4)       2.5          2.4          2.8         3.3          2.5
-----------------------------------


(1) Net income for the nine months ended June 30, 1996 includes $1,288 attributable to gains on sales of non-manufacturing properties in Germany.


(2) On November 28, 1995, Daniel disposed of a product line, which for the nine months ended June 30, 1995 and for the year ended September 30, 1995 represented revenues of $20,362 and $27,746, respectively.


(3) The net losses for the nine months ended June 30, 1995 and fiscal 1995 were affected by charges for restructuring and other charges, inventory writedowns and losses on divestitures of assets aggregating $12,170 and $19,539, respectively. Additionally, on November 28, 1995, Daniel disposed of a product line, which, for the nine months ended June 30, 1995 and for the year ended September 30, 1995 represented net income
       (loss) of $1,155 and $(4,627), respectively.

(4) Reflects the acquisition of Spectra-Tek International Limited by Daniel in May 1996, the consideration for which was funded by short-term bank borrowing.

                     BETTIS SELECTED FINANCIAL INFORMATION

         The following selected financial information of Bettis, insofar as it relates to each of the three years 1993 through 1995, has been derived from audited financial statements, including the consolidated balance sheets at December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus. The selected financial information of Bettis for the six months ended June 30, 1996 and 1995 has been derived from unaudited financial information also appearing elsewhere in this Joint Proxy Statement/Prospectus and which, in the opinion of management of Bettis, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited interim periods. (In thousands except per share amounts and ratios.)




                                            Six Months
                                          Ended June 30,                   Year Ended December 31, (1)
                                        ------------------   -----------------------------------------------------
                                          1996       1995       1995       1994       1993      1992       1991
                                        --------   -------   ---------  ---------  ---------  ---------  ---------
 OPERATING RESULTS
     Revenues  . . . . . . . . . . . .  $29,814  $  26,394   $  55,142  $  51,974  $  52,699  $  55,574  $  58,594
     Net income  . . . . . . . . . . .    1,018        973       2,280      2,067      3,737      5,068      5,238
     Net income per common share   . .     0.13       0.11        0.27       0.24       0.44       0.60       0.62
     Weighted average shares outstanding  8,611      8,499       8,536      8,480      8,480      8,480      8,480

 OTHER INFORMATION
     Capital expenditures, excluding
       acquisitions  . . . . . . . . .     $461  $     546      $1,826     $1,916     $1,831     $1,279     $3,806



                                                                            December 31, (1)
                                         June 30,     ------------------------------------------------------------
                                          1996          1995         1994         1993         1992        1991
                                       ----------     --------     --------     --------      ------     --------
 BALANCE SHEET INFORMATION:
     Working capital . . . . . . . . .  $  12,781    $   9,089    $   9,183    $   3,520   $   2,139    $   1,788
     Total assets  . . . . . . . . . .     60,448       45,876       44,625       39,278      36,285       44,621
     Long-term debt (excluding current
       portion) (2)  . . . . . . . . .     16,730        9,898       12,667          927       1,910        2,803
     Stockholders' equity  . . . . . .     21,933       20,809       18,461       19,891      17,337       17,999
     Current ratio   . . . . . . . . .        1.6          1.6          1.7          1.2         1.1          1.1

----------------------------------


(1) Through May 20, 1994, Bettis was a wholly-owned subsidiary of GH. On such date GH distributed to its stockholders 100% of the common stock of Bettis.


(2) The increase in long-term debt at June 30, 1996 resulted from borrowings to fund acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Bettis -- Liquidity and Capital Resources".

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

POOLING OF INTERESTS

         The Unaudited Pro Forma Financial Statements (the "Pro Forma Statements") have been prepared assuming the Merger is accounted for as a pooling of interests. Accordingly, the Pro Forma Statements have been prepared as if Daniel and Bettis were combined as of the beginning of the earliest period presented.

         The Unaudited Pro Forma Balance Sheet as of June 30, 1996 and Unaudited Pro Forma Statements of Operations for the nine month periods ended June 30, 1996 and 1995, are based on the unaudited consolidated financial statements of Daniel and Bettis and include, in the opinion of Daniel's and Bettis' managements, all adjustments necessary to present fairly the results of such periods and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Daniel and Bettis. The Unaudited Pro Forma Statements of Operations for each of the three years in the period ended September 30, 1995 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of Daniel and the related notes incorporated by reference and the audited Consolidated Financial Statements of Bettis and the related notes included elsewhere in this Joint Proxy Statement/Prospectus.


         As a result of the differing year ends of Daniel and Bettis, results of operations for different year ends have been combined. Daniel's results of operations for years ended September 30, 1995, 1994 and 1993 have been combined with Bettis' results of operations for the years ended December 31, 1995, 1994 and 1993, respectively. Daniel's results of operations for the nine months ended June 30, 1996 and 1995 have been combined with Bettis' results of operations for the nine month periods ended June 30, 1996 and 1995, respectively, and accordingly, Bettis' operating results for the periods October 1, 1995 through December 31, 1995 and October 1, 1994 through December 31, 1994 are included in the Pro Forma Statements for the years ended
September 30, 1995 and 1994, and in the nine month periods ended June 30, 1996 and 1995, respectively. Revenues, net income and net income per share of Bettis were $14,735,000, $635,000, and $.08, respectively, for the period October 1, 1995 through December 31, 1995. Revenues, net income and net income per share were $13,215,000, $362,000, and $.04, respectively, for the period October 1, 1994 through December 31, 1994.


ACQUISITIONS


         On June 20, 1996, Bettis acquired all of the stock of Prime Actuator Control Systems Limited and Prime Actuator Control Systems, Inc. (collectively, "Prime") from Sooner Pipe and Supply Corporation for $4,000,000. The acquisition of Prime was accounted for under the purchase method of accounting. The Pro Forma Statements reflect Prime as if it had been acquired on October 1, 1994. Prime has historically used a July 31 year end for financial reporting purposes. Included in the Pro Forma Statements for the nine months ended June 30, 1996 and for the year ended September 30, 1995 are Prime's results of operations for the nine months ended April 30, 1996 and for the twelve months ended October 31, 1995, respectively. Revenues, net loss and net loss per share of Prime for the period August 1, 1995 through October 31, 1995 were immaterial.


         Bettis acquired all the stock of Shafer Valve Company ("Shafer") on July 9, 1996 from Valley City Steel Company pursuant to a stock purchase agreement with Valley City Steel Company, Shiloh Industries, Inc. and Shiloh Corporation (the latter two being the shareholders of Valley City Steel Company) (collectively referred to as "Valley City"). Bettis paid $13,200,000 in cash to Valley City for the shares of Shafer. The acquisition of Shafer was accounted for under the purchase method of accounting. The accompanying Unaudited Pro

Forma Statements of Operations for the nine month period ended June 30, 1996 and for the year ended September 30, 1995 reflect Shafer as if it had been acquired on October 1, 1994. Shafer has historically used an October 31 year end for financial reporting purposes. Included in the Pro Forma Statements for the nine month period ended June 30, 1996 and for the year ended September 30, 1995 are Shafer's results of operations for the nine months ended April 30, 1996 and for the twelve months ended October 31, 1995, respectively. Revenues, net loss and net loss per share of Shafer for the period August 1, 1995 through October 31, 1995 were immaterial.

         The Unaudited Pro Forma Balance Sheet as of June 30, 1996 includes the accounts of Bettis (which include Prime at such date) and reflect Shafer accounted for on a pro forma basis as if the acquisition had occurred on such date.

         The Pro Forma Statements have been prepared based upon certain assumptions and include adjustments as detailed in the Notes to Unaudited Pro Forma Financial Statements. Bettis has not completed all the evaluations necessary for the final purchase price allocations related to the acquisition of Shafer or Prime; accordingly, actual adjustments that reflect final evaluations of the purchased assets and assumed liabilities may differ from the pro forma adjustments.

DIVESTITURES

         As part of a restructuring plan adopted during Daniel's fiscal 1995, Daniel announced its intention to divest identified non-core product lines. On November 28, 1995, the net assets of its fastener subsidiary, Daniel Industrial, Inc. ("Industrial"), were sold to an investor group for $8,200,000 in cash and $9,948,000 in collateralized subordinated notes, discounted to $9,048,000. In the quarter ended September 30, 1995, Daniel recorded a pretax charge of $10,587,000 related to the divestitures of non-core assets, primarily the fastener group.

         The Unaudited Pro Forma Statement of Operations for the nine month period ended June 30, 1995, and year ended September 30, 1995, reflect the divestiture of Industrial as if it had occurred on September 30, 1994.

                         ----------------------------

         The Pro Forma Statements are presented for illustrative purposes only and are not necessarily indicative of actual results of operations or financial position that would have been achieved had the Merger been consummated at the beginning of the earliest period presented, or had the operations of Bettis, Shafer and Prime been consolidated during the periods presented. Neither are they necessarily indicative of future results.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                Daniel/                                             Pro Forma
                                       Daniel        Bettis     Bettis       Shafer      Prime       Adjustments    Combined
                                      --------      -------    --------      -------    -------      -----------    ---------
Revenues                              $120,295      $44,549    $164,844      $12,307    $ 4,018                     $181,169
                                      --------      -------    --------      -------    -------                     --------
Costs and expenses:
     Cost of goods sold                 75,235       29,307     104,542        8,877      3,737      $   (366)A      116,790
     Selling, general and
        administrative expenses         34,594       11,126      45,720        3,073      1,792           (41)A       49,980
                                                                                                         (294)B
                                                                                                         (270)C
     Gain on sale of assets             (2,684)                  (2,684)                                              (2,684)
     Interest expense                    1,378          816       2,194        1,225                      323 D        3,359
                                                                                                         (383)E
                                      --------      -------    --------      -------    -------      --------       --------
                                       108,523       41,249     149,772       13,175      5,529        (1,031)       167,445
                                      --------      -------    --------      -------    -------      --------       --------
Income (loss) before income tax
      expense (benefit)                 11,772        3,300      15,072         (868)    (1,511)        1,031         13,724


Income tax expense (benefit)             4,276        1,584       5,860         (205)                    (163)F        5,714
                                                                                                          222 G
                                      --------      -------    --------      -------    -------      --------       --------

Net income (loss)                     $  7,496      $ 1,716    $  9,212      $  (663)   $(1,511)     $    972       $  8,010
                                      ========      =======    ========      =======    =======      ========       ========
Earnings  per common share            $    .62                                                                      $    .47
                                      ========                                                                      ========
Average number of shares
      outstanding                       12,097                                                                        17,091
                                      ========                                                                      ========





       See accompanying Notes to Unaudited Pro Forma Financial Statements

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                Daniel/                                                    Pro Forma
                                       Daniel        Bettis     Bettis      Industrial  Shafer      Prime     Adjustments  Combined
                                      --------      -------    --------     ----------  -------    --------   -----------  ---------
Revenues                              $123,063      $39,609    $162,672     $(20,362)   $11,800    $  6,266                $160,376
                                      --------      -------    --------     --------    -------    --------                --------
Costs and expenses:
     Cost of goods sold                 81,174       25,687     106,861      (15,321)     9,406       4,449    $  (403)A    104,992
     Selling, general and
        administrative expenses         38,421       10,710      49,131       (3,306)     3,043       1,487        (71)A     49,752
                                                                                                                  (294)B
                                                                                                                  (238)C
     Restructuring and other
       charges                          12,330                   12,330                                                      12,330
     Losses on divestitures              1,371                    1,371                                                       1,371
     Interest expense                    1,520          902       2,422                   1,260          60        263 D      3,588
                                                                                                                  (417)E
                                      --------      -------    --------     --------    -------    --------    -------     --------
                                       134,816       37,299     172,115      (18,627)    13,709       5,996     (1,160)     172,033
                                      --------      -------    --------     --------    -------    --------    -------     --------
Income (loss) before
      income tax expense (benefit)     (11,753)       2,310      (9,443)      (1,735)    (1,909)        270      1,160      (11,657)

Income tax expense (benefit)            (3,930)         975      (2,955)        (580)      (569)                   (81)F     (3,951)
                                                                                                                   234 G
                                      --------      -------    --------     --------    -------    --------    -------     --------

Net income (loss)                     $ (7,823)     $ 1,335    $ (6,488)    $ (1,155)   $(1,340)   $    270    $ 1,007     $ (7,706)
                                      ========      =======    ========     ========    =======    ========    =======     ========
Loss per common share                 $   (.65)                                                                            $   (.45)
                                      ========                                                                             ========
Average number of shares
  outstanding                           12,036                                                                               16,965
                                      ========                                                                             ========




       See accompanying notes to Unaudited Pro Forma Financial Statements

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)




                                                                Daniel/                                                    Pro Forma
                                       Daniel        Bettis     Bettis      Industrial  Shafer      Prime     Adjustments  Combined
                                      --------      -------    --------     ----------  -------    --------   -----------  ---------
Revenues                              $168,560      $55,142    $223,702     $(27,746)   $16,462    $  6,543                $218,961
                                      --------      -------    --------     --------    -------    --------                --------
Costs and expenses:
     Cost of goods sold                109,588       35,882     145,470      (20,549)    12,479       4,908    $  (521)A    141,787
     Selling, general and
        administrative expenses         51,171       14,203      65,374       (4,317)     3,860       2,223        (54)A     66,410
                                                                                                                  (378)B
                                                                                                                  (298)C
     Restructuring and other
        charges                         12,330                   12,330                                                      12,330
     Losses on divestitures             11,958                   11,958       (9,528)                                         2,430
     Interest expense                    2,028        1,094       3,122                   1,695          70        360 D      4,674
                                                                                                                  (573)E
                                      --------      -------    --------     --------    -------    --------    -------     --------
                                       187,075       51,179     238,254      (34,394)    18,034       7,201     (1,464)     227,631
                                      --------      -------    --------     --------    -------    --------    -------     --------
Income (loss) before
     income tax expense (benefit)      (18,515)       3,963     (14,552)       6,648     (1,572)       (658)     1,464       (8,670)

Income tax expense (benefit)            (5,723)       1,683      (4,040)       2,021       (459)       (235)      (178)F
                                                                                                                   296 G     (2,595)
                                      --------      -------    --------     --------    -------    --------    -------     --------

Net income (loss)                     $(12,792)     $ 2,280    $(10,512)    $  4,627    $(1,113)   $   (423)   $ 1,346     $ (6,075)
                                      ========      =======    ========     ========    =======    ========    =======     ========

Loss per common share                 $  (1.06)                                                                            $   (.36)
                                      ========                                                                             ========
Average number of shares
        outstanding                     12,048                                                                               16,999
                                      ========                                                                             ========





       See accompanying Notes to Unaudited Pro Forma Financial Statements

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1994
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                           Daniel/                             Pro Forma
                                          Daniel          Bettis           Bettis            Adjustments       Combined
                                         --------         -------          --------          -----------       ---------
Revenues                                 $203,766         $51,974          $255,740                            $255,740
                                         --------         -------          --------                            --------
Costs and expenses:
     Cost of goods sold                   138,599          33,607           172,206                             172,206
     Selling, general and
        administrative expenses            61,120          13,853            74,973                              74,973
     Interest expense                       1,927           1,047             2,974                               2,974
                                         --------         -------          --------                            --------
                                          201,646          48,507           250,153                             250,153
                                         --------         -------          --------                            --------

Income before income tax expense            2,120           3,467             5,587                               5,587

Income tax expense                            796           1,400             2,196                               2,196
                                         --------         -------          --------                            --------
Net income                               $  1,324         $ 2,067          $  3,391                            $  3,391
                                         ========         =======          ========                            ========
Earnings per common share                $    .11                                                              $    .20
                                         ========                                                              ========
Average shares outstanding                 12,030                                                                16,949
                                         ========                                                              ========





       See accompanying Notes to Unaudited Pro Forma Financial Statements

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1993
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                           Daniel/                             Pro Forma
                                          Daniel          Bettis           Bettis            Adjustments       Combined
                                         --------         -------          --------          -----------       ---------
Revenues                                 $180,249         $52,699          $232,948                            $232,948
                                         --------         -------          --------                            --------

Costs and expenses:
     Cost of goods sold                   112,144          32,514           144,658                             144,658
     Selling, general and
        administrative expenses            57,935          13,200            71,135                              71,135
     Interest expense                       2,088             959             3,047                               3,047
                                         --------         -------          --------                            --------
                                          172,167          46,673           218,840                             218,840
                                         --------         -------          --------                            --------

Income before income tax expense            8,082           6,026            14,108                              14,108

Income tax expense                          3,057           2,289             5,346                               5,346
                                         --------         -------          --------                            --------

Net income                               $  5,025         $ 3,737          $  8,762                            $  8,762
                                         ========         =======          ========                            ========
Earnings per common share                $    .42                                                              $    .52
                                         ========                                                              ========
Average shares outstanding                 11,991                                                                16,910
                                         ========                                                              ========





       See accompanying Notes to Unaudited Pro Forma Financial Statements

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   Daniel/                                Pro Forma
                                         Daniel      Bettis        Adjustments      Bettis        Shafer     Adjustments   Combined
                                         ------      ------        -----------      ------        ------     -----------   --------
                                                                 ASSETS

Current assets:
     Cash and cash equivalents           $  7,460    $ 1,852                      $  9,312      $     2                  $  9,314
     Receivables, net of reserves          39,547     15,641                        55,188        2,996                    58,184
     Costs in excess of billings
         on uncompleted contracts           3,659                                    3,659                                  3,659
     Inventories                           44,879     14,386                        59,265        5,647                    64,912
     Deferred taxes on income               7,102                                    7,102        1,054     $   (301)I      7,855
     Other                                  3,647      2,042                         5,689          164                     5,853
                                         --------    -------                      --------      -------     --------     --------
         Total current assets             106,294     33,921                       140,215        9,863         (301)     149,777

Property, plant and equipment,
     net                                   54,873     15,575                        70,448        8,328                    78,776
Intangibles and other assets               19,409     10,952                        30,361       11,010      (10,394)J     30,977
                                         --------    -------      -------         --------      -------     --------     --------
                                         $180,576    $60,448      $     -         $241,024      $29,201     $(10,695)    $259,530
                                         ========    =======      =======         ========      =======     ========     ========

                                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable                       $ 22,037    $ 5,013                      $ 27,050                               $ 27,050
     Current maturities of
         long-term debt                     2,857      2,766                         5,623                                  5,623
     Accounts payable-Valley City                                                               $25,037     $(25,037)K
     Accounts payable                      14,229      4,879                        19,108          891                    19,999
     Accrued expenses                      16,599      8,482                        25,081        2,242         (524)L     26,799
                                         --------    -------                      --------      -------     --------     --------
         Total current liabilities         55,722     21,140                        76,862       28,170      (25,561)      79,471
Long-term debt                              5,715     16,730                        22,445                    13,200 M     35,645
Deferred taxes on income                    5,424        579                         6,003        2,697                     8,700
Other                                                     66                            66          405         (405)N         66
                                         --------    -------                      --------      -------     --------     --------
         Total liabilities                 66,861     38,515                       105,376       31,272      (12,766)     123,882
                                         --------    -------                      --------      -------     --------     --------

Stockholders' equity:
     Common stock, $1.25 par value         15,171                 $ 6,150 H         21,321                                 21,321
     Common stock, $.01 par value                         85          (85)H
     Common stock, $10.00 par value                                                                   1           (1)O
     Capital in excess of par value        90,955      5,777       (6,065)H         90,667                                 90,667
     Translation component                 (2,537)    (1,131)                       (3,668)                                (3,668)
     Retained earnings (deficit)           10,126     17,202                        27,328       (2,072)       2,072 O     27,328
                                         --------    -------      -------         --------      -------     --------     --------
         Total stockholders'equity        113,715     21,933                       135,648       (2,071)       2,071      135,648
                                         --------    -------      -------         --------      -------     --------     --------
                                         $180,576    $60,448      $     -         $241,024      $29,201     $(10,695)    $259,530
                                         ========    =======      =======         ========      =======     ========     ========



       See accompanying Notes to Unaudited Pro Forma Financial Statements

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

BASIS OF PRESENTATION


         On September 17, 1996, Daniel, Sub and Bettis entered into an Agreement and Plan of Merger providing for the merger of Sub with and into Bettis. Under the terms of the Merger Agreement, each outstanding share of Bettis common stock, $.01 par value, will be converted into the right to receive .58 of a share of Daniel Common Stock. The business combination will be accounted for using the pooling of interests method of accounting. There are no adjustments necessary to conform the accounting policies of Daniel and Bettis.


PRO FORMA ADJUSTMENTS

         The pro forma adjustments are summarized below:

         A. To record depreciation and amortization expense related to the preliminary allocation of the purchase price of Prime.

         B.      To adjust historical goodwill expense of Shafer.

         C. To record the effect of freezing the Shafer pension plan as of the date of acquisition of Shafer.

         D. To reverse the effects of historical interest expense related to intercompany debt of Prime with Sooner not assumed in the Prime acquisition and to record interest expense on the amount drawn down on Bettis' revolving credit facility in connection with the acquisition, net of cash available.

         E. To reverse the effects of historical interest expense related to intercompany debt of Shafer with Valley City not assumed in the Shafer acquisition and to record interest expense on the amount drawn down on Bettis' revolving credit facility in connection with the acquisition, net of cash available.

         F. To record the income tax benefit that would have been realized if Prime had been acquired at the beginning of the period presented.

         G. To record the income tax provision that would have been required if Shafer had been acquired at the beginning of the period.

         H. To give effect to the anticipated issuance of 4,920,392 shares of Daniel Common Stock and to the retirement of the Bettis Common Stock, based upon the exchange ratio of .58. The actual number of shares of Daniel Common Stock will be determined at the Effective Time.

         I. Deferred tax benefits relating to adjustments to pension and deferred compensation liabilities of Shafer.

         J. To adjust excess cost over net assets acquired for purchase of Shafer by Bettis.

         K. To eliminate intercompany accounts not assumed in the acquisition of Shafer.


         L. To adjust pension liability for freezing the Shafer pension plan effective as of date of the acquisition.

         M. To record increase in borrowings under Bettis' revolving line of credit as a result of the acquisition of Shafer and Prime.

         N. To adjust for deferred compensation plans not assumed in the acquisition of Shafer.

         O. To eliminate Shafer common stock and accumulated deficit at date of acquisition.

         There were no material transactions between Daniel and Bettis during the periods presented.

PRO FORMA EARNINGS (LOSS) PER SHARE

         The pro forma average common shares outstanding have been computed by adjusting the historical average outstanding common shares of Daniel for the shares assumed to be issued in exchange for the outstanding Bettis common shares and for the dilutive effect of common stock equivalents arising from the assumption of the Bettis options.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                     DANIEL

RESULTS OF OPERATIONS

   Nine Months Ended June 30, 1996 Compared to Nine Months Ended June 30, 1995

         Daniel operates in one business segment, the manufacture and sale of fluid measurement and flow control products and systems.

         Revenues for the nine months ended June 30, 1996 were $120,295,000 compared to $123,063,000 for the same period in 1995, inclusive of revenues from divested product lines of $4,815,000 and $24,975,000, respectively. The increase in current period revenues, exclusive of revenues from divested operations, over revenues of the prior period reflects improved demand for Daniel's products, particularly valves.


         The gross profit margin, exclusive of depreciation expense, for the nine months ended June 30, 1996, was 40% of revenues compared to 36% for the prior year. The gross profit margin, adjusted for divested operations and the charge for inventory write-downs recorded during the 1995 period, remained essentially unchanged at 42%



         Selling and administrative expenses ("S&A expenses"), exclusive of expenses of divested operations and depreciation and research and development expenses, were 27% of revenues in the current period, as compared to 30% of revenues in the prior period. The improvement is a result of revenues increasing at a higher rate than expenses.


         Depreciation and amortization expense decreased 14% to $5,031,000 for the nine months ended June 30, 1996 due primarily to the divestiture of assets during both the current and prior periods.

         Research and development expenses decreased 47% to $1,154,000 during the 1996 period compared to $2,165,000 in the prior period due primarily to completion of certain electronics projects.

         Interest expense decreased 9% to $1,378,000 in the current period due to lower average short-term and long-term debt levels.

         Results of operations for the nine months ended June 30, 1995 were impacted by restructuring and other charges of $12,330,000 which represent primarily accruals related to employee severance payments and to the impairment of assets.

         Daniel has not elected early adoption of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB No. 123"), which requires implementation for fiscal years beginning after December 15, 1995. Daniel will adopt FASB No. 123 for its year ending September 30, 1997. Daniel does not intend to elect expense recognition for stock options and, therefore, implementation will not materially affect its financial statements.


         While the original goals of Daniel's restructuring plan have been substantially achieved, management is continuing to evaluate certain operations, in part in light of the prospective consummation of the Merger. Management believes that there may exist additional opportunities to eliminate or combine certain operations, which measures, if undertaken, would, like the restructuring plan, be directed toward achieving more efficient and profitable operations. Any such measures, if taken, could in the future result in the identification of impaired assets or other write-downs that could have a non-recurring effect material to Daniel's results of operations in a particular future period or interim period. Management does not foresee the likelihood of any such actions that would have any material adverse effect on Daniel's financial position, liquidity or cash flows. In accounting for the Merger as a pooling of interests, Daniel will record as expense the transaction costs associated with the Merger, currently estimated at approximately $3,000,000, during the first quarter of fiscal 1997.


         Year Ended September 30, 1995 Compared to Year Ended September 30, 1994

         Revenues decreased 17% to $168,560,000 in 1995 from $203,766,000 in fiscal 1994. The decline was due to the inclusion in the prior year of revenues related to the construction of two large gas metering stations destined for the North Sea. In addition, during fiscal 1995 a competitive foreign market for valves and the divestiture of the energy fabrication business caused a decline in sales of valves and fabricated energy products, respectively, compared to fiscal 1994 levels. The decrease in revenues was partially offset by higher revenues from sales of fastener products due to price increases allowed by improved demand.

         The gross profit margin, exclusive of depreciation expense, for fiscal 1995 improved to 37% of revenues compared to 34% of revenues for fiscal 1994. The improvement was due in large part to a change in product mix toward sales of flow measurement products which earn higher margins than sales of flow measurement systems and higher margins on fastener products due to price increases. The improved gross profit margin was partially offset by a $3,785,000 charge for inventory write downs recorded in the second quarter of fiscal 1995 in connection with Daniel's decision, as part of its strategic restructuring plan, to focus on core product lines.

         S & A expenses, exclusive of depreciation and research and development expenses, declined 15% to $45,031,000 during fiscal 1995 due principally to the decrease in sales volume and the realization of benefits from the strategic restructuring program.

         Depreciation and amortization expense increased slightly to $7,545,000 in fiscal 1995 from $7,483,000 in fiscal 1994 due primarily to the amortization of intangible assets associated with an acquisition. The increase was partially offset by the discontinuation of depreciation and amortization of assets held for sale.

         Results of operations for fiscal 1995 include restructuring and other charges of $12,330,000 representing primarily accruals related to employee severance payments and the impairment of assets.

         In fiscal 1995, Daniel recorded losses aggregating $11,958,000 related to the divestiture of non-core product lines, primarily resulting from the divestiture of the fastener business.

         Research and development expenses declined 35% to $2,659,000 during fiscal 1995 compared to $4,094,000 in the prior year due primarily to reduced expenditures related to several electronic development projects.

         Daniel's backlog at September 30, 1995 of approximately $46,700,000 represented an increase of 40% from the balance at September 30, 1994 due primarily to a recovery in the level of backlog related to the valve business.

   Year Ended September 30, 1994 Compared to Year Ended September 30, 1993

         Revenues increased 13% to $203,766,000 during fiscal 1994 from $180,249,000 during fiscal 1993. Sales of flow measurement systems increased significantly during fiscal 1994 due primarily to construction of two gas metering stations destined for the North Sea. Sales of flow measurement products also increased reflecting increased demand for Daniel's metering and electronic products, primarily in foreign markets. Sales of pipeline valves decreased due to a more competitive worldwide market.


         Gross profit margin, exclusive of depreciation expense, declined to 34% of revenues for fiscal 1994 compared to 40% of revenues for fiscal 1993. A shift in product mix toward sales of flow measurement systems, which earn lower margins than sales of flow measurement products, pricing pressures in fiscal 1994 for pipeline valve and fastener products, and declines in operating efficiencies at both Daniel's valve and fastener operations, were the primary reasons for the margin decline.

         S&A expenses, exclusive of depreciation expense, increased to $53,176,000 for fiscal 1994 as compared to $49,120,000 for fiscal 1993 due to an increase in corporate expenses of $3,166,000 which resulted from a reduction of accruals during the 1993 fiscal year related to settled litigation.


         Research and development expenses decreased 23% to $4,094,000 during fiscal 1994 compared to $5,343,000 for fiscal 1993 due primarily to completion of certain electronics projects.

         Depreciation and amortization expense increased 14% to $7,483,000 for 1994 due to capital expenditures incurred in 1993.

         Interest expense decreased 8% to $1,927,000 during fiscal 1994 due to lower long-term debt levels which were partially offset by increased short-term borrowing levels.

         Backlog at September 30, 1994 was approximately $33,400,000 compared to $72,200,000 a year earlier. The decline in backlog was due in large part to inclusion in the prior year of an unusually large order for a flow measurement system in the amount of approximately $23,000,000.

IMPACT OF INFLATION

         An effect of inflation is to increase the prices of labor and raw materials used to manufacture Daniel's products, which may require periodic increases in the prices for those products to maintain gross profit margins. Although this principle impacts most manufacturers, management does not consider Daniel to have any unique difficulty in managing the effect of inflation on its business. Daniel utilizes the LIFO method of accounting for inventories which, in times of inflation, may have a significant impact on reported income.

LIQUIDITY AND CAPITAL RESOURCES

         The primary sources of Daniel's liquidity for the nine months ended June 30, 1996 were proceeds from the divestiture of certain product lines, proceeds from term loans, and cash and cash equivalents available at the beginning of the year. These funds were used primarily for capital expenditures, acquisitions, funding of operations, payments on short-term and long-term debt, and payment of dividends.

         Working capital decreased $14,814,000 from September 30, 1995 to $50,572,000 at June 30, 1996 due in part to the receipt of long-term notes received in partial consideration for the net assets of the fastener business, which were classified as "Assets Held For Sale" and included as current assets at September 30, 1995, and in part to the increase in short-term debt associated with acquisition of Spectra-Tek. Daniel considers its financial position to be strong with debt to total capitalization of 21%. Management believes its current ratio at June 30, 1996 of 1.9 to 1.0 is adequate to meet its needs for the foreseeable future.


         During the first nine months of 1996 and 1995, Daniel relied upon short-term borrowings under its bank lines of credit to meet its working capital requirements. At June 30, 1996, borrowings under these lines were $9,000,000 at a weighted average interest rate of 5.92%.



         In May 1996, Daniel borrowed Pound Sterling 8,400,000 ($13,037,000) for a period of six months at an interest rate for the first three months of 6.875%. The proceeds were primarily used to acquire Spectra-Tek. Daniel has both the intent and ability to refinance this loan.

         Capital expenditures for the nine months ended June 30, 1996 were $4,159,000. Daniel does not expect significant capital expenditures in the fourth quarter of fiscal 1996. Daniel continues to seek acquisitions that would build upon its market position in the manufacturing and marketing of fluid measurement and flow control products and systems.


         The primary sources of Daniel's liquidity for the year ended September 30, 1995, were internally generated funds, short-term borrowings, proceeds from divestitures of non-core product lines, proceeds from sales of investment securities and cash and cash equivalents available at the beginning of the year. These funds were used primarily for the acquisition of a product line, capital expenditures, payments on long-term debt and payments of dividends.


         Daniel's cash balance at September 30, 1995, was $3,895,000, an increase of $1,375,000 from September 30, 1994. Working capital at September 30, 1995 of $65,386,000 was relatively unchanged from the balance of $65,990,000 at September 30, 1994. Daniel considers its financial position to be strong, with a working capital ratio at September 30, 1995, of 2.5 to 1.0.

         During fiscal 1995, Daniel recorded pretax charges aggregating $28,073,000 related to divestitures of non-core product lines, and to restructuring and other charges. The non-cash portion of these charges was $20,982,000. The cash portion of these charges represented employee terminations and other costs aggregating $7,091,000, of which $4,556,000 was paid in fiscal 1995, and $2,535,000 was accrued at September 30, 1995 to be paid in fiscal 1996.

         Working capital at September 30, 1995, included $43,871,000 in inventory and deferred taxes on income which are not as liquid as other current assets.


         In fiscal 1995 and 1994, Daniel relied upon short-term borrowings under its bank lines of credit to supplement its working capital and other cash requirements. At September 30, 1995, Daniel had uncommitted short-term lines of credit aggregating approximately $45,000,000. At September 30, 1995, borrowings under these lines were $10,000,000 at a weighted average interest rate of 6.41%.

\                                     BETTIS


RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the relationship of selected items in the consolidated statements of operations as a percentage of net revenues.


                                               SIX MONTHS
                                              ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                            -----------------           ---------------------------------
                                             1996       1995             1995           1994        1993
                                            ------     ------           ------         ------      ------
 Net revenues  . . . . . . . . . . . .      100.0%     100.0%           100.0%         100.0%      100.0%
 Manufacturing and direct expenses . .        66.6       65.2             65.1           64.7        61.7
                                            ------     ------           ------         ------      ------
 Gross margin  . . . . . . . . . . . .        33.4       34.8             34.9           35.3        38.3
 Selling, general and administrative
   expenses  . . . . . . . . . . . . .        24.1       26.9             25.8           26.1        24.8
                                            ------     ------           ------         ------      ------
 Operating income  . . . . . . . . . .         9.3        7.9              9.1            9.2        13.5
 Interest expense  . . . . . . . . . .        (1.8)      (2.2)            (2.0)          (2.0)       (1.8)
 Other income (expense)  . . . . . . .         (.5)        .5               .1            (.5)        (.3)
                                               ----     -----          -------        -------     -------
 Earnings before income tax provision          7.0        6.2              7.2            6.7        11.4
 Income tax provision  . . . . . . . .         3.4        2.5              3.1            2.7         4.3
                                            ------      -----           ------         ------      ------
 Net earnings  . . . . . . . . . . . .         3.6%       3.7%             4.1%           4.0%        7.1%
                                            ======      =====           ======         ======       =====


Six Months Ended June 30, 1996 as Compared to the Six Months Ended June 30,
1995

         Revenues for the six-month period ended June 30, 1996 totaled $29,814,000 as compared to $26,394,000 for the same period in 1995, reflecting an increase of $3,420,000, or 13.0%. The increase was due principally to increased revenues from Bettis' United States and European operations and revenues of $159,000 from the operations of Dantorque A/S ("Dantorque"), Prime Actuator Control Systems, Ltd. ("Prime UK") and Prime Actuator Control Systems, Inc. ("Prime Inc."), which were acquired in June 1996.

         Gross margin as a percentage of revenues was 33.4% and 34.8% for the six-month periods ended June 30, 1996 and 1995, respectively. The margin decrease was due principally to a change in the mix of products to ones carrying a lower margin.

         Interest expense for the six months ended June 30, 1996 decreased by $37,000 from the same period in 1995 principally due to decreased borrowings of Bettis in the first quarter of 1996. Other income decreased by $287,000 due principally to non-cash foreign exchange losses.

         The effective tax rates for the six months ended June 30, 1996 and 1995 were 47.9% and 40.8%, respectively. The principal reason for the difference between the statutory rate of 34% and the effective tax rate was the effect of state income taxes and losses from operations at Bettis' French subsidiary for which no tax benefit was available.

Comparison of the Results of Operations for the Years Ended December 31, 1995, 1994 and 1993

         Net revenues for the year ended December 31, 1995 increased by $3,168,000, or 6.1% over the same period in 1994. This increase was due principally to increased sales of $4,761,000 from the United States operations, including $1,992,000 from the Bettis Electric Division which was acquired in August 1994. The United States operations benefitted from a strong petrochemical and chemical marketplace for their products. This increase offset a decline in revenues from Bettis's European operations which was due to strong competition from Italian actuator manufacturers and a depressed oil and gas market in the North Sea.

Revenues for the year ended December 31, 1994 decreased by $725,000 from the 1993 period due to lower sales by the United States operations principally due to reduced project work in the construction and retrofit of plants in the petrochemical and chemical industry.

         Gross margin as a percentage of revenues was 34.9%, 35.3%, and 38.3% for the periods ended December 31, 1995, 1994 and 1993, respectively. The decrease in gross margin between the 1995 and 1994 periods was due to increased depreciation expense principally on the acquisition noted above. The gross margin decrease from 1993 to 1994 was due to the lower sales noted above and lower margins attributable to the types of products sold.

         Selling, general and administrative expense increased by $670,000 between 1995 and 1994 and by $513,000 between 1994 and 1993. The increases were primarily due to the additional expenses of the Electric Division which was acquired in August 1994 and increased sales expenses of the foreign sales offices.

         Interest expense for the year ended December 31, 1995 increased by $47,000 from the same period in 1994 due principally to higher short term working capital borrowings by Bettis's foreign subsidiaries. The 1994 increase from 1993 of $88,000 was due to increased borrowings resulting from the acquisition of the assets of the electric actuator subsidiary.

         The effective tax rate in 1995, 1994 and 1993 was 42.5%, 40.4% and 38.0%, respectively. The principal reasons for the difference between the United States statutory federal income tax rate of 34% and the effective tax rate was the effect of state income taxes and foreign taxes in excess of the United States federal income tax rate.

LIQUIDITY AND CAPITAL RESOURCES

         Cash used in operations was $532,000 for the six months ended June 30, 1996 as compared to cash provided from operations in the same 1995 period of $1,259,000.

         Net cash provided from operations in 1995 was $3,752,000 compared to $5,684,000 in 1994, a decrease of $1,932,000. This decrease was due principally to an increase in accounts receivable and inventories attributable to the increase in sales in the last quarter of the year which was partially offset by an increase in accounts payable.


         Net cash used in investing activities was $1,695,000 and $5,282,000 in 1995 and 1994, respectively. The amount for 1995 principally represented capital expenditures. In 1994, cash was principally used for the purchase of the assets of the True Torq Division of Ruthman Pump and Engineering Inc. ("True-Torq"), to purchase land from GH and for capital expenditures.



         Additional cash used in 1995 of $3,324,000 was principally for payments of long and short term indebtedness. In 1994, cash provided from operations and additional borrowings were used to pay for the items noted above and to repay notes and to pay a dividend to GH.


         Working capital at June 30, 1996 was $12,781,000. This was an increase of $3,692,000 from December 31, 1995 and was due principally to the earnings of Bettis and an increase in inventory due to projects to be shipped in the third quarter of 1996.

         At June 30, 1996, Bettis had a credit agreement with a bank for a term loan facility, a $10,000,000 revolving credit facility and a $2,000,000 foreign exchange facility. The term loan had an outstanding balance of $6,000,000 at June 30, 1996, bears interest at the rate of 5.95% per annum and matures on April 30, 1999. Principal in the amount of $500,000 plus interest is payable quarterly. The revolving credit facility had an outstanding balance of $9,200,000 at June 30, 1996. Interest on the revolving credit facility is payable quarterly and is adjusted quarterly based on Bettis' ratio of total funded debt to earnings before interest, taxes, depreciation and amortization. Interest rates range, at Bettis' option, from LIBOR plus 0.75% or Prime Rate less 0.50% for a ratio of 1:1 or less to LIBOR plus 1.50% or Prime Rate for a ratio of 3:1 or above. Bettis pays a quarterly fee of 3/16% for the unused portion of the revolving credit facility plus a 1% fee for letters of credit outstanding other than Canadian letters of credit and a fee of 0.75% for Canadian letters of credit. The revolving credit facility matures on April 30, 1998.


         On July 8, 1996, the credit agreement described above was modified and restated to increase the revolving credit facility available from $10,000,000 to $30,000,000. As collateral for the modified and restated credit facility, Bettis pledged substantially all of its U.S. subsidiaries' assets and gave a security interest in the stock of its foreign subsidiaries. The credit facility contains covenants relating to: a minimum current ratio; a maximum ratio of debt to earnings before taxes, interest and depreciation; a minimum tangible net worth; a minimum fixed charge coverage ratio; and an annual maximum amount of capital expenditures. In addition, Bettis is prohibited from incurring additional collateralized indebtedness with the exception of a permitted amount of purchase money indebtedness. Interest is payable quarterly. The funds made available from the modified and restated credit facility were used to acquire the stock of Prime UK, Prime Inc. and Shafer Valve Company ("Shafer"). At July 31, 1996, the balance outstanding under this loan agreement was approximately $21,000,000.

         Each of Bettis' foreign subsidiaries has a credit facility with a bank in the country in which its principal office is located. At June 30, 1996, the aggregate amount of loans outstanding under these credit facilities was approximately $7,175,000.

         On August 15, 1994, Bettis, through a wholly-owned subsidiary, acquired the assets of True Torq for $2,403,000 in cash. True Torq is located in Cincinnati, Ohio and manufactures electric actuators with a torque of between 140 and 10,000 pound/inches. Bettis borrowed amounts under the revolving credit facility to fund the acquisition.

         On June 7, 1996, Bettis acquired all of the outstanding stock of Dantorque for $3,000,000 in cash which was funded from borrowings under Bettis' revolving line of credit. Dantorque is located in Esjberg, Denmark and manufactures a line of actuators used principally in subsea applications. Dantorque's revenues in 1995 were approximately $3,000,000.

         On June 20, 1996, Bettis acquired all of the issued and outstanding stock of Prime UK, a company incorporated in Scotland and Prime Inc., a Delaware corporation (collectively referred to as "Prime") from Sooner Pipe and Supply Corporation ("Sooner"), pursuant to a Stock Purchase Agreement (the "Agreement"). Pursuant to the Agreement, Bettis paid $4,000,000 in cash consideration and caused Prime Inc. to issue and deliver a note in the principal amount of $2,323,000 to Sooner for the shares of Prime UK and Prime Inc. Prime's revenues in 1995 were approximately $9,000,000.


         On July 9, 1996, Bettis acquired all of the outstanding stock of Shafer, located in Mansfield, Ohio, from Valley City Steel Company for $13,200,000. Bettis borrowed amounts under the revolving line of credit to fund the acquisition. Shafer manufactures a line of rotary vane actuators principally used in the oil and gas pipeline industry. Shafer had revenues in 1995 totaling approximately $16,500,000.

         Capital expenditures for the six month period ended June 30, 1996 were $461,000. Bettis anticipates that capital expenditures during the remainder of 1996 will be approximately $2,500,000. Bettis expects to fund these expenditures and all working capital requirements through funds from operations and borrowings under its revolving lines of credit.

         Bettis anticipates that cash requirements, including working capital and capital expenditures, will be met through funds generated from operations and through borrowings under Bettis' revolving line of credit.

         The FASB issued FASB No. 123, "Accounting for Stock-Based Compensation," which encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and which requires increased stock-based compensation disclosures if expense recognition is not adopted. Bettis does not intend to elect expense recognition for stock options and therefore implementation of FASB No. 123 will have no effect on Bettis' operating results or financial condition.

             MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION

         Daniel Common Stock is traded on the NYSE under the symbol "DAN", and Bettis Common Stock is traded on the Nasdaq National Market under the symbol "BETT". The following table sets forth the range of high and low sale prices for Daniel Common Stock and Bettis Common Stock for the periods indicated, as reported on the NYSE and Nasdaq National Market, respectively.




                                                        Daniel                                Bettis(1)
                                               ------------------------------------     -------------------
                                                                        Dividends
                                                 High         Low          Paid         High         Low
                                               --------     -------    ------------     -------     -------

 TWELVE MONTHS ENDED SEPTEMBER 30, 1995
     Quarter ended December 31, 1994 . . .    $ 13.75      $11.63      $ .045         $ 4.00      $ 2.63
     Quarter ended March 31, 1995  . . . .      15.50       12.63        .045           3.88        2.75
     Quarter ended June 30, 1995 . . . . .      16.50       13.75        .045           3.88        2.75
     Quarter ended September 30, 1995  . .      16.25       13.88        .045           4.38        3.50

 TWELVE MONTHS ENDED SEPTEMBER 30, 1996
     Quarter ended December 31, 1995 . . .      15.13       13.00        .045           5.38        3.88
     Quarter ended March 31, 1996  . . . .      15.38       12.50        .045           5.63        4.75
     Quarter ended June 30, 1996 . . . . .      16.63       13.38        .045           5.88        4.88
     Quarter ended September 30, 1996  . .      14.88       12.75        .045           7.50        5.00

 TWELVE MONTHS ENDED SEPTEMBER 30, 1997
     Quarter ended December 31, 1996
         (through November 5)  . . . . . .      13.13       12.63                       7.38        7.00



----------

      (1) No cash dividends were declared or paid on the Bettis Common Stock during any of the calendar quarters indicated. If the Merger is not consummated, Bettis currently intends to retain any future earnings to fund operations and the continued development of its business, and, therefore, would not intend to pay any cash dividends in the forseeable future.

         On September 16, 1996, the last trading day prior to the announcement by Daniel and Bettis that they had reached an agreement concerning the Merger, the closing sale prices of Daniel Common Stock as reported by the NYSE and of Bettis Common Stock as reported by the Nasdaq National Market were $13.00 and $6.88 per share, respectively. Applying the .58 exchange ratio to Daniel's closing price of $13.00, each share of Bettis Common Stock would be valued at $7.54.


         On November 5, 1996, the closing sale prices of Daniel Common Stock as reported by the NYSE and of Bettis Common Stock as reported by the Nasdaq National Market were $12.75 and $7.13 per share, respectively.


         Following the Merger, Daniel Common Stock will continue to be traded on the NYSE under the symbol "DAN"; Bettis Common Stock will cease to be traded and there will be no further market for such stock.

                            DESCRIPTION OF BUSINESS

                                     DANIEL

         Daniel was incorporated under the laws of Delaware in 1988 as the successor to a business started in 1930. Unless the context indicates otherwise, references to "Daniel" refer to Daniel Industries, Inc., its subsidiaries and their predecessors.


         Daniel is engaged in providing products and systems used primarily by producers, refiners and transporters of oil and natural gas. Daniel manufactures a variety of measurement devices including orifice, turbine, ultrasonic and oval gear meters and a wide range of electronic instruments used in conjunction with flow measurement products. These measurement devices are used to measure rates of flow and accumulated volumes of fluids, primarily oil and natural gas. Daniel also designs, fabricates and assembles, automated flow measurement systems to meet specific needs and applications. In addition, Daniel manufactures and sells pipeline valves.


         In connection with Daniel's restructuring plan announced in February 1995, Daniel sold in November 1995, the net assets of its fastener business which manufactured alloy stud bolts, ring joint gaskets and industrial flanges, and in July 1995, sold its energy fabrication business which manufactured large steam generators and water treatment equipment for enhanced oil recovery operations and produced equipment for pipeline and production facilities.

ACQUISITIONS


         On May 28, 1996 Daniel acquired all of the outstanding stock of Spectra-Tek International Limited ("Spectra-Tek"). Spectra-Tek is a supplier of data acquisition, monitoring and control systems for world-wide industrial markets. Spectra-Tek also participates in the design, manufacture and project management phases of these systems. The aggregate cash consideration paid for the shares approximated $10,900,000, including certain transaction costs. The purchase price was financed by bank borrowings. This acquisition has been accounted for by the purchase method and, accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $6,900,000, which has been accounted for as goodwill and is being amortized over 20 years using the straight-line method. This allocation was based on preliminary estimates and may be revised at a later date. The operations related to this acquisition are not material to Daniel's results of operations.


         In February 1996, Daniel acquired all of the outstanding stock of a valve manufacturer and refurbisher. Acquisition costs of $2,733,000 were paid in cash. The operations related to this acquisition, which was accounted for by the purchase method, are not material to Daniel's results of operations.


DESCRIPTION OF PRODUCTS



         Daniel operates in one business segment, the manufacture and sale of fluid measurement and flow control products and systems.


         Since its inception in 1930, Daniel has manufactured products that employ a method known as differential orifice measurement to measure fluids, primarily natural gas. These orifice measurement products cause a decline in pressure as fluid flows through the device. This decline in pressure is measured and used to determine rates of flow and accumulated volumes of fluid. In addition to its orifice measurement products, Daniel manufactures flow measurement products using turbines whose frequency of rotation indicates rates of flow and accumulated volumes of fluid, and oval gear meters for the measurement of various liquid flows.

         Daniel also manufactures a wide range of electronic instruments used
in conjunction with flow measurement products.   Daniel's electronic flow
computers instantaneously compute and display the rate of flow and accumulated volumes of fluid. Daniel has developed several software programs and has an in-house programming capability to meet specific customer applications. Other electronic products manufactured include chromatographs for analysis of natural gas to determine its BTU content and ultrasonic flowmeters for nonintrusive gas flow measurement. In addition, Daniel designs and manufactures electronic products for the automation of liquid petroleum loading facilities.

         Daniel designs, fabricates and assembles flow measurement systems, including specialized electronic and control systems for the automation of
liquid petroleum product loading systems.   A typical system is mounted on one
or more skids for ease of installation and contains various mechanical equipment, electronic instruments, piping, supports and walkways. A system can be operated manually or it can be completely automated through the use of computers and other instrumentation supplied and programmed by Daniel. In the process of supplying a flow measurement system, Daniel first defines the total measurement requirements, and subsequently designs the system. Daniel then fabricates or supplies the various mechanical and electronic components of the system. The system is assembled and tested at Daniel's Houston, Texas, Falkirk, Scotland or Malton, England plants. Daniel also has the capability to supervise on-site installation and start-up operations of the system and to provide servicing for the system after installation.

         In competing for the sale of systems, Daniel may enter into contracts which provide for the completion of the systems at specified prices and in accordance with time schedules. These contracts may involve greater risks as a result of unforeseen increases in the prices of raw materials and other costs. Daniel accounts for systems using the percentage-of-completion method, which requires recognition of revenues and costs over the life of the contract, rather than solely at the time the contract is completed.

         Daniel is engaged in the manufacture of gate valves that range in size from 2" to 84" in diameter and pipeline valve repair. The gate valves are manufactured from castings in 2" through 20" sizes and 8" through 84" are also fabricated from plate steel which is cut and welded. Daniel offers both slab and expanding gate valves with primary applications as pipeline block valves and for on/off service in liquid and gas systems. The cast steel gate valves are also used for geothermal wellhead and block valve service. Daniel manufactures surge relief and flow control valves for liquid and gas pipeline applications. Daniel also manufactures a line of forged-body trunnion ball valves in 2" through 48" bore sizes. Their primary applications are as pipeline block valves and for on/off service in liquid and gas systems.

         Daniel has offices in seven United States cities; Calgary, Canada; Dammam, Saudi Arabia; Datchet, England; Falkirk, Scotland; Leiden, Holland; Malton, England; Moscow, Russia; Potsdam-Babelsberg, Germany and Singapore through which it sells its products and systems. In addition, sales are made domestically and in certain foreign countries through a system of sales representatives and distributors working on a commission basis. Although Daniel's flow measurement products and systems have been used in water handling and the chemical and power generation industries, sales are principally to integrated oil companies, gas pipeline companies and other concerns engaged in the production, transmission and marketing of oil and natural gas. The geographic market for Daniel's products and systems is worldwide.

         Daniel has not completed detailed market studies regarding its competitive position. However, Daniel believes that, in terms of revenues, it is the largest United States producer of orifice measurement products used to measure natural gas flows in custody transfer and of large diameter pipeline gate valves. In addition, management considers Daniel to be a major international supplier of terminal automation equipment for terminal petroleum product truck loading and of flow measurement systems, which are used to
measure crude oil flows.   In general, Daniel has numerous competitors, none of
which it considers to be dominant. The principal competitive factors include, singularly or in various combinations, price, the ability to meet strict delivery requirements, design, service, and efficiency.

         At June 30, 1996 and September 30, 1995, Daniel's backlog of orders was approximately $37,300,000 and $46,700,000, respectively. Daniel expects that substantially all of the backlog at June 30, 1996, will be shipped prior to September 30, 1997.

FOREIGN OPERATIONS


         Approximately 18% of Daniel's revenues for the fiscal year ended September 30, 1995, was attributable to sales of flow measurement products and systems manufactured or assembled at Daniel's plants in Falkirk, Scotland, and Potsdam-Babelsberg, Germany. Sales of Daniel's products and systems for foreign installation or use outside the United States, inclusive of the operations in Scotland and Germany, contributed approximately 49%, 60% and 52% of Daniel's consolidated revenues in fiscal 1995, 1994 and 1993, respectively. Daniel's operations outside the United States are subject to the usual risks of such operations, including changes in governmental policies, currency transfer restrictions and devaluation. Daniel endeavors to minimize these risks through the use of letters of credit, United States dollar-denominated contracts and hedging of specific foreign currency commitments.


RAW MATERIALS

         Raw materials and other supplies used by Daniel in the manufacture and fabrication of its products are purchased from suppliers and other manufacturers. No significant purchases are made under long-term contracts, and Daniel does not consider that it is materially dependent upon any single source of supply. From time to time, however, Daniel encounters difficulty in obtaining steel and steel castings.

CUSTOMERS

         Occasionally, Daniel enters into contracts to design and assemble one or more flow measurement systems for a single installation. Such systems can be of material importance to the results of operations for a particular fiscal period. However, Daniel is not dependent on a few customers on a continuing basis.

PATENTS AND RESEARCH

         Daniel seeks patent protection for products which it considers to have significant commercial importance. Daniel does not consider that the patents currently held by it are material to its operations.

         Daniel engages in research activities with a view to the development of new products as well as the improvement of existing products. The amounts spent during the years ended September 30, 1995, 1994 and 1993, on research and product development activities were approximately $2,700,000, $4,100,000 and $5,300,000, respectively.

EMPLOYEES

         At June 30, 1996, Daniel employed 1,077 persons, none of whom are subject to a collective bargaining agreement. Daniel considers its employee relations to be satisfactory.

ENVIRONMENTAL COMPLIANCE

         Compliance with existing governmental regulations regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, does not have, nor is expected to have, a material effect on Daniel.

OTHER BUSINESS CONDITIONS AND REGULATIONS

         Daniel's business is largely dependent upon the level and nature of activity in the worldwide oil and natural gas industries. The level of such activity is influenced by numerous factors, including general economic conditions, the demand for oil and/or natural gas, development of alternative energy sources, taxation, price controls and other political and economic conditions.

         The business of Daniel is moderately seasonal to the extent that many of Daniel's products and systems are installed and its services provided out-of-doors. Consequently, sales attributable to these products and services tend to increase somewhat during the summer months when the weather is more favorable, and there are more daylight hours.

                                     BETTIS

BACKGROUND


         Bettis was incorporated in Delaware on March 1, 1994 as a wholly-owned subsidiary of GH and is the successor to the business previously conducted by Bettis Corporation, a Texas corporation ("Bettis-Texas"), founded in 1929, which was acquired by GH in 1976. Bettis-Texas was merged into Bettis for the purpose of reincorporating the business in Delaware. Pursuant to a distribution agreement dated April 28, 1994, GH agreed to distribute to its stockholders all of the common stock of Bettis and on May 20, 1994, each stockholder of record on May 18, 1994 of GH Common Stock received one share of Bettis Common Stock for every two shares of GH Common Stock they held. As a result of the distribution Bettis became a public company.


GENERAL

         Bettis manufactures and sells valve actuators and controls which are used to remotely and automatically open or close quarter-turn or linear valves. Bettis' market is any industry that uses pipes to transport liquids or gases in supply, manufacture or distribution operations. These industries include chemical and petrochemical, oil and gas transmission, refining, food and beverage, power and pulp and paper.

         As industrial operations have become increasingly automated, the need to remotely and automatically open and close valves has become important. Moreover, since many of the materials transported by pipes can cause environmental damage if they escape from the pipes, companies have become more concerned about their valve control systems. Such systems generally require that valves be automatically closed if the pipe is damaged. Such damage can be caused by fire, explosion or other hazardous events and, as a result, valve control systems must be able to function effectively in such hostile environments. In addition, many pipe systems are located in remote geographic areas of the world and below the surface of land and water. The quality and reliability of valve control systems, therefore, are significant competitive factors in the market.

         In order to meet increasingly higher standards for quality and reliability, Bettis has expanded its emphasis on higher technology both in its products offered and in its manufacturing process. Bettis continues research and development in the area of enhanced control technology and expanded diagnostics to provide value-added intelligent field instrumentation to its product offering. In addition, Bettis' manufacturing facilities in Waller, Texas, the United Kingdom and Canada have achieved ISO 9001 accreditation which provides a quality standard for the manufacturing process acceptable worldwide.

         Since Bettis' market for its products is world-wide, Bettis has historically had manufacturing and sales facilities in the principal foreign areas of its operations. Bettis has manufacturing facilities in the United States, Canada, France and the United Kingdom. In order to improve market penetration in areas where management believes opportunities for future sales growth exist, Bettis opened sales offices in Abu Dhabi and Germany in 1993 and in Singapore in 1994.

         Bettis' international operations are subject in varying degrees to risks inherent in doing business abroad. Such risks include, but are not limited to, the possibility of unfavorable changes in tax or other laws, partial or total expropriation, currency exchange rate fluctuations and restrictions on currency repatriation, the disruption of operations from labor and political disturbances, insurrection or war and other local factors. Bettis attempts to lessen variations in currency fluctuation by receiving payments generally in United States dollars, British pounds and Canadian dollars.


         Bettis' operations are subject to a variety of federal and state statutory regulations concerning protection of the environment. Management of Bettis is of the belief that Bettis is in compliance in all material respects with all applicable environmental laws to which it is subject.


RECENT ACQUISITIONS

         On June 7, 1996, Bettis purchased all of the outstanding stock of Dantorque for $3,000,000 in cash funded by borrowings under Bettis' revolving credit facility. Dantorque's revenues in 1995 were approximately $3,000,000. Dantorque manufactures a line of helical spline hydraulic double acting and spring return actuators used principally in subsea applications. Dantorque has a manufacturing/assembly facility in Esjberg, Denmark.

         On June 20, 1996, Bettis purchased all of the outstanding stock of Prime UK and Prime Inc. for $4,000,000 in cash funded by borrowings under Bettis' revolving credit facility. Prime UK manufactures a line of hydraulic and pneumatic scotch actuators from a facility in Glenrothes, Scotland. Prime Inc. is located in Houston, Texas and is the United States sales operation for Prime UK. In 1995, revenues of Prime UK and Prime Inc. were approximately $9,000,000.


         On July 9, 1996, Bettis purchased all of the stock of Shafer, located in Mansfield, Ohio, from Valley City Steel Company for $13,200,000 in cash funded by borrowings under Bettis' revolving credit facility. Shafer manufactures a line of gas hydraulic rotary vane actuators and hydraulic power units used primarily in the gas pipeline industry. Shafer's manufacturing facilities are located in Mansfield and Orville, Ohio. Shafer had 1995 revenues totaling approximately $16,500,000.

PRODUCTS

         Bettis provides products for the automation of valves with torque requirements ranging from 45 pound/inches to those in excess of six million pound/inches, permitting operation of valves for pipes ranging from one-quarter inch to 144 inches in diameter. Bettis' actuators are powered by electricity, air, gas or fluid and are used to open and close quarter-turn valves, such as ball, butterfly and plug valves, and linear valves, such as gate and globe valves. All of Bettis' actuators have enclosed housings that provide protection from moving parts, minimize the possibility of internal misalignment and reduce the chance of injury to operating personnel. External field adjustable stops are provided to allow accurate adjustment and to assure complete opening and closing of the valve. Moving parts and bearing surfaces are supplied with a permanent lubricant, which also provides corrosion protection.

         Valve actuators are sold for original construction and for retrofit applications. Remote automated operation of valves reduces personnel requirements and provides safe, accurate, efficient and measurable means of controlling valve positioning in any application.


         Bettis has developed specialized lines of valve actuators for niche markets that meet the requirements of a broad range of demanding applications. For example, the FIREFOXX(TM) line is designed to operate in emergency fire situations with short-term temperatures of up to 2000 degrees Fahrenheit, and Bettis' S-Series actuators are designed to meet the rigorous demands encountered in powering emergency shutdown systems for hostile environments, such as offshore service in a submerged or splash zone application.

         Bettis has continued to improve and expand its product line of valve actuators. In 1990, a new line of linear actuators was introduced. During 1990 Bettis acquired Erichsen Industries Ltd. located in Edmonton, Alberta, Canada, adding a gas/hydraulic product line to the overall product mix. In 1992, Bettis introduced the BettiSaf-T-Lok which may be incorporated with any of its products and offers a high degree of safety for plant personnel in their repair, retrofit and maintenance activities. In 1994, Bettis acquired the assets of the True-Torq Division of Ruthman Pump and Engineering, Inc., a manufacturer of electric actuators with a torque of between 140 and 10,000 pound/inches. During 1994 Bettis introduced the G-Series line of actuators which offers advancements in sealing capability, wear resistance and performance reliability in a modular design allowing for on-site servicing. During 1995, Bettis redesigned its rack and pinion series of actuators to allow for usage in the butterfly valve market and through use of bearings, increase the cycle life of the product.

         Valve actuator prices range from $75 for the smallest rack and pinion model to more than $100,000 for the largest actuation system. The lower priced rack and pinion line of actuators is sold in higher quantities than Bettis' other products and is particularly appropriate for meeting confined space configurations.

         Generally, Bettis has a two year warranty on materials and workmanship on all products manufactured. The new G-Series line of actuators has a five year warranty on materials and workmanship. Based on past product experience and product testing, management believes this five year warranty to be appropriate for this product design. Bettis has not experienced any material product warranty expense in any prior year.

         Bettis secured the certification for ISO 9001 at its Waller, Texas and Fareham, England facilities in June 1992, and the Edmonton, Canada facility was certified in January 1994. Management believes that this certification demonstrates Bettis' commitment to quality throughout all of its operations.

SALES AND MARKETING

         Bettis sells its products on a worldwide basis with most of its sales generated in the United States, Canada and Europe. Although the sales are made in these geographic areas, the end user may be located virtually in any part of the world. In the United States and Canada, Bettis sells its actuators to approximately 90 independent valve automation centers and to valve companies. Valve automation centers purchase actuators, design and mount the necessary accessories, and then attach the actuators to valves. The majority of actuator end users in the United States purchase completed valve actuator assemblies from valve automation centers. Internationally, actuators are generally sold through either valve automation centers or commissioned agents to valve companies and end-users.


         Bettis monitors major construction projects worldwide through engineering companies and end-users to gain early knowledge of situations which could require its products. Bettis continues to develop and strengthen its working arrangements with valve companies through the development of standardized valve/actuator combinations which include its products.


         During 1995, Bettis sold its products to in excess of 710 customers in approximately 50 countries. No one customer accounted for more than 8.9 percent of total 1995 net revenues of Bettis. Approximately $25.5, $27.5, and $26.6 million of its net revenues during 1995, 1994 and 1993, respectively, were derived from sales to customers outside the United States, including $2.1, $2.2, and $3.8 million, respectively, of export sales from the United States.

Various markets in Western Europe, Canada, South America, the Pacific Rim, and the Middle East contribute to Bettis' revenue generation. For certain information concerning foreign operations, see Note 11 to Notes to the Consolidated Financial Statements.

COMPETITION

         Management believes Bettis is a major competitor in both the domestic and international markets for valve actuators. Major factors considered by the purchasers of Bettis' products are price, quality and availability. Bettis' competitive strengths are: products and controls designed with CAD-CAM equipment in all four locations; the broad range of actuators offered; an established network of valve automation centers in the United States and Canada; an international marketing network which is enhanced by its facilities in the United Kingdom and France; the flexibility of manufacturing at its United States, Canadian and United Kingdom facilities; and the ability to react quickly to special engineering requirements.

         Domestically, management believes that Bettis' chief competitors are Rotork, p.l.c., a publicly held British corporation and Automax, a subsidiary of Duriron, Inc., a publicly held U.S. corporation. Internationally, management believes that Bettis' primary competitors are Biffi, a wholly-owned subsidiary of Keystone International, Inc., a publicly held U.S. corporation, and Ledeen Italia, a wholly-owned subsidiary of Dresser Industries, Inc., a publicly held U.S. corporation.

UNFILLED ORDERS

         Sales of Bettis' products are made on the basis of written purchase orders and faxed letters of commitment. Bettis estimates its unfilled orders, which management believes to be firm, were approximately $13.7 million at December 31, 1995, as compared to $11.4 and $12.4 million at December 31, 1994 and 1993, respectively. Substantially all of such unfilled orders will be filled in 1996.

EMPLOYEES

         As of June 30, 1996, Bettis employed a total of 456 persons, of whom 48 were in management positions, 93 in clerical positions and 315 in production/technical positions. Bettis' employees are not represented by labor unions. Bettis considers its employee relations to be satisfactory.

PROPERTIES

         Corporate offices and principal manufacturing facilities as of June 30, 1996, are set forth in the following table:

                               Operation                          Location              Land      Building         Owned or Lease
                               ---------                          --------             (acres)     (square feet    Expiration Date
                                                                                       ------      ------------    ---------------
                 Corporate offices and manufacturing     Waller, Texas               219.4       145,698               Owned
                 Offices and manufacturing               Fareham, England              3.7        70,257               2080
                 Offices and manufacturing               Edmonton, Alberta,            6.4        58,800               Owned
                                                          Canada
                 Offices and manufacturing               Cincinnati, Ohio              2.0        27,200               1997
                 Offices and manufacturing               Villemomble, France           1.3        19,874               2010

         Bettis believes that its properties, including machinery and equipment, are well-maintained, suitable for their intended uses and adequately insured. Generally, Bettis utilizes its properties and principal manufacturing plants for one full day shift and believes it has the ability to substantially increase capacity without significantly increased capital expenditure levels.

LEGAL PROCEEDINGS

         Bettis is a defendant in various civil lawsuits involving normal and usual claims arising in the ordinary course of its business. In the opinion of management, all such matters involve amounts such that an unfavorable disposition of the proceedings would not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Bettis.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         DANIEL. Set forth below is certain information with respect to the executive officers and directors of Daniel.

               Name                 Age                  Position with Daniel                  Director/Officer
 --------------------------------   ----   -------------------------------------------------   ----------------
                                                                                                     Since
                                                                                                    ------
 Ralph H. Clemons, Jr.   . . . .     70    Director and Consultant to Daniel                         1981

 Ralph F. Cox  . . . . . . . . .     64    Director                                                  1996

 Gibson Gayle, Jr.   . . . . . .     69    Director                                                  1985

 W. A. Griffin   . . . . . . . .     81    Chairman Emeritus of the Board of Directors of            1951
                                           and Consultant to Daniel

 W. A. Griffin, III  . . . . . .     52    President and Chief Executive Officer of Daniel           1991
                                           and Director

 Ronald C. Lassiter  . . . . . .     64    Chairman of the Board of Directors                        1985

 Leo E. Linbeck, Jr.   . . . . .     62    Director                                                  1988

 Brian E. O' Neill   . . . . . .     61    Director                                                  1994

 Richard L. O'Shields  . . . . .     70    Director                                                  1986

 James M. Tidwell  . . . . . . .     50    Vice President, Finance and Chief Financial               1996
                                           Officer

 W. C. Clingman  . . . . . . . .     62    Vice President, Information Services                      1977

 Michael R. Yellin . . . . . . .     51    Vice President, Secretary and Treasurer                   1981

 Thomas L. Sivak . . . . . . . .     53    General Counsel                                           1987

 Mary R. Beshears  . . . . . . .     39    Controller and Chief Accounting Officer                   1995



         Mr. Clemons, Jr. was President and Chief Operating Officer of Daniel from 1985 until his retirement in 1991 and has served as a consultant to Daniel since then.



         Mr. Cox is a consultant on international petroleum activities and is the retired President and Chief Operating Officer of Union Pacific Resources Company. He is an independent Trustee for the Fidelity Group of Funds and a member of the Board of Directors of CH2M Hill, Ltd., Sanifill, Inc., and Rio Grand, Inc. Mr. Cox also serves on advisory boards at Texas A&M University and the University of Texas. Mr. Cox is a former Vice Chairman of the Board of Atlantic Richfield Company (ARCO); and, former President and Chief Operating Officer of Champlin Petroleum Company (Union Pacific Resources Company).

         Mr. Gayle, Jr. has been a partner in the law firm of Fulbright & Jaworski L.L.P. since 1961, and he served as Chairman of that firm's Executive Committee from 1979 to 1992. Fulbright & Jaworski L.L.P. provides legal services to Daniel on an ongoing basis.



         Mr. Griffin served as Chairman of the Board of Directors of Daniel from 1957, and as Chief Executive Officer of Daniel from 1985, until his retirement in February 1995. He is now a director and consultant to Daniel.



         Mr. Griffin, III has served as President and Chief Executive Officer of Daniel since July 1, 1991. From 1985 to 1989, Mr. Griffin, III was Vice President, Finance and in 1989, he was elected Vice President, Finance and Chief Financial Officer of Daniel. Mr. Griffin, III is the son of W.A. Griffin, the Chairman Emeritus of the Board of Directors of Daniel.



         Mr. Lassiter served as Acting Chief Operating Officer of Zapata Corporation ("Zapata") from December 1994 to March 1995. He served as Chairman of the Board of Directors of Zapata from December 1985 to July 1994, and Chief Executive Officer from January 1983 to July 1994. From July 1994 until December 1994, he was Chairman and Chief Executive Officer of Zapata Protein, Inc. In December 1994, Mr. Lassiter withdrew from an active management role with Zapata Protein, Inc. as a result of his participation in a group seeking to acquire that subsidiary. That proposed acquisition was not consummated, and Mr. Lassiter resumed his active management role as Chairman and Chief Executive Officer of Zapata Protein, Inc. Mr. Lassiter has been a director of Zapata since 1974.



         Mr. Linbeck, Jr. has served as Chairman of the Board of Directors and Chief Executive Officer of Linbeck Construction Corporation and Chairman of the Board of Directors, Chief Executive Officer and President of Linbeck Corporation for at least five years. He serves as a Life Director of the Associated General Contractors of America and as a director of GeoQuest International Holdings, Inc., John Hancock Advisors, Inc., and PanEnergy Corp (formerly known as Panhandle Eastern Corporation). He also serves as a director of The Bionomics Institute and the Texas Council on Economic Education. He is currently serving as Chairman, Texans for Lawsuit Reform.



         Mr. O'Neill has served as President and Chief Executive Officer of each of the interstate natural gas pipeline interests owned by The Williams Companies, Inc. (which include Northwest Pipeline Corporation, Williams Natural Gas Company, Williams Western Company and, since May 1995, Transcontinental Gas Pipeline Corporation and Texas Gas Transmission Company) since January 1994. Prior to that, Mr. O'Neill served as President of Williams Natural Gas Company since 1988. Mr. O'Neill is also a director of the Gas Research Institute and the American Gas Association.



         Mr. O'Shields, who retired as a member of the Board of Directors of PanEnergy Corp (formerly known as Panhandle Eastern Corporation) in 1993, had served as Chairman of that Board of Directors from 1979 until 1988.


         Mr. Tidwell joined Daniel in September 1996, as Vice President, Finance and Chief Financial Officer. Prior to that, Mr. Tidwell served as Vice President of Finance of Hydril Company from August 1992 through August 1996. Prior to that, Mr. Tidwell was Vice President Finance of ABB Vetco Gray, Inc. from 1988 until 1992 and was President of Vetco Gray, Inc. from 1986 to 1988.

         Ms. Beshears is a Certified Public Accountant and joined Daniel in 1984. From 1987 to 1991, she served as Internal Auditor, and from 1991 to 1995, she served as Manager of Financial Reporting. In 1995, she was named Controller and Chief Accounting Officer.

         BETTIS. Set forth below is certain information with respect to the executive officers and directors of Bettis.


               Name                 Age                                 Occupation
 --------------------------------   ----   ---------------------------------------------------------------------
 Nathan M. Avery . . . . . . . .     62    Chairman of the Board of Bettis; Chairman of the Board, President
                                           and Chief Executive Officer of GH; Director, Cooper Cameron
                                           Corporation, Prime Cable
 Thomas J. Keefe . . . . . . . .     63    Director of Bettis; President and Chief Operating Officer,
                                           G.H. Hensley Industries, Inc.
 Sheldon R. Erikson  . . . . . .     55    Director of Bettis; Chairman of the Board, President and Chief
                                           Executive Officer of Cooper Cameron Corporation; Director, Triton
                                           Energy Corporation
 W. Todd Bratton . . . . . . . .     52    President, Chief Executive Officer and a Director of Bettis
 Norman D. Quam  . . . . . . . .     63    Senior Vice President of Bettis
 Wilfred M. Krenek . . . . . . .     43    Vice President, Chief Financial Officer, Treasurer and Secretary of
                                           Bettis


         Mr. Keefe had previously been President and Chief Operating Officer at Lennox Industries, Inc. from July 1992 to June 1995. Mr. Keefe was previously employed by Ameron, Inc. in the capacity of Group Vice President from 1986 to 1990, and President and Chief Operating Officer from 1990 to 1991.

         Mr. Erikson had previously been Chairman, President and Chief Executive Officer of the Western Company of North America from March 1987 to April 1995.


         Mr. Bratton joined Bettis in July 1988 as President and became Chief Executive Officer in May 1994. Mr. Bratton served in varying capacities including Executive Vice President, Operations of GH, Bettis' previous parent company, from 1979 to May 1994.


         Mr. Quam joined Bettis in August 1979 as Vice President of Sales and Marketing. He became Senior Vice President in August 1988.


         Mr. Krenek joined Bettis in May 1994 as Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Krenek was previously employed by GH in the capacity of Tax Manager from April 1985 to July 1987; as Controller from July 1987 to May 1989; and as Vice President and Controller from May 1989 to May 1994.


STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         DANIEL. The following table sets forth certain information with respect to Daniel Common Stock beneficially owned as of September 15, 1996 by
(i) persons who are known to Daniel to be the beneficial owners of 5% or more of Daniel Common Stock, (ii) each of the five highest paid executive officers of Daniel, (iii) each director of Daniel, and (iv) all Daniel officers and directors as a group, including pro forma information for such persons assuming that the Merger had been consummated at such date. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                     Shares Owned                           Percent
                                                      Directly or        Percent        Owned Following
                 Name and Address                    Indirectly(1)      of Class          the Merger
 -----------------------------------------------   ----------------   -------------  --------------------
 W. A. Griffin
    9753 Pine Lake Drive
    Houston, TX  77055 . . . . . . . . . . . .         1,518,067(2)       12.5%             8.9%

 State of Wisconsin Investment Board
    121 East Wilson St.
    Madison, WI  53702 . . . . . . . . . . . .         1,147,700           9.5%             6.7%

 Farmers Group, Inc. (3)
    468 Wilshire Blvd.
    Los Angeles, CA  90010 . . . . . . . . . .           952,400           7.8%             5.6%

 Ralph H. Clemons, Jr.  .  . . . . . . . . . .            12,721            *                  *
 Ralph F. Cox  . . . . . . . . . . . . . . . .             5,000            *                  *
 Gibson Gayle, Jr.   . . . . . . . . . . . . .            10,000            *                  *
 W. A. Griffin, III  . . . . . . . . . . . . .           170,033(4)        1.4%             1.0%
 Ronald C. Lassiter  . . . . . . . . . . . . .            10,800            *                  *
 Leo E. Linbeck, Jr.   . . . . . . . . . . . .                --
 Brian E. O'Neill  . . . . . . . . . . . . . .            10,000(5)         *                  *
 Richard L. O'Shields  . . . . . . . . . . . .            12,000            *                  *
 W. C. Clingman  . . . . . . . . . . . . . . .            43,890(6)         *                  *
 Michael R. Yellin   . . . . . . . . . . . . .            21,439(7)         *                  *
 James M. Tidwell  . . . . . . . . . . . . . .                --
 Thomas L. Sivak   . . . . . . . . . . . . . .            17,709(8)         *                  *
 All directors and executive officers
    as a group (14 in number)  . . . . . . . .         1,833,789          14.9%            10.6%


-------------------
*     Denotes ownership of less than one percent.

(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Commission.


(2) W. A. Griffin owns 983,792 shares of Daniel Common Stock and is also considered to be the beneficial owner of 534,275 shares held in his capacity as trustee of a trust in which he has a vested beneficial interest.



(3) Based upon information contained in a Schedule 13G dated February 1996, Farmers Group, Inc. has shared voting and dispositive power with respect to the shares beneficially owned by it.



(4) Includes 95,807 shares that may be acquired within 60 days of September 15, 1996 through the exercise of outstanding options and 4,469 shares that are attributable to him through his participation in Daniel's profit sharing and savings plan.



(5) Includes 10,000 shares that may be acquired within 60 days of September 15, 1996 through the exercise of outstanding options.


(6) Includes 35,000 shares that may be acquired within 60 days of September 15, 1996 through the exercise of outstanding options and 6,715 shares that are attributable to him through his participation in Daniel's profit sharing and savings plan.

(7) Includes 17,667 shares that may be acquired within 60 days of September 15, 1996 through the exercise of outstanding options and 2,572 shares that are attributable to him through his participation in Daniel's profit sharing and savings plan.

(8) Includes 14,667 shares that may be acquired within 60 days of September 15, 1996 through the exercise of outstanding options and 1,842 shares that are attributable to him through his participation in Daniel's profit sharing and savings plan.


      BETTIS.

      Directors and Management. The following table sets forth the number of shares of Bettis Common Stock beneficially owned on September 15, 1996 by each non-employee director, by the executive officers of Bettis named in the Summary Compensation Table for Bettis and by all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and investment power over all shares indicated as beneficially owned by him.


                                                                               SHARES OF BETTIS COMMON STOCK
                                                                                     BENEFICIALLY OWNED       PERCENT OF DANIEL
                                                                               -----------------------------  COMMON STOCK OWNED
Name of Beneficial Owner                                                        NUMBER              PERCENT    AFTER THE MERGER
------------------------                                                       -------              --------   ----------------
Non-employee directors (1)
    Nathan M. Avery   . . . . . . . . . . . . . . . . . . . . . . . . . . .        330,914             3.9%         1.1%
    Sheldon R. Erikson  . . . . . . . . . . . . . . . . . . . . . . . . . .          6,000               *            *
    Thomas J. Keefe   . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,167               *            *

Executive Officers

    W. Todd Bratton   . . . . . . . . . . . . . . . . . . . . . . . . . . .        99,605(2)           1.2%           *
    Norman D. Quam  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        40,151(3)             *            *
    Wilfred M. Krenek   . . . . . . . . . . . . . . . . . . . . . . . . . .        28,000(4)             *            *

All directors and executive officers
    as a group (6 persons)  . . . . . . . . . . . . . . . . . . . . . . . .       512,837(5)           5.9%          1.7%


-------------------

*        Less than 1%
(1) Includes 6,000 shares of Bettis Common Stock for each non-employee director currently exercisable pursuant to options granted under existing stock option plans.
(2) Includes 94,000 shares of Bettis Common Stock currently exercisable pursuant to options granted to Mr. Bratton under existing stock option plans.
(3) Includes 39,000 shares of Bettis Common Stock currently exercisable pursuant to options granted to Mr. Quam under existing stock option plans.
(4) Includes 27,000 shares of Bettis Common Stock currently exercisable pursuant to options granted to Mr. Krenek under existing stock option plans.
(5) Includes options held by directors and executive officers of Bettis under existing stock option plans that are currently exercisable for 178,000 shares of Bettis Common Stock.

         Significant Stockholders. The following table sets forth information regarding the number of shares of Bettis Common Stock held as of June 28, 1996 by beneficial owners of more than five percent of the Bettis Common Stock. Unless otherwise indicated, all persons named below have sole voting and investment power over all shares shown as beneficially owned by them.

                                                                              SHARES OF BETTIS COMMON STOCK
                                                                                   BENEFICIALLY OWNED          PERCENT OF DANIEL
                                                                              -----------------------------    COMMON STOCK OWNED
NAME OF BENEFICIAL OWNER(1)                                                    NUMBER              PERCENT      AFTER THE MERGER
------------------------                                                      ---------           ---------     ------------------

First Manhattan Company (2)
    437 Madison Avenue
    New York, New York  10022   . . . . . . . . . . . . . . . . . . . . . .          1,147,973        13.5%           3.9%

The Killen Group, Inc.
    1189 Lancaster Avenue
    Berwyn, Pennsylvania  19312   . . . . . . . . . . . . . . . . . . . . .            882,150        10.4%           3.0%

Cowen & Company
    Financial Square
    New York, New York  10005-3597  . . . . . . . . . . . . . . . . . . . .            561,800         6.6%           1.9%

David L. Babson & Co.
    1 Memorial Drive
    Cambridge, Massachusetts  02142-1300  . . . . . . . . . . . . . . . . .            498,100         5.9%           1.7%


-------------------

(1)      As reported in the Nasdaq Corporate Records dated June 28, 1996.

(2) Includes 6,000 shares owned by family members of General Partners of First Manhattan Company for which First Manhattan Company disclaims beneficial ownership.

             EXECUTIVE COMPENSATION AND OTHER INFORMATION OF BETTIS

REMUNERATION OF EXECUTIVE OFFICERS

         The following table summarizes with respect to Bettis' Chief Executive Officer and each of the two other most highly paid executive officers of Bettis whose salary plus bonus exceed $100,000 in 1995, certain information relating to the compensation earned for the services rendered in all capacities during the years indicated.



                                         SUMMARY COMPENSATION TABLE (1)
                                         ------------------------------
                                                                   Long Term Compensation
                                        Annual Compensation        ----------------------
                                        -------------------      Stock Option       Other          All Other
     Name and Principal        Year      Salary     Bonus (2)     Payout (3)       Options      Compensation (4)
     ------------------        ----      ------     ---------     ----------       -------      ----------------
          Position
          --------
 W. Todd Bratton . . . . .     1995     $156,000    $49,725           0          0             $3,862
    President and Chief        1994     $156,000    $32,200     $96,875         160,000        $2,920
    Executive Officer          1993     $140,000    $38,920           0          0             $2,513

 Norman Quam . . . . . . .     1995     $104,232    $20,765           0          0             $2,612
    Senior Vice President      1994     $104,232    $13,029     $16,913         65,000         $1,580
                               1993     $100,117    $17,067           0          0             $1,944

 Wilfred Krenek (5)  . . .     1995     $ 91,199    $14,652           0          0             $2,281
    Vice President and         1994     $ 56,950    $ 8,840     $30,750         45,000         $1,382
    Chief Financial Officer


------------------

(1) This table does not include columns for Other Annual Compensation and Restricted Stock Awards. There were no Restricted Stock Awards granted for the previous years and the amounts for Other Annual Compensation paid to the named executive officers were in each case granted for prerequisites that did not exceed the lesser of $50,000 or 10% of salary and bonus for each executive officer.
(2) Represents amounts earned under Bettis Management Incentive Compensation Plan for 1995 and 1994 and the GH Management Incentive Compensation Plan for 1993.
(3) Represents amounts received from the cancellations of options to acquire GH Common Stock in connection with the distribution of Bettis' Common Stock to the GH stockholders.
(4) Represents Bettis contributions to Bettis Retirement Savings Plan in 1995 and 1994 and the GH Retirement Savings Plan in 1993.
(5) Mr. Krenek became an employee of Bettis beginning in May 1994. The amount paid in 1994 represents payments made by Bettis to Mr. Krenek during this period.

STOCK OPTIONS

         No stock options were granted during 1995 to the named officers reflected in the Summary Compensation Table. The following table sets forth the information with respect to unexercised options at December 31, 1995 to the named officers reflected in the Summary Compensation Table.

                                                                                   Value of Unexercised
                                                                                 in the Money Options at
                                                                                    December 31, 1995
                                                                                    -----------------
                    Name                    Exercisable    Unexercisable       Exercisable    Unexercisable
                    ----                    -----------    -------------       -----------    -------------
 W. Todd Bratton . . . . . . . . . . . .      64,000          96,000             $42,500        $170,000

 Norman Quam . . . . . . . . . . . . . .      26,000          39,000             $17,000        $ 68,000

 Wilfred M. Krenek . . . . . . . . . . .      18,000          27,000             $12,750        $ 51,000



No stock options were exercised by the individuals named in the table in 1995.

EMPLOYMENT AGREEMENT

         Effective May 20, 1994, Bettis entered into a three-year employment agreement with W. Todd Bratton. The terms of such employment contract call for a minimum annual salary of $156,000, and bonuses and other benefits as may be determined by the Board of Directors of Bettis. Bettis can terminate the employment contract for "cause" which is defined as material malfeasance, material dishonesty or continued neglect by Mr. Bratton in connection with the performance of his duties.

SEVERANCE AGREEMENTS

         Bettis has entered into severance agreements with W. Todd Bratton, Norman D. Quam and Wilfred M. Krenek. Under the terms of the severance agreements, within 12 months after a Change of Control (as defined below) and the occurrence of an involuntary termination, Bettis will pay to the employee a lump sum cash payment equal to (i) two years' salary in the case of Mr. Bratton or (ii) one year's salary in the case of Mr. Quam and Mr. Krenek. A change of Control shall occur (a) if any corporation (other than Bettis), person or group ("Person") makes a tender or exchange offer for voting securities of Bettis representing more than 50% of the total outstanding voting securities and, pursuant to such offer, purchases are made; (b) if any Person becomes the beneficial owner of voting securities of Bettis representing more than 50% of the total outstanding voting securities; or (c) upon the occurrence of a change in persons constituting more than 50% of the Board of Directors of Bettis as a result of a contested proxy election. Upon involuntary termination as provided in the severance agreements, employees will continue to be covered under Bettis' health and medical benefit plans, will receive all amounts payable under the Management Incentive Compensation Plan, and all options held by such employees will become immediately exercisable. The severance agreements are subject to review by the Board of Directors of Bettis on an annual basis and Bettis' Board, in its discretion, may terminate, extend or modify the agreements. Until the severance agreements are so terminated or modified, the severance agreements will continue in effect for successive one-year periods.


REMUNERATION OF DIRECTORS



         Directors who are not employees of Bettis receive an annual stipend of $7,500 as well as a fee of $1,250 for each meeting of the Board of Directors attended and a fee of $750 for each committee meeting attended. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. The Chairman of the Board receives a monthly retainer fee of $10,000 and does not receive any fee for attendance at meetings of the Board or for services on a committee.



         Directors who are employees of Bettis do not receive any additional compensation for services as a director or for services on committees of the Board of Directors on which they serve.

            PROPOSAL TO AMEND DANIEL'S CERTIFICATE OF INCORPORATION


         The Board of Directors of Daniel has recommended the adoption of an amendment to Daniel's Certificate of Incorporation that will increase the authorized shares of Daniel Common Stock from 20,000,000 shares to 40,000,000 shares. Of the 20,000,000 shares of Daniel Common Stock currently authorized, at the Record Date, 12,139,813 shares were outstanding, and 1,479,662 shares were reserved for issuance with respect to options or awards that have been or may be granted under Daniel's employee and non-employee director stock option and award plans or other employment related agreements. Upon consummation of the Merger, 4,920,392 shares of Daniel Common Stock will be issued to former Bettis stockholders and 453,000 shares will be reserved for issuance in connection with Bettis Options assumed by Daniel, leaving only 1,007,133 shares of Daniel Common Stock authorized, unissued and available for future issuance if Daniel's Certificate of Incorporation is not amended as proposed hereby.


         Although Daniel has no present intention of issuing any of the unissued and unreserved shares of Daniel Common Stock, the Board of Directors recognizes the importance of having the flexibility to take advantage of potential future opportunities as they arise. The Board believes that the proposed increase in the number of authorized shares would provide a sufficient number of authorized shares available to facilitate possible acquisitions and financings, as well as for the grant of stock options and in connection with other employee or director-based plans. Such unissued and unreserved shares of Common Stock are available for any proper corporate purpose as authorized from time to time by the Board of Directors and will not require further approval by the stockholders of Daniel, except in certain cases. Under Daniel's listing agreement with the NYSE, stockholder approval is generally required in connection with shares issued pursuant to employee or director-based plans. Stockholders of Daniel do not have any preemptive rights to purchase additional shares of Daniel Common Stock, whether now or hereafter authorized.

         The first paragraph and subclause (ii) of Section A of Article IV of Daniel's Certificate of Incorporation would be amended so that Section A would read as follows:

                 "A.      The total number of shares of all classes of stock
         that the corporation shall have authority to issue is forty-one million (41,000,000) shares, divided into the following two classes:

                          (i) one million (1,000,000) shares of Preferred Stock, of the par value of $1 per share; and

                          (ii) forty million (40,000,000) shares of Common Stock, of the par value of $1.25 per share."

Even if approved by the stockholders, the amendment to the Restated Certificate of Incorporation will not be filed with the Secretary of State of Delaware unless the Merger is consummated.

         THE BOARD OF DIRECTORS OF DANIEL RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE DANIEL CERTIFICATE OF INCORPORATION.

                  RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

         It is expected that representatives of Price Waterhouse LLP will be present at the Daniel Special Meeting, and that representatives of Coopers & Lybrand L.L.P. will be present at the Bettis Special Meeting, to respond to appropriate questions of stockholders and to make a statement if they so desire.


                                 LEGAL MATTERS

         The validity of the shares of Daniel Common Stock to be issued in connection with the Merger will be passed upon by Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010. Certain tax consequences of the Merger will be passed upon for Daniel by Fulbright & Jaworski L.L.P. and for Bettis by Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002.

                                    EXPERTS

         The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Daniel for the fiscal year ended September 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements and financial statement schedule of Bettis Corporation and subsidiaries at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The combined financial statements of Prime Actuators Control Systems Limited and Prime Actuator Control Systems, Inc. as of July 31, 1995 and 1994 and for the years then ended included in this Joint Proxy Statement/Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Shafer Valve Company and subsidiaries as of October 31, 1995 and 1994, and for each of the three years in the period ended October 31, 1995 included in this Joint Proxy Statement/Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            STOCKHOLDERS' PROPOSALS

         Any proposals of stockholders of Daniel Common Stock intended to be presented at the Annual Meeting of Stockholders of Daniel to be held in 1998 must be received by Daniel, addressed at its principal executive offices, 9753 Pine Lake Drive, Houston, Texas 77055, no later than August 30, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

         If the Merger is not consummated, any proposals of stockholders of Bettis intended to be presented at the Annual Meeting of Stockholders of Bettis to be held in 1997 must be received by Bettis, addressed to the Secretary at 18703 GH Circle, Waller, Texas 77484, no later than December 1, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                         INDEX TO FINANCIAL STATEMENTS

                    AND RELATED FINANCIAL STATEMENT SCHEDULE


                                                                                           PAGE NO.
                                                                                           --------
Bettis Corporation
    Consolidated Balance Sheets (unaudited) as of June 30, 1996 and
      December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
    Consolidated Statements of Operations (unaudited) for the six months ended June 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
    Consolidated Statements of Operations (unaudited) for the three months ended June 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
    Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . .  F-5
    Notes to Consolidated Financial Statements (unaudited). . . . . . . . . . . . . . . . .  F-6
    Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-9
    Consolidated Balance Sheets as of December 31, 1995 and 1994. . . . . . . . . . . . . .  F-10
    Consolidated Statements of Operations for the three years ended December 31, 1995 . . .  F-11
    Consolidated Statement of Stockholders' Equity for the three years ended December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-12
    Consolidated Statements of Cash Flows for the three years ended December 31, 1995 . . .  F-13
    Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  F-14
    Financial Statement Schedule:
      II Valuation and Qualifying Accounts  . . . . . . . . . . . . . . . . . . . . . . . .  F-25
Prime Actuator Control Systems Limited and Prime Actuator Control Systems, Inc.
    Report of Independent Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-26
    Combined Balance Sheet as of July 31, 1995 and 1994 . . . . . . . . . . . . . . . . . .  F-27
    Combined Statement of Operations for the years ended July 31, 1995 and 1994 . . . . . .  F-28
    Combined Statement of Stockholders' Equity for the years ended July 31, 1995 and 1994 .  F-29
    Combined Statement of Cash Flows for the years ended July 31, 1995 and 1994 . . . . . .  F-30
    Notes to Combined Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .  F-31
    Combined Balance Sheet (unaudited) as of April 30, 1996 and July 31, 1995 . . . . . . .  F-36
    Combined Statement of Operations (unaudited) for the nine months ended
      April 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-37
    Combined Statement of Cash Flows (unaudited) for the nine months ended
      April 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-38
    Notes to the Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-39
    Bettis Corporation Pro Forma Statement of Operations (unaudited) for the six months ended June 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-40
    Bettis Corporation Pro Forma Statement of Operations (unaudited) for the twelve months ended December 31, 1995 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . .  F-41
    Notes to the Pro Forma Financial Statements (unaudited) . . . . . . . . . . . . . . . .  F-42
Shafer Valve Company
    Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-43
    Consolidated Balance Sheet as of October 31, 1995 and 1994. . . . . . . . . . . . . . .  F-44
    Consolidated Statement of Operations for the three years ended October 31, 1995 . . . .  F-45
    Consolidated Statement of Stockholders' Equity (Deficit) for the three years ended
      October 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-46
    Consolidated Statement of Cash Flows for the three years ended October 31, 1995 . . . .  F-47
    Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  F-48
    Consolidated Balance Sheet (unaudited) as of April 30, 1996 and October 31, 1995  . . .  F-54
    Consolidated Statement of Operations (unaudited) for the six months ended
      April 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-55
    Consolidated Statement of Cash Flows (unaudited) for the six months ended
      April 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-56
    Notes to the Financial Statements (unaudited) . . . . . . . . . . . . . . . . . . . . .  F-57
    Bettis Corporation Pro Forma Balance Sheet (unaudited) as of June 30, 1996  . . . . . .  F-58
    Bettis Corporation Pro Forma Statement of Operations (unaudited) for the six months ended June 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-59
    Bettis Corporation Pro Forma Statement of Operations (unaudited) for the twelve months ended December 31, 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-60
    Notes to the Pro Forma Financial Statements (unaudited) . . . . . . . . . . . . . . . .  F-61



                               BETTIS CORPORATION

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                      JUNE 30, 1996 AND DECEMBER 31, 1995

                                                                        JUNE 30,    DECEMBER 31,
                                                                         1996           1995
                                                                        -------     ------------
                                                                             (IN THOUSANDS)
                                             ASSETS
Current assets:
  Cash and cash equivalents...........................................  $ 1,852       $    801
  Accounts receivable, net............................................   15,641         12,321
  Inventories.........................................................   14,386          9,097
  Prepaid expenses....................................................    1,391            931
  Other current assets................................................      651            418
                                                                        -------        -------
          Total current assets........................................   33,921         23,568
Property, plant and equipment, net....................................   15,575         15,368
Excess cost over net assets acquired, less accumulated amortization
  of $946 and $835, respectively......................................    8,766          5,853
Other assets..........................................................    2,186          1,087
                                                                        -------        -------
                                                                        $60,448       $ 45,876
                                                                        =======        =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term bank debt................................................  $ 5,013       $  3,364
  Accounts payable, trade.............................................    4,879          4,791
  Accrued liabilities.................................................    8,482          3,741
  Current maturities of long-term debt................................    2,766          2,583
                                                                        -------        -------
          Total current liabilities...................................   21,140         14,479
                                                                        -------        -------
Long-term debt........................................................   16,730          9,898
                                                                        -------        -------
Deferred income taxes.................................................      579            624
                                                                        -------        -------
Other non-current liabilities.........................................       66             66
                                                                        -------        -------
Commitments and contingencies (Note 4)
Stockholders' equity:
  Common stock, par value $.01 per share, 30,000,000 shares authorized and 8,483,435 and 8,480,235 shares issued and outstanding at June
     30, 1996 and December 31, 1995, respectively.....................       85             85
  Paid-in capital.....................................................    5,777          5,767
  Retained earnings...................................................   17,202         16,121
  Cumulative translation adjustment...................................   (1,131)        (1,164)
                                                                        -------        -------
          Total stockholders' equity..................................   21,933         20,809
                                                                        -------        -------
                                                                        $60,448       $ 45,876
                                                                        =======        =======

   The accompanying notes are an integral part of the consolidated financial statements.

                               BETTIS CORPORATION

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       1996           1995
                                                                     ---------      ---------
Net revenues.......................................................  $  29,814      $  26,394
                                                                     ----------     ----------
Operating costs and expenses:
  Manufacturing and direct.........................................     19,859         17,221
  Selling, general and administrative..............................      7,192          7,090
                                                                     ----------     ----------
                                                                        27,051         24,311
                                                                     ----------     ----------
Operating income...................................................      2,763          2,083
                                                                     ----------     ----------
Other income (expense):
  Interest.........................................................       (548)          (585)
  Other, net.......................................................       (142)           145
                                                                     ----------     ----------
                                                                          (690)          (440)
                                                                     ----------     ----------
Earnings before income tax provision...............................      2,073          1,643
Income tax provision...............................................        992            670
                                                                     ----------     ----------
Net earnings.......................................................  $   1,081      $     973
                                                                     ==========     ==========
Earnings per common share..........................................  $     .13      $     .11
                                                                     ==========     ==========
Weighted average common and common equivalent shares outstanding...  8,611,299      8,499,019
                                                                     ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                               BETTIS CORPORATION

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       1996           1995
                                                                     ---------      ---------
Net revenues.......................................................  $  14,993      $  13,432
                                                                     ----------     ----------
Operating costs and expenses:
  Manufacturing and direct.........................................      9,996          8,749
  Selling, general and administrative..............................      3,576          3,565
                                                                     ----------     ----------
                                                                        13,572         12,314
                                                                     ----------     ----------
Operating income...................................................      1,421          1,118
                                                                     ----------     ----------
Other income (expense):
  Interest.........................................................       (299)          (291)
  Other, net.......................................................       (105)           105
                                                                     ----------     ----------
                                                                          (404)          (186)
                                                                     ----------     ----------
Earnings before income tax provision...............................      1,017            932
Income tax provision...............................................        528            370
                                                                     ----------     ----------
Net earnings.......................................................  $     489      $     562
                                                                     ==========     ==========
Earnings per common share..........................................  $     .06      $     .07
                                                                     ==========     ==========
Weighted average common and common equivalent shares outstanding...  8,613,145      8,502,137
                                                                     ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                               BETTIS CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                            1996        1995
                                                                           -------     -------
                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings.............................................................  $ 1,081     $   973
Adjustments to reconcile net earnings to net cash provided by (used in)
  operating activities:
  Depreciation and amortization..........................................    1,269       1,169
  (Gain) loss on sale of assets..........................................      (21)         11
  Deferred income taxes..................................................      (70)        (15)
  Changes in assets and liabilities, net of effects from acquisitions:
     (Increase) decrease in accounts receivable, net.....................      185      (1,420)
     Increase in inventories.............................................   (2,325)       (371)
     Increase in prepaid expenses and other current assets...............     (632)       (243)
     Increase (decrease) in accounts payable, trade......................     (556)        910
     Increase in accrued liabilities.....................................      537         245
                                                                           -------     -------
          Net cash provided by (used in) operating activities............     (532)      1,259
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment...............................     (461)       (546)
Proceeds from sale of assets.............................................       44           5
Purchase of stock of Dantorque A/S, net of cash received.................   (3,033)         --
Purchase of stock of Prime Actuator Control Systems, Ltd. and Prime
  Actuator Control Systems, Inc., net of cash received...................   (2,468)         --
                                                                           -------     -------
          Net cash used in investing activities..........................   (5,918)       (541)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in short-term bank debt..............................      447      (1,137)
Reduction of long-term debt..............................................   (1,273)     (1,531)
Long-term debt borrowings................................................    8,200          --
Exercise of stock options................................................       10          --
                                                                           -------     -------
          Net cash provided by (used in) financing activities............    7,384      (2,668)
                                                                           -------     -------
Effect of exchange rate changes on cash..................................      117        (252)
                                                                           -------     -------
Net increase (decrease) in cash and cash equivalents.....................    1,051      (2,202)
Cash and cash equivalents at beginning of period.........................      801       2,489
                                                                           -------     -------
Cash and cash equivalents at end of period...............................  $ 1,852     $   287
                                                                           =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                               BETTIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of Bettis Corporation ("Bettis" or the "Company") and its wholly-owned subsidiaries are presented on a consolidated basis and include all adjustments, consisting of normal recurring adjustments and any other financial adjustments considered necessary by management for the fair presentation of the consolidated financial position of Bettis and its subsidiaries at June 30, 1996 and the consolidated results of their operations for the three and six months ended June 30, 1996 and 1995, and their cash flows for the six months ended June 30, 1996 and 1995.

     All significant intercompany transactions and balances are eliminated. This presentation is consistent with the accounting policies reflected in the financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1995 and should be read in conjunction herewith.

2. INVENTORIES

     At June 30, 1996 and December 31, 1995, inventories were comprised of the following:

                                                                      JUNE 30,   DECEMBER 31,
                                                                        1996         1995
                                                                      -------     ----------
                                                                         (IN THOUSANDS)
    Raw materials and supplies.......................................  $11,735      $8,470
    Finished parts and sub-assemblies................................    2,651         627
                                                                       -------      ------
                                                                       $14,386      $9,097
                                                                       =======      ======

3. LONG-TERM DEBT AND OBLIGATIONS

     Long-term debt at June 30, 1996 and December 31, 1995 consisted of the following:

                                                                       JUNE 30,   DECEMBER 31,
                                                                        1996         1995
                                                                       -------      ---------
                                                                         (IN THOUSANDS)
    Note payable to bank, interest at 5.95% payable through 1999.....  $ 6,000      $7,000
    Revolving credit facility, interest at prime rate (8.25% at June
      30, 1996) payable through April 30, 1998.......................    9,200       1,000
    Term loan to bank, interest at the Canadian prime rate (6.5% at
      June 30, 1996) payable through August 31, 2001.................    1,925       2,107
    Term loan to bank, interest at the Danish rate (7.5% at June 30,
      1996) payable through March 28, 1998...........................      192          --
    Capital lease obligations........................................    2,179       2,374
                                                                       -------      ------
                                                                        19,496      12,481
    Less current maturities..........................................   (2,766)     (2,583)
                                                                       -------      ------
                                                                       $16,730      $9,898
                                                                       =======      ======

     On June 6, 1996, the credit agreement between Bettis and its bank was amended to increase the revolving credit facility from $7,000,000 to $10,000,000 and to extend the maturity date to April 30, 1998. Funds from the amended facility were used for the acquisition of the stock of Dantorque A/S.

     On July 8, 1996, the credit agreement described above was again modified and restated to increase the revolving credit facility available from $10,000,000 to $30,000,000. As collateral for the modified and restated credit facility, the Company pledged substantially all of its assets in the United States and gave a security

                               BETTIS CORPORATION
interest in the stock of its foreign subsidiaries. The credit facility contains covenants relating to: a minimum current ratio; a maximum ratio of debt to earnings before taxes, interest and depreciation; a minimum tangible net worth; a minimum fixed charge coverage ratio; and an annual maximum amount of capital expenditures. In addition, the Company is prohibited from incurring additional collateralized indebtedness with the exception of a permitted amount of purchase money indebtedness. Interest is payable quarterly. The funds made available from the modified and restated credit facility were used to acquire the stock of Prime Actuator Control Systems, Ltd., Prime Actuator Control Systems, Inc. and Shafer Valve Company.

4. COMMITMENTS AND CONTINGENCIES

     The Company is a defendant from time to time in various civil lawsuits involving normal and usual claims arising in the ordinary course of its business. In the opinion of management, all such matters are either covered by insurance or involve amounts such that an unfavorable disposition of the proceedings would not have a material effect on the accompanying consolidated financial statements of the Company.

5. INCOME TAXES

     The components of pre-tax earnings and the income tax provision were as follows:

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                         -----------------
                                                                          1996       1995
                                                                         ------     ------
                                                                         (IN THOUSANDS)
    Pre-tax earnings:
      Domestic.........................................................  $1,945     $1,374
      Foreign..........................................................     128        269
                                                                         ------     ------
                                                                         $2,073     $1,643
                                                                         ======     ======
    Income tax provision (benefit):
      Current:
         U.S. Federal..................................................  $  675     $  496
         State.........................................................      71         50
         Foreign.......................................................     331        139
                                                                         ------     ------
                                                                          1,077        685
                                                                         ------     ------
      Deferred:
         U.S. Federal..................................................     (16)       (29)
         Foreign.......................................................     (69)        14
                                                                         ------     ------
                                                                            (85)       (15)
                                                                         ------     ------
    Total income tax provision.........................................  $  992     $  670
                                                                         ======     ======

6. EARNINGS PER SHARE

     At June 30, 1996, common stock outstanding aggregated 8,483,435 shares. Primary earnings per share were calculated on the basis of 8,611,299 and 8,499,019 weighted shares for the six months ended June 30, 1996 and 1995, respectively. Fully diluted earnings per share are not presented as the results would not be materially different from primary earnings per share.

                               BETTIS CORPORATION

7. ACQUISITIONS

     On June 7, 1996, the Company purchased 100% of the outstanding stock of Dantorque A/S ("Dantorque") for $3,000,000 in cash. Dantorque is located in Esbjerg, Denmark and manufactures a line of actuators used principally in subsea applications. Dantorque's revenues in 1995 were approximately $3,000,000.

     On June 20, 1996, the Company purchased 100% of the outstanding stock of Prime Actuator Control Systems, Ltd. ("Prime UK") and Prime Actuator Control Systems, Inc. ("Prime US") for $4,000,000 in cash. Prime UK is located in Glenrothes, Scotland and manufactures scotch yoke actuators. Prime US is located in Houston, Texas and is the United States sales operation for Prime UK. In 1995, revenues of Prime UK and Prime US were approximately $9,000,000.

     On July 9, 1996, the Company entered into an agreement to purchase 100% of the stock of Shafer Valve Company ("Shafer"), located in Mansfield, Ohio, from Valley City Steel Company for $13,200,000 in cash. Shafer manufactures a line of rotary vane actuators principally used in the oil and gas pipeline industry. Shafer had 1995 revenues totaling approximately $16,500,000.

     The pro forma financial information with respect to the aforementioned acquisitions for the six months ended June 30, 1996 and 1995 will be provided as an amendment to the respective Form 8-K reporting the acquisition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Bettis Corporation:

     We have audited the consolidated balance sheets of Bettis Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. We have also audited the financial statement schedule included on page F-25 of this Joint Proxy Statement/Prospectus. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bettis Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

     As discussed in Notes 7 and 8 to the consolidated financial statements, the Company changed its methods for accounting for postretirement benefits and income taxes in 1993.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
February 26, 1996

                               BETTIS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                            1995        1994
                                                                           -------     -------
                                                                             (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and cash equivalents..............................................  $   801     $ 2,489
  Accounts receivable, net...............................................   12,321      10,424
  Inventories............................................................    9,097       7,602
  Prepaid expenses.......................................................      931       1,032
  Other current assets...................................................      418         294
                                                                           -------     -------
          Total current assets...........................................   23,568      21,841
Property, plant and equipment, net.......................................   15,368      15,652
Excess cost over net assets acquired, less accumulated amortization
  of $835 and $611, respectively.........................................    5,853       5,946
Other assets.............................................................    1,087       1,186
                                                                           -------     -------
                                                                           $45,876     $44,625
                                                                           =======     =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term bank debt...................................................  $ 3,364     $ 3,500
  Accounts payable, trade................................................    4,791       3,142
  Accrued liabilities....................................................    3,741       3,380
  Current maturities of long-term debt...................................    2,583       2,636
                                                                           -------     -------
          Total current liabilities......................................   14,479      12,658
                                                                           -------     -------
Long-term debt...........................................................    9,898      12,667
Deferred income taxes....................................................      624         738
Other non-current liabilities............................................       66         101
Commitments and contingencies (notes 1, 5, 6 & 7)
Stockholders' equity:
  Common stock, par value $.01 per share, authorized 30,000,000 shares,
     8,480,235 shares issued and outstanding.............................       85          85
  Paid-in capital........................................................    5,767       5,767
  Retained earnings......................................................   16,121      13,841
  Cumulative translation adjustment......................................   (1,164)     (1,232)
                                                                           -------     -------
          Total stockholders' equity.....................................   20,809      18,461
                                                                           -------     -------
                                                                           $45,876     $44,625
                                                                           =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                               BETTIS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                                            1995          1994          1993
                                                          --------      --------      --------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                 AND PER SHARE AMOUNTS)
Net revenues............................................  $ 55,142      $ 51,974      $ 52,699
                                                          ---------     ---------     ---------
Operating costs and expenses:
  Manufacturing and direct..............................    35,882        33,607        32,514
  Selling, general and administrative...................    14,235        13,565        13,052
                                                          ---------     ---------     ---------
                                                            50,117        47,172        45,566
                                                          ---------     ---------     ---------
Operating income........................................     5,025         4,802         7,133
                                                          ---------     ---------     ---------
Other income (expense):
  Interest..............................................    (1,094)         (835)         (324)
  Interest -- GH........................................        --          (212)         (635)
  Other, net............................................        32          (288)         (148)
                                                          ---------     ---------     ---------
                                                            (1,062)       (1,335)       (1,107)
                                                          ---------     ---------     ---------
Earnings before income tax provision....................     3,963         3,467         6,026
Income tax provision....................................     1,683         1,400         2,289
                                                          ---------     ---------     ---------
Net earnings............................................  $  2,280      $  2,067      $  3,737
                                                          =========     =========     =========
Earnings per common share...............................  $    .27      $    .24      $    .44
                                                          =========     =========     =========
Weighted average common and common equivalent shares
  outstanding...........................................  8,536,355     8,480,450     8,480,235
                                                          =========     =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                               BETTIS CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                       COMMON STOCK
                                    ------------------                            CUMULATIVE
                                     SHARES               PAID-IN    RETAINED    TRANSLATION
                                     ISSUED     AMOUNT    CAPITAL    EARNINGS     ADJUSTMENT      TOTAL
                                    --------    ------    -------    --------    ------------    -------
                                                    (IN THOUSANDS EXCEPT SHARE AMOUNTS)
Balances, January 1, 1993.........  8,480,235    $ 85     $ 5,767    $ 12,903      $ (1,418)     $17,337
Net earnings......................        --       --          --       3,737            --        3,737
Dividend to GH....................        --       --          --      (1,019)           --       (1,019)
Cumulative translation
  adjustment......................        --       --          --          --          (164)        (164)
                                    ---------    ----      -------    -------       -------       ------


Balances, December 31, 1993.......  8,480,235      85       5,767      15,621        (1,582)      19,891
Net earnings......................        --       --          --       2,067            --        2,067
Dividend to GH....................        --       --          --      (3,847)           --       (3,847)
Cumulative translation
  adjustment......................        --       --          --          --           350          350
                                    ---------    ----      -------    -------       -------       ------

Balances, December 31, 1994.......  8,480,235      85       5,767      13,841        (1,232)      18,461
Net earnings......................        --       --          --       2,280            --        2,280
Cumulative translation
  adjustment......................        --       --          --          --            68           68
                                    ---------    ----      -------    -------       -------       ------

Balances, December 31, 1995.......  8,480,235    $ 85     $ 5,767    $ 16,121      $ (1,164)     $20,809
                                    =========   =====     =======    ========      ========      =======

   The accompanying notes are an integral part of the consolidated financial statements.

                               BETTIS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                                               1995         1994         1993
                                                              -------      -------      -------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings................................................  $ 2,280      $ 2,067      $ 3,737
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation and amortization.............................    2,423        1,960        1,556
  Provision for doubtful accounts...........................      133          442           44
  Loss on sale of assets....................................      135           73            5
  Deferred income taxes.....................................     (120)        (111)          67
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable................   (1,808)       1,079       (1,318)
  (Increase) decrease in inventories........................   (1,278)       1,406       (1,828)
  (Increase) decrease in prepaid expenses and other.........      143         (295)         281
  Increase (decrease) in accounts payable, trade............    1,444         (625)         391
  Increase (decrease) in accounts payable, GH...............       --         (537)         512
  Increase (decrease) in accrued liabilities................      400          225         (649)
                                                              -------      -------      -------
  Net cash provided by operating activities.................    3,752        5,684        2,798
                                                              -------      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..................   (1,826)      (1,916)      (1,831)
Proceeds from sale of assets................................      131           45           15
Purchase of assets of True-Torq Division of Ruthman Pump
  and Engineering, Inc......................................       --       (2,403)          --
Addition to other assets....................................       --       (1,236)          --
Other.......................................................       --          228         (248)
                                                              -------      -------      -------
  Net cash used in investing activities.....................   (1,695)      (5,282)      (2,064)
                                                              -------      -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in short-term bank debt.................     (196)        (805)       2,901
Reduction of long-term debt.................................   (3,128)      (3,694)        (807)
Long-term debt borrowings...................................       --       14,999           --
Dividends paid to GH........................................       --       (3,847)      (1,019)
Reduction of notes payable -- GH............................       --       (5,460)      (1,947)
Notes payable -- GH borrowings..............................       --           --          504
                                                              -------      -------      -------
  Net cash provided by (used in) financing activities.......   (3,324)       1,193         (368)
                                                              -------      -------      -------
Effect of exchange rate changes on cash.....................     (421)         389           70
                                                              -------      -------      -------
Net increase (decrease) in cash and cash equivalents........   (1,688)       1,984          436
Cash and cash equivalents at beginning of year..............    2,489          505           69
                                                              -------      -------      -------
Cash and cash equivalents at end of year....................  $   801      $ 2,489      $   505
                                                              =======      =======      =======

   The accompanying notes are an integral part of the consolidated financial statements.

                               BETTIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Bettis manufactures and sells valve actuators and controls which are used to remotely and automatically open or close quarter-turn or linear valves. Bettis' market is any industry that uses pipes to transport liquids or gases in supply, manufacture or distribution operations. These industries include chemical and petrochemical, oil and gas transmission, refining, food and beverage, power and pulp and paper.

     Bettis Corporation ("Bettis" or the "Company") was incorporated in Delaware on March 1, 1994 as a wholly-owned subsidiary of Galveston-Houston Company ("GH") and is the successor to the business previously conducted by Bettis Corporation, a Texas corporation, ("Bettis-Texas") founded in 1929, which was acquired by GH in 1976. Bettis-Texas was merged into the Company (the "Merger") for the purpose of reincorporating the business in Delaware. GH contributed the stock of Bettis Canada Ltd. (the "Contribution"), a wholly-owned subsidiary, to Bettis-Texas effective January 31, 1994. Both the Merger and the Contribution were accounted for at historical cost in a manner similar to that in pooling of interests accounting as the entities were under the common control of GH.

     The consolidated financial statements of the Company and its wholly-owned subsidiaries have been presented to effect the consolidation of the historical results of Bettis, Bettis-Texas, and Bettis Canada Ltd. for all periods presented. The significant operating subsidiaries include Bettis UK Limited, Bettis Canada Ltd., Bettis France and Bettis Electric Actuator Corporation.

     Earnings per share data since May 20, 1994 is based on the weighted average number of common shares outstanding during the year plus the common equivalent shares reflected under the treasury stock method. Earnings per share data prior to May 20, 1994 and for 1993 are presented based on the number of shares of Common Stock of Bettis distributed by GH on May 20, 1994 (the "Distribution Date").

     The Common Stock of Bettis was distributed effective on the Distribution Date in the form of a tax-free dividend to the shareholders of GH. Such distribution was on the basis of one share of Bettis for every two shares of GH and resulted in 100% of the outstanding shares of Bettis Common Stock being distributed to the holders of Common Stock of GH. GH and Bettis each have agreed to indemnify the other party for certain matters, including potential claims relating to the distribution.

  Preparation of the Financial Statements

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of Bettis and its subsidiaries as described above. All material intercompany transactions have been eliminated in consolidation.

     The preparation of financial statements requires management to make estimates and assumptions that affect (1) the reported amounts of asset and liabilities, (2) the disclosures of contingent assets and liabilities, and (3) the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from those estimates.

  Cash and Cash Equivalents

     The Company includes all highly liquid securities purchased with an original maturity of three months or less in cash and cash equivalents. Cash equivalents are stated at cost which approximates market.

  Inventories

     Inventories consisting of raw materials, finished parts and sub-assemblies are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) or average first-in, first-out (FIFO) methods.

                               BETTIS CORPORATION

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost and depreciated over its estimated useful life by the use of the straight line method. Assets recorded under capital leases and leasehold improvements are amortized over the shorter of their useful lives or the term of the related lease by use of the straight line method.

  Excess Cost Over Net Assets Acquired

     The excess cost over the fair value of net assets of acquired businesses is being amortized for periods of from 20 to 40 years using the straight line method. Bettis' management periodically evaluates these intangible assets based on expectations of non-discounted cash flows and operating income of those subsidiaries which gave rise to the assets. Amortization expense amounted to approximately $224,000, $156,000 and $142,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

  Revenue Recognition

     The Company recognizes revenues from product sales when goods are shipped or when ownership is assumed by the customer.

     Bettis has a two year warranty on materials and workmanship on all products manufactured. The new G-Series line of actuators has a five year warranty on materials and workmanship. Bettis has not experienced any material product warranty expense in any prior year.

  Income Taxes

     The Company files a consolidated federal income tax return including each of its qualified subsidiaries. For the periods prior to May 20, 1994, Bettis was included in the consolidated income tax returns of GH. The income tax provisions for the periods included with GH have been presented in the consolidated financial statements as if Bettis filed a separate tax return.

     Federal income taxes have not been provided on undistributed earnings of foreign subsidiaries because Bettis intends to reinvest their earnings or to repatriate such earnings only when tax effective to do so.

  Fair Value of Financial Instruments

     The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments are different from the book value. The carrying value of cash and cash equivalents, receivables and accounts payable approximate fair value due to the short term maturities of these instruments. The carrying amount of the Company's fixed long-term borrowings approximate their fair value at December 31, 1995. The carrying value of the Company's revolving credit agreements approximate their fair value because the rate on such instruments is variable, based on current market.

  Foreign Currency Translation

     Assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rate in effect at the end of each accounting period and income statement accounts are translated at the average exchange rates prevailing during the period. Gains and losses resulting from the translation of foreign financial statements are reported as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in other income and expense.

  Concentration of Credit Risk

     The Company's revenues for 1995 were generated from in excess of 710 customers, no customer of which accounted for more than 8.9 percent of total revenues. The Company performs ongoing credit evaluations of

                               BETTIS CORPORATION
its customers' financial condition and, generally, requires no collateral from its customers. The allowance for doubtful accounts at December 31, 1995 and 1994 was $366,000 and $611,000, respectively.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

     Information regarding certain balance sheet accounts at December 31, 1995 and 1994 is presented below:

                                                                                  1995        1994
                                                                                 ------      ------
                                                                                 (IN THOUSANDS)
    Inventories
      Raw materials and supplies...............................................  $8,470      $7,000
      Finished parts and sub-assemblies........................................     627         602
                                                                                 ------      ------
                                                                                 $9,097      $7,602
                                                                                 ======      ======

     At December 31, 1995 and 1994, the LIFO method of inventory valuation was used for approximately 34% and 43%, respectively, of total inventories and the average FIFO method was used for the remaining inventories. The excess of replacement cost over stated value of LIFO inventories at December 31, 1995 and 1994 was approximately $712,000 and $896,000, respectively.

                                                                                    ESTIMATED
                                                            1995         1994         LIVES
                                                           -------      -------     ----------
                                                              (IN THOUSANDS)        (IN YEARS)
    Property, plant and equipment, at cost:
      Land...............................................  $ 1,140      $ 1,070
      Buildings and improvements.........................   14,985       14,613        10-25
      Machinery and equipment............................   17,461       16,719         3-10
                                                           -------      -------
                                                            33,586       32,402
    Less accumulated depreciation........................   18,218       16,750
                                                           -------      -------
                                                           $15,368      $15,652
                                                           =======      =======

                                                                        1995         1994
                                                                       -------      -------
                                                                       (IN THOUSANDS)
    Accrued liabilities:
      Salaries, wages and commissions................................  $   939      $ 1,082
      Insurance......................................................      515            9
      Taxes..........................................................    1,254          866
      Other..........................................................    1,033        1,423
                                                                       -------      -------
                                                                       $ 3,741      $ 3,380
                                                                       =======      =======

                               BETTIS CORPORATION

3. LONG-TERM DEBT AND OBLIGATIONS

     Long-term debt at December 31, 1995 and 1994 consisted of the following:

                                                                                  1995        1994
                                                                                 -------     -------
                                                                                   (IN THOUSANDS)
    Term loan to bank, interest at 5.95% payable through April 30,
      1999...................................................................    $ 7,000     $ 9,000
    Revolving credit facility, interest at prime rate (8.5% at
      December 31, 1995) payable through April 30, 1997......................      1,000       1,500
    Term loan to bank, interest at the Canadian prime rate (7.5% at
      December 31, 1995) payable through August 31, 2001.....................      2,107       2,406
    Capital lease obligations (interest ranging from 4.8% to 8.9%
      payable through 2010)..................................................      2,374       2,397
                                                                                 -------     -------
                                                                                  12,481      15,303
    Less current maturities..................................................      2,583       2,636
                                                                                 -------     -------
                                                                                 $ 9,898     $12,667
                                                                                 =======     =======

     At December 31, 1995, Bettis had a credit agreement with a bank which provides for a term loan facility, a $7,000,000 revolving credit facility and a $2,000,000 foreign exchange facility. The term loan had an outstanding balance of $7,000,000 at December 31, 1995, bears interest at a rate of 5.95% and matures on April 30, 1999. Principal in the amount of $500,000 plus interest is payable quarterly.

     The $7,000,000 revolving credit facility is used for general corporate purposes, including a $5,000,000 sub-limit for letters of credit. At December 31, 1995, $1,000,000 was borrowed under the facility. Interest on the revolving credit facility is payable quarterly and is adjusted quarterly based on Bettis' ratio of total funded debt to earnings before interest, taxes, depreciation and amortization. Interest rates range, at Bettis' option, from LIBOR plus 0.75% or Prime Rate less 0.50% for a ratio of 1:1 or less to LIBOR plus 1.50% or Prime Rate for a ratio of 3:1 or above. Bettis pays a quarterly fee of 3/16% per annum for the unused portion of the revolving credit facility plus a 1% fee for letters of credit other than Canadian letters of credit and a fee of 0.75% for Canadian letters of credit.

     The above loans set forth in the credit agreement are uncollateralized with a negative pledge on Bettis' accounts receivable, inventories and equipment. The credit agreement contains covenants relating to a minimum current ratio, a maximum debt to tangible net worth ratio, a minimum tangible net worth, a minimum fixed charge coverage ratio and an annual maximum amount of capital expenditures. In addition, Bettis is prohibited from incurring additional collateralized indebtedness with the exception of a permitted amount of purchase money indebtedness.

     The $2,000,000 foreign exchange facility is to be used for spot or forward foreign exchange contracts and is priced as quoted by capital markets. The foreign exchange facility matures on April 30, 1996. No amounts were outstanding at December 31, 1995.

                               BETTIS CORPORATION

     The following principal payments will be required subsequent to December 31, 1995:

                                                                                            YEAR ENDING
                                                                                            DECEMBER 31,
                                                                                            ------------
                                                                                            (IN THOUSANDS)
        1996..............................................................................    $  2,583
        1997..............................................................................       3,513
        1998..............................................................................       2,474
        1999..............................................................................       1,483
        2000..............................................................................         493
        Thereafter........................................................................       1,935
                                                                                            ----------
                                                                                              $ 12,481
                                                                                            ==========

     Short term bank debt of $3,364,000 at December 31, 1995, includes revolving lines of credit at the foreign subsidiaries of Bettis which have terms of one year or less. The revolving lines of credit have interest rates which vary from 7.5% to 10.2%. The weighted average interest rate during 1995 was 8.4%. Such revolving lines of credit are collateralized by the assets of the subsidiary or by letters of credit.

     Interest payments on debt in the years ended December 31, 1995, 1994 and 1993, were $1,120,000, $718,000 and $316,000, respectively.

4. RELATED PARTY TRANSACTIONS

     The consolidated financial statements include direct charges incurred by GH on behalf of Bettis for legal services, accounting fees, employee health and insurance benefits, interest on net funds advanced to Bettis and other expenses which amounted to approximately $1,128,000 and $2,449,000 for the years ended December 31, 1994 and 1993, respectively. These direct charges were determined by specific identification as representing actual costs incurred for Bettis by GH. In addition to these direct expenses, Bettis has been charged a management fee for various services rendered by GH which allocates corporate personnel who assist in administering the insurance, cash management, taxation, personnel, employee benefits and legal activities of Bettis. Such management fee was determined based on the estimated time incurred by corporate personnel for the benefit of Bettis. The management fee was approximately $254,000 and $782,000 for the years ended December 31, 1994 and 1993, respectively.

     The notes payable with GH at December 31, 1993, principally comprised of advances made to the foreign subsidiaries of Bettis, carried interest rates which varied from 6% to 13% and matured at various dates in 1994. These notes payable were retired at the Distribution Date with the proceeds from the term loan described in Note 3.

     Interest payments to GH in the years ended December 31, 1994 and 1993 were $254,000 and $622,000, respectively.

5. LEASES

     The Company leases various types of equipment and office space under noncancellable operating leases which expire at various dates through 2080. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy expenses applicable to leased premises. Generally, the leases provide for renewal for various periods at stipulated rates. Rental expense under these leases totaled $447,000, $596,000 and $691,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Additionally, the Company leases land, buildings and improvements, and machinery and equipment under capital leases with an approximate cost of $2,882,000 and accumulated amortization of $284,000 at December 31, 1995.

                               BETTIS CORPORATION

     The approximate future minimum rental payments under noncancellable operating and capital leases for the year ended December 31, 1995 are as follows:

                                                                       OPERATING     CAPITAL
                                                                        LEASES       LEASES
                                                                       ---------     -------
                                                                       (IN THOUSANDS)
    1996.............................................................   $   385      $   413
    1997.............................................................       327          328
    1998.............................................................       182          279
    1999.............................................................       131          278
    2000.............................................................       108          277
    Thereafter.......................................................     7,947        2,334
                                                                       ---------     -------
    Total minimum lease payments.....................................   $ 9,080        3,909
                                                                        =======
    Less amount representing interest................................                  1,535
                                                                                     -------
    Present value of minimum lease payments..........................                $ 2,374
                                                                                      ======

6. LITIGATION

     The Company is a defendant in various civil lawsuits involving normal and usual claims arising in the ordinary course of its business. In the opinion of management, all such matters involve amounts such that an unfavorable disposition of the proceedings would not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

7. EMPLOYEE BENEFIT PLANS

  Retirement Savings Plan

     Bettis sponsors a Retirement Savings Plan which covers all employees who have met certain eligibility requirements for the plan. Bettis matches the contributions of the employee in an amount equal to 50 percent of the employee's contribution up to a maximum amount of 2 1/2 percent of the employee's compensation. The Company may make discretionary contributions to the plan. During 1995, 1994, and 1993, Company matching contributions were $152,000, $132,000 and $142,000, respectively.

  Postretirement Benefits

     Bettis sponsors a plan which provides certain health insurance benefits to its retired employees and eligible dependents. The Company provides these benefits at no cost to the retiree and at a nominal cost to the eligible dependent.

     On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 ("SFAS No. 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires that the costs associated with the expected future payments of postretirement benefits be accrued during the years that the employees render service necessary to receive the benefits. The present value of the Company's pretax obligation for these benefits was approximately $601,000 at January 1, 1996. The Company is currently amortizing this obligation over 20 years. The effect of the adoption of SFAS No. 106 was not material to the financial position or the results of operations of the Company.

                               BETTIS CORPORATION

     Summary information on Bettis' unfunded plan is as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Accumulated Postretirement Benefit Obligation ("APBO"):
      Retirees.......................................................  $  (417)    $  (428)
      Other fully eligible participants..............................     (146)       (105)
      Other active participants......................................     (464)       (483)
                                                                       -------     -------
              Total APBO.............................................   (1,027)     (1,016)
    Unrecognized actuarial loss......................................       49         128
    Unrecognized transition obligation...............................      601         636
                                                                       -------     -------
    Accrued postretirement health care cost liability................  $  (377)    $  (252)
                                                                       =======     =======

     Net postretirement health care cost for the years ended December 31, 1995 and 1994 included the following components:

                                                                              1995        1994
                                                                             -------     -------
                                                                               (IN THOUSANDS)
    Service cost -- benefits attributed to service during the
      period...............................................................  $    50     $    56
    Actual return on plan assets...........................................       --          --
    Interest cost on APBO..................................................       80          73
    Amortization of transition obligation..................................       37          51
                                                                             -------     -------
    Net postretirement health care cost....................................  $   167     $   180
                                                                             =======     =======

     For measurement purposes, health care cost trend rates for various services varied from 7.5% annually for 1995; the rate was assumed to decrease gradually to 6.0% for 2015 and remain at that level thereafter. Increasing the health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $151,200 and the aggregate of the service and interest cost components of net postretirement health care cost for fiscal year 1995 by $34,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1995 and 1994 was 7.0% and 8.0%, respectively. There were no plan assets.

8. INCOME TAXES

     Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109, ("SFAS No. 109"), "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax and financial reporting basis of assets and liabilities and their financial reporting amounts. The effect of the adoption of SFAS 109 was not material to the financial position or the results of operations of the Company.

                               BETTIS CORPORATION

     The components of pretax earnings and the income tax provision (benefit) for the following periods were as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1995        1994        1993
                                                             ------      ------      ------
                                                                     (IN THOUSANDS)
    Pretax earnings:
      Domestic.............................................  $3,274      $2,346      $4,164
      Foreign..............................................     689       1,121       1,862
                                                             ------      ------      ------
                                                             $3,963      $3,467      $6,026
                                                             ======      ======      ======
    Income tax provision:
      Current:
         U.S. Federal......................................  $  999      $  834      $1,413
         State.............................................      98          61         143
         Foreign...........................................     704         561         744
                                                             ------      ------      ------
                                                              1,801       1,456       2,300
                                                             ======      ======      ======
      Deferred:
         U.S. Federal......................................      12         (28)        (21)
         Foreign...........................................    (130)        (28)         10
                                                             ------      ------      ------
                                                               (118)        (56)        (11)
                                                             ------      ------      ------
    Total income tax provision.............................  $1,683      $1,400      $2,289
                                                             ======      ======      ======

     The difference between the effective rate reflected in the income tax provision and the statutory federal tax rate is analyzed as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                   1995      1994      1993
                                                                   ----      ----      ----
                                                                   (IN THOUSANDS)
    Statutory rate of federal income tax provision...............  34.0%     34.0%     34.0%
      Foreign taxes..............................................   8.6       5.2       1.8
      State income taxes.........................................   2.5       1.8       2.4
      Other, net.................................................  (2.6)      (.6)      (.2)
                                                                   ----      ----      ----
      Effective tax rate.........................................  42.5%     40.4%     38.0%
                                                                   ====      ====      ====

     The components of the net deferred tax liability as of December 31, 1995 and 1994, respectively, were as follows:

                                                                        1995         1994
                                                                       ------       ------
                                                                         (IN THOUSANDS)
    Depreciation.....................................................  $1,122       $1,259
    Other............................................................      10           11
                                                                       ------       ------
              Total deferred tax liability...........................   1,132        1,270
                                                                       ------       ------
    Tax inventory....................................................    (108)         (97)
    Reserves for inventory...........................................     (97)         (81)
    Bad debt.........................................................     (24)        (122)
    Other............................................................    (279)        (232)
                                                                       ------       ------
              Total deferred tax asset...............................    (508)        (532)
                                                                       ------       ------
              Net deferred tax liability.............................  $  624       $  738
                                                                       ======       ======

                               BETTIS CORPORATION

     At December 31, 1995 and 1994, undistributed earnings of foreign subsidiaries were $7,004,000 and $6,669,000, respectively, for which no U.S. federal income taxes have been provided.

     Total income taxes paid during the years ended December 31, 1995, 1994 and 1993 were $1,766,000, $1,598,000 and $1,210,000, respectively.

9. ACQUISITION

     On August 15, 1994, the Company, through a wholly-owned subsidiary, acquired the assets of the True-Torq Division ("True-Torq") of Ruthman Pump and Engineering, Inc. for $2,403,000 in cash. As a result of this transaction, the Company recorded $1,102,000 of excess cost over net assets acquired, which is being amortized over 20 years. True-Torq is located in Cincinnati, Ohio and manufactures electric actuators with a torque of between 140 and 10,000 pound/inches. The effect on a proforma basis of this acquisition was immaterial to the Company's financial position and results of operations.

10. STOCK OPTIONS

     During 1994, the Company initiated the Bettis Corporation 1994 Nonemployee Directors Stock Option Plan and the Bettis Corporation 1994 Stock Incentive Plan (the "Plans"). The following table sets forth the pertinent information regarding stock option transactions during 1994 and 1995:

                                                                 NUMBER OF     OPTION PRICE
                                                                  SHARES         PER SHARE
                                                                 ---------     -------------
    Shares granted during 1994.................................   486,000      $3.00 - $5.50
                                                                   ------
    Outstanding December 31, 1994, including 97,200
      currently exercisable....................................   486,000      $3.00 - $5.50
    Granted....................................................    15,000          $3.13
    Cancelled..................................................   (11,000)     $3.00 - $5.50
                                                                   ------
    Outstanding December 31, 1995, including 193,000
      currently exercisable....................................   490,000      $3.00 - $5.00
                                                                   ======

     No options were exercised during 1994 and 1995.

     The Company had 310,000 and 314,000 shares of common stock available for grant under the Plans at December 31, 1995 and 1994, respectively.

                               BETTIS CORPORATION

11. GEOGRAPHIC SEGMENT INFORMATION

     The following table summarizes financial information by domestic and foreign area.

                                                               YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                           1995         1994         1993
                                                          -------      -------      -------
                                                                   (IN THOUSANDS)
    Net revenues from unaffiliated customers:
      Domestic operations...............................  $28,890      $24,129      $27,573
      Foreign operations................................   26,252       27,845       25,126
                                                          -------      -------      -------
                                                          $55,142      $51,974      $52,699
                                                          =======      =======      =======
    Operating income:
      Domestic operations...............................  $ 3,320      $ 2,564      $ 4,291
      Foreign operations................................    1,705        2,238        2,842
                                                          -------      -------      -------
                                                          $ 5,025      $ 4,802      $ 7,133
                                                          =======      =======      =======
    Earnings before income tax provision:
      Domestic operations...............................  $ 3,274      $ 2,346      $ 4,164
      Foreign operations................................      689        1,121        1,862
                                                          -------      -------      -------
                                                          $ 3,963      $ 3,467      $ 6,026
                                                          =======      =======      =======
    Depreciation and amortization:
      Domestic operations...............................  $ 1,274      $   995      $   752
      Foreign operations................................    1,149          965          804
                                                          -------      -------      -------
                                                          $ 2,423      $ 1,960      $ 1,556
                                                          =======      =======      =======
    Identifiable assets:
      Domestic operations...............................  $17,649      $16,507      $14,100
      Foreign operations................................   28,227       28,118       25,178
                                                          -------      -------      -------
                                                          $45,876      $44,625      $39,278
                                                          =======      =======      =======
    Capital expenditures:
      Domestic operations...............................  $ 1,076      $   548      $   635
      Foreign operations................................      750        1,368        1,196
                                                          -------      -------      -------
                                                          $ 1,826      $ 1,916      $ 1,831
                                                          =======      =======      =======
    Net revenues by geographic region:
      United States.....................................  $29,672      $24,481      $26,055
      Canada............................................    8,825        8,889        7,694
      Europe............................................   11,768       13,436       13,877
      Latin America.....................................    2,231        1,318        1,181
      Rest of the world.................................    2,646        3,850        3,892
                                                          -------      -------      -------
                                                          $55,142      $51,974      $52,699
                                                          =======      =======      =======

12. NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which establishes methods for determining when an impairment of long-lived assets has occurred and for measuring the impairment of long-lived assets and is effective for financial

                               BETTIS CORPORATION
statements for fiscal years beginning after December 15, 1995. Implementation of SFAS No. 121 is not expected to have a material adverse effect on Bettis' operating results or financial conditions.

     The FASB also issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and which requires increased stock-based compensation disclosures if expense recognition is not adopted. The Company does not intend to elect expense recognition for stock options and therefore implementation of SFAS No. 123 will have no effect on Bettis' operating results or financial condition.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes quarterly financial data for 1995 and 1994 (in thousands except per share amounts):

                                            FIRST     SECOND      THIRD     FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                           -------    -------    -------    -------    -------
    YEAR ENDED DECEMBER 31, 1995:
    Net revenues.........................  $12,962    $13,432    $14,013    $14,735    $55,142
    Gross profit.........................    4,490      4,683      4,800      5,287     19,260
    Net earnings.........................      411        562        672        635      2,280
    Earnings per common share............      .05        .07        .08        .07        .27
    YEAR ENDED DECEMBER 31, 1994:
    Net revenues.........................  $12,754    $13,490    $12,515    $13,215    $51,974
    Gross profit.........................    4,657      4,846      4,115      4,749     18,367
    Net earnings.........................      752        842        111        362      2,067
    Earnings per common share............      .09        .10        .01        .04        .24

                               BETTIS CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   COL. A                      COL. B         COL. C - ADDITIONS        COL. D         COL. E
---------------------------------------------------------------------------------------------------------------
                                                              (1)           (2)
                                             BALANCE AT    CHARGED TO    CHARGED TO                  BALANCE AT
                                             BEGINNING     COSTS AND       OTHER                       END OF
                DESCRIPTION                  OF PERIOD      EXPENSES      ACCOUNTS   DEDUCTIONS(A)     PERIOD
---------------------------------------------------------------------------------------------------------------
Allowance for doubtful accounts:
  Year ended December 31, 1995..............    $611          $132          $ --         $ 377          $366
                                             =======       ========      ========    ===========     =======
  Year ended December 31, 1994..............    $206          $442          $ --         $  37          $611
                                             =======       ========      ========    ===========     =======
  Year ended December 31, 1993..............    $267          $ 44          $ --         $ 105          $206
                                             =======       ========      ========    ===========     =======

---------------
(A) Uncollectible accounts written off.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Bettis Corporation:

     We have audited the accompanying combined balance sheet of Prime Actuator Control Systems Limited and Prime Actuator Control Systems, Inc. (collectively, the "Company") as of July 31, 1995 and 1994, and the related combined statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1, the Company entered into a stock purchase agreement on June 20, 1996 for the sale of all of the outstanding common stock of the Company to Bettis Corporation. The purchaser's basis in the assets will differ from that reflected in the Company's historical financial statements at July 31, 1995. No adjustments have been made in the accompanying financial statements to reflect this transaction.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Prime Actuator Control Systems Limited and Prime Actuator Control Systems, Inc. as of July 31, 1995 and 1994, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 3, 1996

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

                             COMBINED BALANCE SHEET
                             JULY 31, 1995 AND 1994

                                                                           1995         1994
                                                                          -------      -------
                                                                          (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.............................................  $ 6,123      $ 2,830
  Short term investments................................................      766           --
  Accounts receivable...................................................    2,081        4,762
  Inventories...........................................................    3,995        2,922
  Other current assets..................................................      343          452
                                                                          -------      -------
          Total current assets..........................................   13,308       10,966
Property, plant and equipment, net......................................    2,639        2,947
Other assets............................................................        6            5
                                                                          -------      -------
                                                                          $15,953      $13,918
                                                                          =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.............................................  $   788      $ 1,342
  Accounts payable -- Sooner............................................      411        1,593
  Accrued liabilities...................................................      373          488
  Short-term borrowings from Sooner.....................................    6,045        2,485
                                                                          -------      -------
          Total current liabilities.....................................    7,617        5,908
                                                                          -------      -------
Commitments and contingencies
Stockholders' equity:
  Common Stock..........................................................   10,349       10,349
  Additional paid in capital............................................    3,883        3,883
  Accumulated deficit...................................................   (6,553)      (6,531)
  Cumulative translation adjustment.....................................      657          309
                                                                          -------      -------
          Total stockholders' equity....................................    8,336        8,010
                                                                          -------      -------
                                                                          $15,953      $13,918
                                                                          =======      =======

     The accompanying notes are an integral part of the combined financial statements.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

                        COMBINED STATEMENT OF OPERATIONS
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1994

                                                                             1995        1994
                                                                            ------      ------
                                                                            (IN THOUSANDS)
Net revenues..............................................................  $7,814      $8,706
                                                                            ------      ------
Operating costs and expenses:
  Manufacturing and direct................................................   5,624       6,533
  Selling, general and administrative.....................................   2,194       2,367
                                                                            ------      ------
                                                                             7,818       8,900
                                                                            ------      ------
Operating income (loss)...................................................      (4)       (194)
Other income (expense):
  Interest, net...........................................................     (81)         79
  Other, net..............................................................      58          21
                                                                            ------      ------
                                                                               (23)        100
                                                                            ------      ------
Loss before income tax provision (benefit)................................     (27)        (94)
Income tax provision (benefit)............................................      (5)         15
                                                                            ------      ------
Net loss..................................................................  $  (22)     $ (109)
                                                                            ======      ======

     The accompanying notes are an integral part of the combined financial statements.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1994
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                        COMMON STOCK
                                    --------------------                              CUMULATIVE
                                     SHARES                 PAID IN    ACCUMULATED    TRANSLATION
                                     ISSUED      AMOUNT     CAPITAL      DEFICIT      ADJUSTMENT      TOTAL
                                    ---------    -------    -------    -----------    ----------    ----------
Balances at August 1, 1993......... 10,823,560   $10,349    $ 3,883      $(6,422)        $ --         $  7,810
Net loss...........................        --         --         --         (109)          --             (109)
Cumulative translation
  adjustment.......................        --         --         --           --          309              309
                                    ----------   -------     ------      -------         ----           ------
Balances at July 31, 1994.......... 10,823,560    10,349      3,883       (6,531)         309            8,010
Net loss...........................        --         --         --          (22)          --              (22)
Cumulative translation
  adjustment.......................        --         --         --           --          348              348
                                    ----------   -------     ------      -------         ----           ------
Balances at July 31, 1995.......... 10,823,560   $10,349    $ 3,883      $(6,553)        $657         $  8,336
                                    ==========   =======     ======      =======         ====           ======

     The accompanying notes are an integral part of the combined financial statements.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                   FOR THE YEARS ENDED JULY 31, 1995 AND 1994

                                                                            1995        1994
                                                                           -------     -------
                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.................................................................  $   (22)    $  (109)
Adjustments to reconcile net earnings to net cash provided by
  (used in) operating activities:
Depreciation.............................................................      716         640
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable, net........................    2,815      (1,049)
  Increase in inventories................................................     (971)     (1,418)
  (Increase) decrease in other current assets............................      124        (437)
  Increase (decrease) in accounts payable, trade.........................     (596)        436
  Increase (decrease) in accrued liabilities.............................     (131)        185
  Increase (decrease) in accounts payable -- Sooner......................   (1,183)      1,632
                                                                           -------     -------
          Net cash provided by (used in) operating activities............      752        (120)
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment...............................     (307)       (580)
Proceeds from sale of assets.............................................       13           9
Purchase of short term investments.......................................     (766)         --
                                                                           -------     -------
          Net cash used by investing activities..........................   (1,060)       (571)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in short-term borrowings from Sooner.................    3,560        (651)
                                                                           -------     -------
          Net cash provided by (used in) financing activities............    3,560        (651)
                                                                           -------     -------
Effect of exchange rate changes on cash..................................       41           6
                                                                           -------     -------
Net increase (decrease) in cash and cash equivalents.....................    3,293      (1,336)
Cash and cash equivalents at beginning of year...........................    2,830       4,166
                                                                           -------     -------
Cash and cash equivalents at end of year.................................  $ 6,123     $ 2,830
                                                                           =======     =======

     The accompanying notes are an integral part of the combined financial statements.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying combined financial statements include the financial statements of Prime Actuator Control Systems Limited, a company incorporated in Scotland with Number 95751 ("Prime UK") and Prime Actuator Control Systems, Inc., a Delaware corporation, ("Prime Inc.") (collectively referred to as "Prime").

     Prime UK manufactures and sells valve actuators, which are used to remotely and automatically open and close quarter turn valves, from a facility located in Glenrothes, Scotland. Prime Inc. sells valve actuators manufactured by Prime UK from offices in Houston, Texas. Prime's market is principally the chemical, petrochemical and refining industries where pipes are used to transport liquids and gases.

     Bettis Corporation ("Bettis or the "Company") purchased 100% of the stock of Prime UK and Prime Inc. from Sooner Pipe and Supply Corporation ("Sooner") on June 20, 1996. Bettis paid $4,000,000 in cash consideration and caused Prime Inc. to issue and deliver a note in the principal amount of $2,323,000 to Sooner for the shares of Prime UK and Prime Inc. Prior to June 20, 1996, Prime repaid with available cash a significant portion of the short-term borrowings from Sooner. The acquisition of Prime was accounted for under the purchase method of accounting.

  Preparation of the Financial Statements

     The combined financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of Prime Inc. and Prime UK as described above. On June 20, 1996, Bettis purchased 100% of the stock of Prime. The purchaser's basis in the assets will differ from that reflected in Prime's historical financial statements at July 31, 1995. No adjustments have been made in the accompanying financial statements to reflect this transaction. All material intercompany transactions have been eliminated in combination.

     The preparation of financial statements requires management to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities, (2) the disclosures of contingent assets and liabilities, and (3) the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from those estimates.

  Cash and Cash Equivalents

     Prime includes all highly liquid securities purchased with an original maturity of three months or less in cash and cash equivalents. Cash equivalents are stated at cost which approximates market. The Company maintains cash deposits in banks which from time to time exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any credit loss is minimal.

  Short Term Investments

     Short term investments consist of investments in commercial paper with terms of less than one year and are classified as held to maturity. Such investments are carried at amortized cost which approximates fair value.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Inventories

     Inventories consisting of raw materials, supplies, finished parts and sub-assemblies are stated at the lower of cost or market as determined by management of Prime. Cost is determined by the average first-in, first-out
(FIFO) method.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost and depreciated over its estimated useful life by the use of the straight line method. Leasehold improvements are amortized over the shorter of their useful lives or the term of the related lease by use of the straight line method. Disposals are removed at cost less accumulated depreciation with the resulting gain or loss being reflected in operations.

  Revenue Recognition

     The Company recognizes revenues from product sales when goods are shipped or when ownership is assumed by the customer.

     Prime has a two year warranty on materials and workmanship on all products manufactured. Prime has not experienced any material product warranty expense.

  Income Taxes

     Prime UK and Prime Inc. each file income tax returns as members of the consolidated group of Sooner, or Sooner subsidiaries, in the United Kingdom and the United States, respectively. The income tax provisions for the periods presented are calculated as if each had filed a separate tax return.

  Fair Value of Financial Instruments

     The Company includes fair value information in the notes to combined financial statements when the fair value of its financial instruments are different from the book value. The carrying value of cash and cash equivalents, receivables and accounts payable approximate fair value due to the short term maturities of these instruments. The carrying amount of the Company's short-term borrowings from Sooner approximates its fair value at July 31, 1995.

  Foreign Currency Translation

     Assets and liabilities of Prime UK are translated into U.S. dollars at the exchange rate in effect at the end of each accounting period and income statement accounts are translated at the average exchange rates prevailing during the period. Gains and losses resulting from the translation of foreign financial statements are reported as a separate component of stockholders equity. Gains and losses from foreign currency transactions are included in other income and expense.

  Concentration of Credit Risk

     Prime performs ongoing credit evaluations of its customers financial condition and, generally, requires no collateral from its customers. The Company has made no allowance for doubtful accounts at July 31, 1995 and 1994.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

     Information regarding certain balance sheet accounts at July 31, 1995 and 1994 is presented below:

                                                                                     1995        1994
                                                                                    ------      ------
                                                                                      (IN THOUSANDS)
    Inventories
      Raw materials and supplies..................................................  $1,954      $2,345
      Finished parts and sub assemblies...........................................   2,041         577
                                                                                    ------      ------
                                                                                    $3,995      $2,922
                                                                                    ======      ======

                                                                                    ESTIMATED
                                                             1995        1994         LIVES
                                                            ------      ------      ---------
                                                              (IN THOUSANDS)        (IN YEARS)
    Property, plant and equipment, at cost:
      Land................................................  $  320      $  306
      Buildings and improvements..........................     782         589        50
      Machinery and equipment.............................   5,214       4,913         3-10
                                                            ------      ------
                                                             6,316       5,808
    Less accumulated depreciation.........................   3,677       2,861
                                                            ------      ------
                                                            $2,639      $2,947
                                                            ======      ======

                                                                           1995        1994
                                                                          ------      ------
                                                                            (IN THOUSANDS)
    Accrued liabilities:
      Salaries, wages and commissions...................................  $  145      $  317
      Other.............................................................     228         171
                                                                          ------      ------
                                                                          $  373      $  488
                                                                          ======      ======

3. RELATED PARTY TRANSACTIONS

     The combined financial statements include direct charges incurred by Sooner on behalf of Prime for legal services, accounting fees, employee health and insurance benefits, interest on net funds advanced to Prime and other expenses which amounted to approximately $686,000 and $492,000 for the years ended July 31, 1995 and 1994, respectively. These direct charges were determined by specific identification as representing actual costs incurred for Prime by Sooner.

     The long term payable to Sooner at July 31, 1995 and 1994 carried interest rates which varied from approximately 3.5% to 7.5%.

     Interest payments to Sooner in the years ended July 31, 1995 and 1994 were $320,000 and $154,000, respectively.

4. LEASE

     Prime leases certain buildings on a short term operating lease which expires in 1996. The operating lease provides that Prime pay taxes, maintenance, insurance and other occupancy expenses applicable to leased premises. The lease provides for renewal for various periods at stipulated rates. Rental expense totaled $67,000 and $33,000 for the years ended July 31, 1995 and 1994, respectively.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The approximate future minimum rental payments under the short term operating lease for 1996 is $68,000.

5. COMMON STOCK

     The Common Stock authorized, issued and outstanding of Prime consists of the following at July 31, 1995 and 1994:

                                                                                       COMMON STOCK
                                                                                       ------------
                                                                                           (IN
                                                                                       THOUSANDS)
    Prime UK
      Ordinary A -- par value 1 UK pound each, 7,000,000 authorized and
         6,965,000 issued and outstanding.............................................    $ 10,288
      Ordinary B -- par value .01 UK pound each, 100,000,000 authorized and
         3,854,060 issued and outstanding.............................................          56
    Prime Inc.
      Common Stock -- par value $1.00 each, 10,000 authorized and 4,500
         issued and outstanding.......................................................           5
                                                                                        ----------
                                                                                          $ 10,349
                                                                                        ==========

6. INCOME TAXES

     Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax and financial reporting basis of assets and liabilities and their financial reporting amounts.

     The components of pretax earnings and the income tax provision (benefit) for the periods were as follows:


                                                                                              YEAR ENDED JULY 31,
                                                                                              -------------------
                                                                                                1995       1994
                                                                                                -----      -----
                                                                                                (IN THOUSANDS)
    Pretax earnings (loss)
      Domestic................................................................................  $(660)     $(625)
      Foreign.................................................................................    633        531
                                                                                                -----      -----
                                                                                                $ (27)     $ (94)
                                                                                                =====      =====
    Income tax provision (benefit):
      Foreign.................................................................................     (5)        15
                                                                                                -----      -----
    Total income tax benefit..................................................................  $  (5)     $  15
                                                                                                =====      =====

     The difference between the income tax provision and the effective tax rate of 34% is principally due to: (1) the utilization of net operating loss carryforwards of approximately $919,000 and $527,000 at Prime UK for the years ended July 31, 1995 and 1994, respectively, for which no tax benefit had been accrued in previous years; and (2) current net operating losses of Prime US for which no tax benefit would be recorded on a separate return basis. At July 31, 1995 and 1994, the balance of the unused tax loss carryforwards of Prime UK were approximately $2,325,000 and $3,174,000, respectively, for which no deferred tax benefit has been recorded and is available to reduce future taxable income.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. GEOGRAPHIC SEGMENT INFORMATION

     The following table summarizes financial information by domestic and foreign area:

                                                                      YEAR ENDED JULY 31,
                                                                      --------------------
                                                                       1995         1994
                                                                      -------      -------
                                                                      (IN THOUSANDS)
    Net revenues from unaffiliated customers:
      Domestic operations...........................................  $   521      $   294
      Foreign operations............................................    7,293        8,412
                                                                      -------      -------
                                                                      $ 7,814      $ 8,706
                                                                      =======      =======
    Operating income (loss):
      Domestic operations...........................................  $  (585)     $  (619)
      Foreign operations............................................      581          425
                                                                      -------      -------
                                                                      $    (4)     $  (194)
                                                                      =======      =======
    Earnings (loss) before income tax provision (benefit):
      Domestic operations...........................................  $  (660)     $  (625)
      Foreign operations............................................      633          531
                                                                      -------      -------
                                                                      $   (27)     $   (94)
                                                                      =======      =======
    Depreciation:
      Domestic operations...........................................  $    28      $    16
      Foreign operations............................................      688          624
                                                                      -------      -------
                                                                      $   716      $   640
                                                                      =======      =======
    Identifiable assets:
      Domestic operations...........................................  $ 3,626      $   975
      Foreign operations............................................   12,327       12,943
                                                                      -------      -------
                                                                      $15,953      $13,918
                                                                      =======      =======
    Capital expenditures:
      Domestic operations...........................................  $    31      $   127
      Foreign operations............................................      276          453
                                                                      -------      -------
                                                                      $   307      $   580
                                                                      =======      =======

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.
                       COMBINED BALANCE SHEET (UNAUDITED)
                       APRIL 30, 1996 AND JULY 31, 1995


                                                                                APRIL 30,         JULY 31,
                                                                                   1996             1995
                                                                                   ----             ----
                                                                                       (IN THOUSANDS)
ASSETS
Current assets:
     Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . .         $   5,186        $   6,123
     Short term investments   . . . . . . . . . . . . . . . . . . . . .                 -              766
     Accounts receivable  . . . . . . . . . . . . . . . . . . . . . . .             1,957            2,081
     Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . .             4,013            3,995
     Other current assets   . . . . . . . . . . . . . . . . . . . . . .               252              343
                                                                                 --------         --------
       Total current assets   . . . . . . . . . . . . . . . . . . . . .            11,408           13,308
Property, plant and equipment, net  . . . . . . . . . . . . . . . . . .             2,416            2,639
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                36                6
                                                                                 --------         --------
                                                                                $  13,860        $  15,953
                                                                                 ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable - trade   . . . . . . . . . . . . . . . . . . . .         $     415        $     788
     Accounts payable - Sooner  . . . . . . . . . . . . . . . . . . . .               661              411
     Accrued liabilities  . . . . . . . . . . . . . . . . . . . . . . .               433              373
     Short-term borrowings from Sooner  . . . . . . . . . . . . . . . .             6,067            6,045
                                                                                 --------         --------
       Total current liabilities  . . . . . . . . . . . . . . . . . . .             7,576            7,617
                                                                                 --------         --------
Commitments and contingencies
Stockholders' equity:
     Common stock   . . . . . . . . . . . . . . . . . . . . . . . . . .            10,349           10,349
     Additional paid-in capital   . . . . . . . . . . . . . . . . . . .             3,883            3,883
     Accumulated deficit  . . . . . . . . . . . . . . . . . . . . . . .            (8,064)          (6,553)
     Cumulative translation gain  . . . . . . . . . . . . . . . . . . .               116              657
                                                                                 --------         --------
     Total Stockholders' equity:  . . . . . . . . . . . . . . . . . . .             6,284            8,336
                                                                                 --------         --------
                                                                                $  13,860        $  15,953
                                                                                 ========           ======





                  See notes to combined financial statements.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.
                  COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
               FOR THE NINE MONTHS ENDED APRIL 30, 1996 AND 1995



                                                                                   1996             1995
                                                                                   ----             ----
                                                                                       (IN THOUSANDS)
Net revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  4,018         $  6,266
                                                                                 -------          -------
Operating costs and expenses:
     Manufacturing and direct   . . . . . . . . . . . . . . . . . . . .            3,737            4,449
     Selling, general and administrative  . . . . . . . . . . . . . . .            1,816            1,573
                                                                                 -------          -------
                                                                                   5,553            6,022
                                                                                 -------          -------

Operating income (loss) . . . . . . . . . . . . . . . . . . . . . . . .           (1,535)             244
                                                                                 -------           -------

Other income (expense):
     Interest, net  . . . . . . . . . . . . . . . . . . . . . . . . . .                -              (60)
     Other, net   . . . . . . . . . . . . . . . . . . . . . . . . . . .               24               86
                                                                                 -------          -------
                                                                                      24               26
                                                                                 -------          -------

Earnings (loss) before income tax benefit . . . . . . . . . . . . . . .           (1,511)             270

Income tax provision (benefit)  . . . . . . . . . . . . . . . . . . . .                -                -
                                                                                 -------          -------

Net earnings (loss) . . . . . . . . . . . . . . . . . . . . . . . . . .         $ (1,511)         $   270
                                                                                ========          =======





                  See notes to combined financial statements.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.
                  COMBINED STATEMENT OF CASH FLOWS (UNAUDITED)
               FOR THE NINE MONTHS ENDED APRIL 30, 1996 AND 1995



                                                                                NINE MONTHS ENDED APRIL 30,
                                                                                ---------------------------
                                                                                   1996             1995
                                                                                   ----             ----
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss) . . . . . . . . . . . . . . . . . . . . . . . . . .         $ (1,511)        $    270
Adjustments to reconcile net earnings (loss) to net
     cash used in operating activities:
Depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              472              532
Gain on sale of assets  . . . . . . . . . . . . . . . . . . . . . . . .               (8)               -
Changes in assets and liabilities:
     Decrease in accounts receivable, net   . . . . . . . . . . . . . .                8            1,912
     Increase in inventories  . . . . . . . . . . . . . . . . . . . . .             (171)            (505)
     Decrease in other current assets   . . . . . . . . . . . . . . . .               44               59
     Decrease in accounts payable - trade   . . . . . . . . . . . . . .             (316)          (1,050)
     Increase in accrued liabilities  . . . . . . . . . . . . . . . . .               81                6
     Increase (decrease) accounts payable - Sooner  . . . . . . . . . .              250           (1,437)
                                                                                 -------         --------
       Net cash used in operating activities   . . . . . . . . . . . .            (1,151)            (213)
                                                                                 -------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment  . . . . . . . . . . . . . .             (403)            (298)
Proceeds from sale of assets  . . . . . . . . . . . . . . . . . . . . .               15                -
Maturities of short term investments  . . . . . . . . . . . . . . . . .              766                -
                                                                                 -------          -------
       Net cash used in investing activities  . . . . . . . . . . . . .              378             (298)
                                                                                 -------          -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in short-term borrowings from Sooner . . . . . . . . . . . .                 22            3,287
                                                                                 -------          -------
       Net cash provided by financing activities  . . . . . . . . . .                 22            3,287
                                                                                 -------          -------

Effect of exchange rate changes on cash . . . . . . . . . . . . . . . .             (186)             278
                                                                                 -------           -------
Net increase (decrease) in cash and cash equivalents  . . . . . . . . .             (937)           3,054
Cash and cash equivalents at beginning of period  . . . . . . . . . . .            6,123            2,830
                                                                                --------          -------
Cash and cash equivalents at end of period  . . . . . . . . . . . . . .         $  5,186         $  5,884
                                                                                ========         ========





                  See notes to combined financial statements.

                     PRIME ACTUATOR CONTROL SYSTEMS LIMITED
                                      AND
                      PRIME ACTUATOR CONTROL SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 APRIL 30, 1996
                                  (UNAUDITED)


1.       Business and Basis of Presentation

         The accompanying combined financial statements include the accounts of Prime Actuator Control Systems Limited, a company incorporated in Scotland with Number 95751 ("Prime UK") and Prime Actuator Control Systems, Inc., a Delaware corporation, ("Prime Inc."), collectively referred to as Prime. All material intercompany transactions have been eliminated.

         Prime UK manufactures and sells valve actuators from a facility located in Glenrothes, Scotland. Prime Inc. sells valve actuators manufactured by Prime UK from offices in Houston, Texas.

         Bettis Corporation ("Bettis") purchased 100% of the stock of Prime UK and Prime Inc. from Sooner Pipe and Supply Corporation ("Sooner") on June 20, 1996. Bettis paid $4,000,000 in cash consideration and caused Prime Inc. to issue and deliver a note in the principal amount of $2,323,000 to Sooner for the shares of Prime UK and Prime Inc.

         Prime utilizes a July 31 fiscal year-end. These interim financial statements have not been audited; however, in the opinion of management, only adjustments consisting of normal recurring accruals considered necessary for fair presentation have been included. Results of interim periods are not necessarily indicative of results to be expected for the full year.

         This presentation is consistent with the accounting policies reflected in the financial statements included in Note 1 to the July 31, 1995 and 1994 Combined Financial Statements and should be read in conjunction herewith.

2.       Summary of Significant Accounting Policies

         There have been no significant changes in the accounting policies of Prime during the periods presented. For a description of these policies, see
Note 1 to the July 31, 1995 Combined Financial Statements.

                               BETTIS CORPORATION
                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)


                                                                BETTIS                 PROFORMA       PROFORMA
                                                             CORPORATION    PRIME     ADJUSTMENTS       TOTAL
                                                             -----------    -----     -----------       -----
Net revenues  . . . . . . . . . . . . . . . . . . . .          $ 29,814   $  2,294     $      -       $ 32,108
                                                               --------    ------      --------       --------
Operating costs and expenses:
     Manufacturing and direct . . . . . . . . . . . .            19,859      2,292         (224)(A)     21,927
     Selling, general and administrative  . . . . . .             7,192      1,207          (27)(A)      8,372
                                                               --------    ------      --------       --------
                                                                 27,051      3,499         (251)        30,299
                                                               --------    ------      --------       --------


Operating income (loss) . . . . . . . . . . . . . . .             2,763    (1,205)          251          1,809

Other income (expense):
     Interest, net  . . . . . . . . . . . . . . . . .             (548)        (6)         (210)(B)       (764)
     Other, net . . . . . . . . . . . . . . . . . . .             (142)         25            -           (117)
                                                               --------    ------      --------       --------
                                                                  (690)         19         (210)          (881)
                                                               --------    ------      --------       --------

Earnings (loss) before income tax provision . . . . .             2,073    (1,186)           41            928

Income tax provision (benefit)  . . . . . . . . . . .               992      (126)          (89)(C)        777
                                                               --------    ------      --------       --------

Net earnings (loss) . . . . . . . . . . . . . . . . .          $  1,081   $(1,060)     $    130       $    151
                                                               ========   =======      ========       ========

Earnings per common share . . . . . . . . . . . . . .          $    .13                               $    .02
                                                               ========                               ========

Weighted average common and common
     equivalent shares outstanding  . . . . . . . . .         8,611,299                              8,611,299
                                                              =========                              =========





         See the accompanying Notes to Pro Forma Financial Statements.

                               BETTIS CORPORATION
                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)


                                                                BETTIS                 PROFORMA       PROFORMA
                                                             CORPORATION    PRIME     ADJUSTMENTS       TOTAL
                                                             -----------    -----     -----------       -----
Net revenues  . . . . . . . . . . . . . . . . . . . .          $ 55,142   $  6,543     $      -       $ 61,685
                                                                -------    -------      -------        -------
Operating costs and expenses:
     Manufacturing and direct . . . . . . . . . . . .            35,882      4,908         (521)(A)     40,269
     Selling, general and administrative  . . . . . .            14,235      2,226          (54)(A)     16,407
                                                                -------    -------      -------        -------
                                                                 50,117      7,134         (575)        56,676
                                                                -------    -------      -------        -------
Operating income (loss) . . . . . . . . . . . . . . .             5,025       (591)         575          5,009

Other income (expense):
     Interest . . . . . . . . . . . . . . . . . . . .            (1,094)       (70)        (360)(B)     (1,524)
     Other, net . . . . . . . . . . . . . . . . . . .                32          3            -             35
                                                                -------    -------      -------        --------
                                                                 (1,062)       (67)        (360)        (1,489)
                                                                -------    -------      -------        --------
Earnings (loss) before income tax provision
     (benefit)  . . . . . . . . . . . . . . . . . . .             3,963       (658)         215          3,520

Income tax provision (benefit)  . . . . . . . . . . .             1,683       (235)        (178)(C)      1,270
                                                                -------    -------      -------        --------

Net earnings (loss) . . . . . . . . . . . . . . . . .          $  2,280   $   (423)     $   393       $  2,250
                                                                =======    =======      =======        ========

Earnings per common share . . . . . . . . . . . . . .          $    .27                               $    .27
                                                                =======                                ========

Weighed average common and common
     equivalent shares outstanding  . . . . . . . . .         8,536,355                              8,536,355
                                                              =========                             ===========





         See the accompanying notes to Pro Forma Financial Statements.

                               BETTIS CORPORATION
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)


THE PRO FORMA ADJUSTMENTS TO THE ACCOMPANYING STATEMENTS OF OPERATIONS ARE SUMMARIZED BELOW:

(A) Adjustments to depreciation expense related to the preliminary allocation of the purchase price.

(B) To record the effects of historical interest expense related to intercompany debt with Sooner not assumed in the acquisition and to record interest expense on the amount drawn down on the Company's revolving credit facility in connection with the acquisition of Prime net of cash available.

(C) To record the income tax benefit that would have been realized if Prime would have been acquired at the beginning of the period presented.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Bettis Corporation:

     We have audited the accompanying consolidated balance sheet of Shafer Valve Company as of October 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1, the Company entered into a stock purchase agreement on July 9, 1996 for the sale of all of the outstanding common stock of the Company to Bettis Corporation. The purchaser's basis in the assets will differ from that reflected in the Company's historical financial statements at October 31, 1995. No adjustments have been made in the accompanying financial statements to reflect this transaction.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shafer Valve Company as of October 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
September 20, 1996

                              SHAFER VALVE COMPANY

                           CONSOLIDATED BALANCE SHEET
                           OCTOBER 31, 1995 AND 1994

                                                                           1995         1994
                                                                          -------      -------
                                                                          (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.............................................  $     8      $   578
  Accounts receivable -- trade, net.....................................    2,205        2,209
  Accounts receivable -- Valley City....................................    1,505            4
  Inventories, net......................................................    4,665        4,394
  Deferred income tax...................................................      959        1,113
  Other current assets..................................................      101          361
                                                                          -------      -------
          Total current assets..........................................    9,443        8,659
Property, plant and equipment, net......................................    8,878        9,827
Excess cost over net assets acquired less accumulated amortization
  net of $1,465 and $1,030, respectively................................   11,013       11,428
Other assets............................................................      201          132
                                                                          -------      -------
                                                                          $29,535      $30,046
                                                                          =======      =======
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable -- trade.............................................  $   695      $   336
  Accrued liabilities...................................................    2,036        2,271
  Payable to Valley City................................................   25,176       24,477
                                                                          -------      -------
          Total current liabilities.....................................   27,907       27,084
                                                                          -------      -------
Deferred income tax.....................................................    2,716        3,004
Other non current liabilities...........................................      380          313
Commitments and contingencies (Notes 4 & 5)
Stockholder's equity (deficit):
  Common stock, no par value, 1,000 shares authorized and outstanding...        1            1
  Accumulated deficit...................................................   (1,469)        (356)
                                                                          -------      -------
          Total stockholder's equity (deficit)..........................   (1,468)        (355)
                                                                          -------      -------
                                                                          $29,535      $30,046
                                                                          =======      =======

   The accompanying notes are an integral part of the consolidated financial statements.

                              SHAFER VALVE COMPANY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE YEARS ENDED OCTOBER 31, 1995

                                                                 1995        1994        1993
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Net revenues..................................................  $16,462     $15,253     $21,595
                                                                -------     -------     -------
Operating costs and expenses:
  Manufacturing and direct....................................   12,479      10,971      14,313
  Selling, general and administrative.........................    3,872       4,085       5,440
                                                                -------     -------     -------
                                                                 16,351      15,056      19,753
                                                                -------     -------     -------
Operating income (loss).......................................      111         197       1,842
                                                                -------     -------     -------
Other income (expense):
  Interest, net...............................................   (1,695)     (1,711)     (1,785)
  Other, net..................................................       12          (7)         (8)
                                                                -------     -------     -------
                                                                 (1,683)     (1,718)     (1,793)
Earnings (loss) before income tax provision (benefit).........   (1,572)     (1,521)         49
                                                                -------     -------     -------
Income tax provision (benefit)................................     (459)       (419)        (61)
                                                                -------     -------     -------
Net earnings (loss)...........................................  $(1,113)    $(1,102)    $   110
                                                                =======     =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                              SHAFER VALVE COMPANY

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                   FOR THE THREE YEARS ENDED OCTOBER 31, 1995
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                       COMMON STOCK
                                                    -------------------      ACCUMULATED
                                                    SHARES                    EARNINGS
                                                    ISSUED       AMOUNT      (DEFICIT)          TOTAL
                                                    ------       ------     -----------      -----------
Balances at November 1, 1992......................  1,000        $   1        $   636          $     637
Net earnings......................................     --           --            110                110
                                                    -----        ------       -------            -------
Balances at October 31, 1993......................  1,000            1            746                747
Net loss..........................................     --           --         (1,102)            (1,102)
                                                    -----        ------       -------            -------
Balances at October 31, 1994......................  1,000            1           (356)              (355)
Net loss..........................................     --           --         (1,113)            (1,113)
                                                    -----        ------       -------            -------
Balances at October 31, 1995......................  1,000        $   1        $(1,469)         $  (1,468)
                                                    =====        ======       =======          =========

   The accompanying notes are an integral part of the consolidated financial statements.

                              SHAFER VALVE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE THREE YEARS ENDED OCTOBER 31, 1995

                                                                 1995        1994        1993
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)...........................................  $(1,113)    $(1,102)    $   110
Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization...............................    1,602       1,636       1,699
  Deferred taxes..............................................     (134)       (216)       (421)
  (Gain) loss on sale of assets...............................        6           7          (3)
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable, net.............        4       1,936      (2,100)
  Increase in accounts receivable -- Valley City..............   (1,501)         (5)         --
  (Increase) decrease in inventories..........................     (271)       (505)        545
  Decrease in other current assets............................      259          36          68
  (Increase) decrease in other assets.........................      (69)         14          86
  Increase (decrease) in accounts payable, trade..............      360         (49)        139
  Increase (decrease) in accrued liabilities..................     (235)       (903)         28
  Increase in non current liabilities.........................       67         106         208
                                                                -------     -------     -------
          Net cash provided by (used in) operating
            activities........................................   (1,025)        955         359
                                                                -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment....................     (254)       (318)       (420)
Proceeds from sale of assets..................................       10         142          11
Maturities of short term investments..........................       --          --       1,290
                                                                -------     -------     -------
          Net cash provided by (used in) investing
            activities........................................     (244)       (176)        881
                                                                -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in payable to Valley City.................      699        (566)     (1,159)
                                                                -------     -------     -------
          Net cash provided by (used in) financing
            activities........................................      699        (566)     (1,159)
                                                                -------     -------     -------
Net increase (decrease) in cash and cash equivalents..........     (570)        213          81
Cash and cash equivalents at beginning of year................      578         365         284
                                                                -------     -------     -------
Cash and cash equivalents at end of year......................  $     8     $   578     $   365
                                                                =======     =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                              SHAFER VALVE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements include the financial statements of Shafer Valve Company and its wholly owned subsidiaries, Shafer Foreign Sales Corporation and Shafer Valve Company -- Houston (collectively referred to as "Shafer").

     Shafer manufactures and sells valve actuators, which are used to remotely and automatically open and close quarter turn valves, from facilities located in Mansfield and Orrville, Ohio. Shafer's market is principally the oil and gas pipeline industry where pipes are used to transport liquids and gases.

     Bettis Corporation ("Bettis" or the "Company") purchased 100% of the issued and outstanding stock of Shafer from Valley City Steel Company on July 9, 1996 pursuant to a Stock Purchase Agreement with Valley City Steel Company, Shiloh Industries Inc., a Delaware corporation, and Shiloh Corporation, an Ohio corporation (the latter two being shareholders of Valley City Steel Company) (collectively referred to as "Valley City"). Bettis paid $13,200,000 in cash consideration to Valley City for the shares of Shafer. The acquisition of Shafer was accounted for under the purchase method of accounting.

  Preparation of the Financial Statements

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of Shafer as described above. On July 9, 1996, Bettis purchased 100% of the issued and outstanding stock of Shafer. The purchaser's basis in the assets will differ from that reflected in Shafer's historical financial statements at October 31, 1995. No adjustments have been made in the accompanying financial statements to reflect this transaction. All material intercompany transactions have been eliminated in consolidation.

     The preparation of financial statements requires management to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities, (2) the disclosures of contingent assets and liabilities, and (3) the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from those estimates.

  Cash and Cash Equivalents

     Shafer includes all highly liquid debt securities purchased with an original maturity of three months or less in cash and cash equivalents. Cash equivalents are stated at cost which approximates market. The Company maintains cash deposits in banks which from time to time exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any credit loss is minimal.

  Short Term Investments

     Short term investments consist of investments in commercial paper with terms of less than one year and are classified as held to maturity. Such investments are carried at amortized cost which approximates fair value.

  Inventories

     Inventories consisting of raw materials, supplies, finished parts and sub-assemblies are stated at the lower of cost or market as determined by management of Shafer. Cost is determined by the average first-in, first-out method.

                              SHAFER VALVE COMPANY

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost and depreciated over its estimated useful life by the use of the straight line method. Leasehold improvements are amortized over the shorter of their useful lives or the term of the related lease by use of the straight line method. Disposals are removed at cost less accumulated depreciation with the resulting gain or loss being reflected in operations.

  Revenue Recognition

     The Company recognizes revenues from product sales when goods are shipped or when ownership is assumed by the customer.

     Shafer has a ten year warranty on materials and workmanship on all products manufactured. Shafer has not experienced any material product warranty expense.

  Excess Cost Over Net Assets Acquired

     The excess cost over fair value of the net assets of the Company upon acquisition by Valley City is being amortized over a period of 30 years using the straight line method. Shafer's management periodically evaluates this intangible asset based on expectations of undiscounted cash flows and operating income which gave rise to the assets. Amortization expense amounted to approximately $415,000, $415,000 and $383,000 for the three years ended October 31, 1995, 1994 and 1993, respectively.

  Income Taxes

     Shafer files income tax returns as members of the consolidated group with Valley City. The income tax provisions for the periods presented are calculated as if Shafer had filed a separate tax return.

  Fair Value of Financial Instruments

     The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments are different from the book value. The carrying value of cash and cash equivalents, receivables and accounts payable approximate fair value due to the short term maturities of these instruments. The carrying amount of the Company's payable to Valley City approximates its fair value at October 31, 1995.

  Concentration of Credit Risk

     The Company's revenues in 1995 were generated from in excess of 270 customers. Only one customer accounted for more than 10 percent of total revenues, with no one customer accounting for more than 13.9 percent of total revenues. Shafer performs ongoing credit evaluations of its customers financial condition and, generally, requires no collateral from its customers. The Company's allowance for doubtful accounts at October 31, 1995 and 1994 was $120,000.

                              SHAFER VALVE COMPANY

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

     Information regarding certain balance sheet accounts at October 31, 1995 and 1994 is presented below:

                                                                                  1995         1994
                                                                                 -------      -------
                                                                                    (IN THOUSANDS)
    Inventories
      Raw materials and supplies...............................................  $ 3,418      $ 3,402
      Finished parts and sub assemblies........................................    1,247          992
                                                                                 -------      -------
                                                                                 $ 4,665      $ 4,394
                                                                                 =======      =======

                                                                                    ESTIMATED
                                                           1995         1994          LIVES
                                                          -------      -------      ---------
                                                             (IN THOUSANDS)         (IN YEARS)
    Property, plant and equipment, at cost:
      Land..............................................  $   256      $   256
      Buildings and improvements........................    4,009        3,978        20-40
      Machinery and equipment...........................    8,716        8,514         5-10
                                                          -------      -------
                                                           12,981       12,748
    Less accumulated depreciation.......................    4,103        2,921
                                                          -------      -------
                                                          $ 8,878      $ 9,827
                                                          =======      =======

                                                                                        1995         1994
                                                                                       -------      -------
                                                                                          (IN THOUSANDS)
    Accrued liabilities:
      Salaries, wages and commissions................................................  $   556      $   382
      Pension liability..............................................................    1,185        1,314
      Insurance......................................................................      258          247
      Other..........................................................................       37          328
                                                                                       -------      -------
                                                                                       $ 2,036      $ 2,271
                                                                                       =======      =======

3. RELATED PARTY TRANSACTIONS

     The consolidated financial statements include direct charges incurred by Valley City on behalf of Shafer for legal services, accounting fees, employee health and insurance benefits, interest on net funds advanced to Shafer and other expenses which amounted to approximately $2,336,000, $1,928,000 and $1,808,000 for the years ended October 31, 1995, 1994 and 1993, respectively. These direct charges were determined by specific identification as representing actual costs incurred for Shafer by Valley City.

     The short term payable to Valley City at October 31, 1995 and 1994 carried interest rates of approximately 7.1%.

     Interest payments to Valley City in the years ended October 31, 1995, 1994 and 1993 were $1,708,000, $1,726,000 and $1,808,000, respectively.

4. LEASES

     The Company leases various types of equipment and office space under noncancellable operating leases which expire at various dates through 1998. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy expenses related to the leased property. Generally, the leases provide for renewal for various periods at stipulated rates. Rental expense under these leases totaled $87,000, $32,000 and $26,000 for the years ended October 31, 1995, 1994 and 1993, respectively.

                              SHAFER VALVE COMPANY

     The approximate future minimum annual rental payments under these noncancellable operating leases is as follows (in thousands):

        1996.......................................................................................  $108
        1997.......................................................................................    98
        1998.......................................................................................    53
        1999.......................................................................................     9
                                                                                                     ----
        Total minimum lease payments...............................................................  $268
                                                                                                     ====

5. COMMITMENTS AND CONTINGENCIES

     The Company is a defendant in various lawsuits involving claims arising in the ordinary course of its business. In the opinion of management of Shafer, all such matters involve amounts such that an unfavorable disposition of the proceedings would not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

     Shafer is a guarantor to a credit agreement of Valley City with its bank. At October 31, 1995 and 1994, borrowings of $13,500,000 and $11,000,000, respectively, were outstanding under this agreement.

6. EMPLOYEE BENEFIT PLANS

  401(k) Plan

     Shafer sponsors a 401(k) Plan which covers all employees who have met certain eligibility requirements for the plan. The Company matches the contributions of the employees up to a maximum of the employee's contribution of 3% of the employee's compensation. The Company can make discretionary contributions to the plan. During the years ended October 31, 1995, 1994 and 1993, the Company matching contributions were $82,000, $113,000 and $118,000, respectively.

  Defined Benefit Pension Plan

     The Company sponsors a defined benefit pension plan that covers substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and compensation during employment. The Company's funding policy is to make periodic contributions within minimum funding requirements and maximum deductible limitations. Plan assets consist primarily of insurance and annuity contracts.

     The following sets forth the funded status of the plan and amounts reflected in the Company's balance sheet at October 31, 1995 and 1994:

                                                                        1995         1994
                                                                       -------      ------
                                                                       (IN THOUSANDS)
    Actuarial present value of benefit obligations:
      Projected benefit obligation...................................  $ 2,084      $1,804
      Fair value of assets held in the plan..........................   (1,320)       (979)
                                                                       -------      ------
      Unfunded excess of projected benefit obligation over plan
         assets......................................................      764         825
      Net unrecognized loss from past experience different than
         assumed.....................................................     (128)         --
      Unrecognized (gain) loss.......................................      549         489
                                                                       -------      ------
      Pension liability included in the balance sheet................  $ 1,185      $1,314
                                                                       =======      ======

                              SHAFER VALVE COMPANY

     Pension expense for the three years ended October 31, 1995, 1994 and 1993 includes the following components:

                                                                  1995      1994      1993
                                                                  ----      ----      ----
                                                                  (IN THOUSANDS)
    Service cost of the current period..........................  $180      $217      $188
    Interest cost on the projected benefit obligation...........   149       158       230
    Actual return on assets held in the plan....................   (78)      (56)     (144)
    Loss due to settlements.....................................    --        --        88
    Net amortization of unrecognized (gain) loss................   (19)       --        --
                                                                  ----      ----      ----
                                                                  $232      $319      $362
                                                                  ====      ====      ====

     The Company's economic assumptions used in determining the pension cost and pension liability shown above are as follows:

                                                                   1995      1994      1993
                                                                   ----      ----      ----
                                                                   (IN THOUSANDS)
    Discount rate................................................  8.25%     7.25%      6.0%
    Long-term rate of return on assets...........................   8.0%      6.0%      6.0%
    Rate of increase in compensation levels......................   5.0%      4.5%      5.0%

8. INCOME TAXES

     Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax and financial reporting basis of assets and liabilities and their financial reporting amounts.

     The components of income tax provision (benefit) for the periods were as follows:

                                                                  YEAR ENDED OCTOBER 31,
                                                               ----------------------------
                                                                1995       1994       1993
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Income tax provision (benefit):
      Current................................................  $ (408)    $ (236)    $  331
      Deferred...............................................    (134)      (217)      (421)
      State..................................................      83         34         29
                                                               ------     ------     ------
    Total income tax benefit.................................  $ (459)    $ (419)    $  (61)
                                                               ======     ======     ======

     The difference between the effective rate reflected in the income tax provision and the statutory federal tax rate is analyzed as follows:

                                                                 YEAR ENDED OCTOBER 31,
                                                              -----------------------------
                                                               1995       1994       1993
                                                              ------     ------     -------
    Statutory rate of federal income tax provision..........   (34.0)%    (34.0)%      34.0%
    State income tax........................................     5.2        2.2        58.4
    Goodwill amortization...................................     9.0        9.3       278.8
    Foreign sales corporation...............................    (2.7)      (1.5)      (84.9)
    Other...................................................    (6.7)      (3.5)     (411.7)
                                                              ------     ------      ------
    Effective tax rate......................................   (29.2)%    (27.5)%    (125.4)%
                                                              ======     ======      ======

     Total income taxes paid (refunded) during the years ended October 31, 1995, 1994 and 1993 were $(326,000), $(622,000), and $331,000, respectively.

                              SHAFER VALVE COMPANY

     The components of the deferred tax asset and liability at October 31, 1995 and 1994, respectively, were as follows:

                                                                          1995       1994
                                                                         ------     ------
                                                                           (IN THOUSANDS)
    Deferred tax asset:
      Pension liability.................................................. $  373     $  438
      Inventory reserves.................................................     47        177
      Property tax accrued...............................................     62         60
      Accrued deferred compensation......................................     62         56
      Vacation pay accrued...............................................     58         62
      Other..............................................................    357        320
                                                                          ------     ------
                                                                          $  959     $1,113
                                                                          ======     ======
    Deferred tax liability:
      Property, plant and equipment....................................   $2,716     $3,004
                                                                          ======     ======

                              SHAFER VALVE COMPANY
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                      APRIL 30, 1996 AND OCTOBER 31, 1995


                                                                                APRIL 30,        OCTOBER 31,
                                                                                   1996             1995
                                                                                   ----             ----
                                                                                       (IN THOUSANDS)
ASSETS
Current assets:
     Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . .         $       2        $       8
     Accounts receivable - trade, net   . . . . . . . . . . . . . . . .             2,996            2,205
     Accounts receivable - Valley City  . . . . . . . . . . . . . . . .                 -            1,505
     Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . .             5,647            4,665
     Deferred income tax  . . . . . . . . . . . . . . . . . . . . . . .             1,054              959
     Other current assets   . . . . . . . . . . . . . . . . . . . . . .               164              101
                                                                                ---------        ---------
       Total current assets   . . . . . . . . . . . . . . . . . . . . .             9,863            9,443
Property, plant and equipment, net  . . . . . . . . . . . . . . . . . .             8,328            8,878
Excess cost over net assets acquired less accumulated
  amortization net of $1,653 and $1,445, respectively . . . . . . . . .            10,805           11,013
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               205              201
                                                                                ---------        ---------
                                                                                $  29,201        $  29,535
                                                                                =========        =========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
     Accounts payable - trade   . . . . . . . . . . . . . . . . . . . .         $     891        $     695
     Accounts payable - Valley City   . . . . . . . . . . . . . . . . .               440                -
     Accrued liabilities  . . . . . . . . . . . . . . . . . . . . . . .             2,242            2,036
     Payable to Valley City   . . . . . . . . . . . . . . . . . . . . .            24,597           25,176
                                                                                ---------        ---------
       Total current liabilities  . . . . . . . . . . . . . . . . . . .            28,170           27,907
                                                                                ---------        ---------
Deferred income tax . . . . . . . . . . . . . . . . . . . . . . . . . .             2,697            2,716
Other non-current liabilities . . . . . . . . . . . . . . . . . . . . .               405              380
Commitments and contingencies
Stockholder's equity:
     Common stock   . . . . . . . . . . . . . . . . . . . . . . . . . .                 1                1
     Accumulated deficit  . . . . . . . . . . . . . . . . . . . . . . .            (2,072)          (1,469)
                                                                                ---------        ---------
     Total stockholder's equity:  . . . . . . . . . . . . . . . . . . .            (2,071)          (1,468)
                                                                                ---------        ---------
                                                                                $  29,201        $  29,535
                                                                                =========        =========





   The accompanying notes are an integral part of the consolidated financial statements.

                              SHAFER VALVE COMPANY
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                FOR THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995



                                                                                   1996             1995
                                                                                   ----             ----
                                                                                       (IN THOUSANDS)
Net revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  7,728         $  8,137
                                                                                --------         --------
Operating costs and expenses:
     Manufacturing and direct   . . . . . . . . . . . . . . . . . . . .            5,753            6,463
     Selling, general and administrative  . . . . . . . . . . . . . . .            2,027            1,991
                                                                                --------         --------
                                                                                   7,780            8,454
                                                                                --------         --------
Operating loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              (52)            (317)

Other income (expense):
     Interest, net  . . . . . . . . . . . . . . . . . . . . . . . . . .             (845)            (831)
     Other, net   . . . . . . . . . . . . . . . . . . . . . . . . . . .               70               (7)
                                                                                --------         --------
                                                                                    (775)            (838)
                                                                                --------         --------

Loss before income tax benefit  . . . . . . . . . . . . . . . . . . . .             (827)          (1,155)

Income tax benefit  . . . . . . . . . . . . . . . . . . . . . . . . . .             (224)            (340)
                                                                                --------         --------
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $   (603)        $   (815)
                                                                                ========         ========





   The accompanying notes are an integral part of the consolidated financial statements.

                              SHAFER VALVE COMPANY
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                FOR THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995



                                                                                 SIX MONTHS ENDED APRIL 30,
                                                                                 --------------------------
                                                                                   1996             1995
                                                                                   ----             ----
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $   (603)         $  (815)
Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization  . . . . . . . . . . . . . . . . . .              772              793
     Gain on sale of assets   . . . . . . . . . . . . . . . . . . . . .              (70)               -
     Deferred income tax  . . . . . . . . . . . . . . . . . . . . . . .             (114)             (38)
Changes in assets and liabilities:
     Decrease in accounts receivable, net   . . . . . . . . . . . . . .             (791)          (1,352)
     (Increase) decrease in accounts receivable - Valley City   . . . .            1,505               (7)
     Increase in inventories  . . . . . . . . . . . . . . . . . . . . .             (982)            (153)
     (Increase) decrease in other current assets  . . . . . . . . . . .              (63)             146
     Increase in other assets   . . . . . . . . . . . . . . . . . . . .               (4)             (54)
     Increase in accounts payable - trade   . . . . . . . . . . . . . .              196              517
     Increase in accrued liabilities  . . . . . . . . . . . . . . . . .              206              822
     Increase in accounts payable - Valley City   . . . . . . . . . . .              440              340
     Increase in non current liabilities  . . . . . . . . . . . . . . .               24               33
                                                                                --------         --------
       Net cash provided by operating activities  . . . . . . . . . . .              516              232
                                                                                --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment  . . . . . . . . . . . . . .              (14)             (92)
Proceeds from sale of assets  . . . . . . . . . . . . . . . . . . . . .               70                -
                                                                                --------         --------
       Net cash provided by (used in) investing activities  . . . . . .               56              (92)
                                                                                --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in payable to Valley City  . . . . . . . . . . . . . . . . .               (578)            (242)
                                                                                --------         --------
       Net cash provided by financing activities  . . . . . . . . . .               (578)            (242)
                                                                                --------         --------

Net increase (decrease) in cash and cash equivalents  . . . . . . . . .               (6)            (102)
Cash and cash equivalents at beginning of period  . . . . . . . . . . .                8              578
                                                                                --------         --------
Cash and cash equivalents at end of period  . . . . . . . . . . . . . .         $      2         $    476
                                                                                ========         ========





   The accompanying notes are an integral part of the consolidated financial statements.

                              SHAFER VALVE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1996
                                  (UNAUDITED)


1.       Business and Basis of Presentation

         The accompanying consolidated financial statements include the financial statements of Shafer Valve Company and its wholly owned subsidiaries, Shafer Foreign Sales Corporation and Shafer Valve Company-Houston (collectively referred to as "Shafer").

         Shafer manufactures and sells valve actuators, which are used to remotely and automatically open and close quarter turn valves, from a facility located in Mansfield, Ohio. Shafer also manufactures certain actuators and components at a facility in Orrville, Ohio. Shafer's market is principally the chemical, petrochemical and refining industries where pipes are used to transport liquids and gases.

         Bettis Corporation ("Bettis" or the "Company") purchased 100% of the stock of Shafer from Valley City Steel Company pursuant to a Stock Purchase Agreement with Valley City Steel Company, Shiloh Industries Inc. and Shiloh Corporation (the latter two being shareholders of Valley City Steel Company) (collectively referred to as "Valley City") on July 9, 1996. Bettis paid $13,200,000 in cash consideration to Valley City for the shares of Shafer. The acquisition of Shafer was accounted for under the purchase method of accounting.

         Shafer utilizes an October 31 fiscal year-end. These interim financial statements have not been audited; however, in the opinion of management, only adjustments consisting of normal recurring accruals considered necessary for fair presentation have been included. Results of interim periods are not necessarily indicative of results to be expected for the full year.

         This presentation is consistent with the accounting policies reflected in the financial statements included in Note 1 to the October 31, 1995 and 1994 Consolidated Financial Statements and should be read in conjunction herewith.

2.       Summary of Significant Accounting Policies

         There have been no significant changes in the accounting policies of Shafer during the periods presented. For a description of these policies, see
Note 1 to the October 31, 1995 Consolidated Financial Statements.

                               BETTIS CORPORATION
                            PRO FORMA BALANCE SHEET
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                                                                                           PRO FORMA      PRO FORMA
                                                               BETTIS         SHAFER      ADJUSTMENTS       TOTAL
                                                               ------         ------      -----------       -----
ASSETS
Current assets:
     Cash and cash equivalents  . . . . . . . . . .          $   1,852     $        2     $        -     $    1,854
     Accounts receivable, net . . . . . . . . . . .             15,641          2,996              -         18,637
     Inventories, net   . . . . . . . . . . . . . .             14,386          5,647              -         20,033
     Deferred income tax  . . . . . . . . . . . . .                  -          1,054           (301)(A)        753
     Other current assets . . . . . . . . . . . . .              2,042            164              -          2,206
                                                             ---------     ----------     ----------     ----------
       Total current assets . . . . . . . . . . . .             33,921          9,863           (301)        43,483
Property, plant and equipment, net  . . . . . . . .             15,575          8,328              -         23,903
Excess cost over net assets acquired  . . . . . . .              8,766         10,805        (10,394)(B)      9,177
Other assets  . . . . . . . . . . . . . . . . . . .              2,186            205              -          2,391
                                                             ---------     ----------     ----------     ----------
                                                             $  60,448     $   29,201     $  (10,695)    $   78,954
                                                             =========     ==========     ==========     ==========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
     Short term bank debt . . . . . . . . . . . . .          $   5,013     $        -     $        -     $    5,013
     Accounts payable - trade . . . . . . . . . . .              4,879            891              -          5,770
     Accounts payable - Valley City . . . . . . . .                  -            440           (440)(C)          -
     Accrued liabilities  . . . . . . . . . . . . .              8,482          2,242           (524)(D)     10,200
     Payable to Valley City . . . . . . . . . . . .                  -         24,597        (24,597)(C)          -

     Current maturities of long term debt . . . . .              2,766              -              -          2,766
                                                             ---------     ----------     ----------     ----------
       Total current liabilities  . . . . . . . . .             21,140         28,170        (25,561)        23,749
                                                             ---------     ----------     ----------     ----------
Long term debt  . . . . . . . . . . . . . . . . . .             16,730              -         13,200 (G)     29,930
Deferred income taxes . . . . . . . . . . . . . . .                579          2,697              -          3,276
Other non current liabilities . . . . . . . . . . .                 66            405           (405)(E)         66
Commitments and contingencies
Stockholder's equity:
     Common Stock . . . . . . . . . . . . . . . . .                 85              1             (1)(F)         85
     Additional paid in capital . . . . . . . . . .              5,777              -              -          5,777
     Accumulated earnings (deficit) . . . . . . . .             17,202         (2,072)         2,072 (F)     17,202
     Cumulative translation adjustment  . . . . . .             (1,131)             -              -         (1,131)
                                                             ---------     ----------     ----------     ----------
       Total stockholder's equity (deficit) . . . .             21,933         (2,071)         2,071         21,933
                                                             ---------     ----------     ----------     ----------
                                                             $  60,448     $   29,201     $  (10,695)    $   78,954
                                                             =========     ==========     ==========     ==========





    The accompanying notes are an integral part of the pro forma financial statements.

                               BETTIS CORPORATION
                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)



                                                               BETTIS                                PROFORMA     PROFORMA
                                                             CORPORATION     PRIME      SHAFER     ADJUSTMENTS     TOTAL
                                                             -----------     -----     --------    -----------     -----
Net revenues  . . . . . . . . . . . . . . . . . . . .          $ 29,814   $   2,294   $   7,728    $       -       $39,836
                                                               --------   ---------   ---------    ---------       -------
Operating costs and expenses:
     Manufacturing and direct . . . . . . . . . . . .            19,859       2,292       5,753         (224)(A)    27,680
     Selling, general and administrative  . . . . . .             7,192       1,207       2,027          (27)(A)    10,029
                                                                                                        (190)(B)
                                                                                                        (180)(C)
                                                               --------   ---------   ---------    ---------       -------
                                                                 27,051       3,499       7,780         (621)       37,709
                                                               --------   ---------   ---------    ---------       -------


Operating income (loss) . . . . . . . . . . . . . . .             2,763      (1,205)        (52)         621         2,127

Other income (expense):
     Interest, net  . . . . . . . . . . . . . . . . .             (548)          (6)       (845)        (210)(D)    (1,325)
                                                                                                         284 (E)
     Other, net . . . . . . . . . . . . . . . . . . .             (142)          25          70            -           (47)
                                                               --------   ---------   ---------    ---------       -------
                                                                  (690)          19        (775)          74        (1,372)
                                                               --------   ---------   ---------    ---------       -------
Earnings (loss) before income tax
  provision (benefit) . . . . . . . . . . . . . . . .             2,073      (1,186)       (827)         695           755

Income tax provision (benefit)  . . . . . . . . . . .               992        (126)       (224)         (89)(F)       711
                                                                                                         158 (G)
                                                               --------   ---------   ---------    ---------       -------

Net earnings (loss) . . . . . . . . . . . . . . . . .          $  1,081   $  (1,060)   $   (603)    $    626       $    44
                                                               ========   =========    ========     ========       =======

Earnings per common share . . . . . . . . . . . . . .          $    .13                                           $      -
                                                               ========                                           ========

Weighted average common and common
     equivalent shares outstanding  . . . . . . . . .         8,611,299                                          8,611,299
                                                              =========                                          =========





    The accompanying notes are an integral part of the pro forma financial statements.

                               BETTIS CORPORATION
                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)


                                                                BETTIS                              PROFORMA    PROFORMA
                                                             CORPORATION     PRIME     SHAFER      ADJUSTMENTS    TOTAL
                                                             -----------     -----     ------      -----------  --------
Net revenues  . . . . . . . . . . . . . . . . . . . .          $ 55,142   $   6,543   $  16,462    $      -       $78,147
                                                               --------   ---------    --------     -------       -------
Operating costs and expenses:
     Manufacturing and direct . . . . . . . . . . . .            35,882       4,908      12,479        (521)(A)    52,748
     Selling, general and administrative  . . . . . .            14,235       2,226       3,872         (54)(A)    19,603
                                                                                                       (378)(B)
                                                                                                       (298)(C)
                                                               --------   ---------    --------     -------       -------
                                                                 50,117       7,134      16,351      (1,251)       72,351
                                                               --------   ---------    --------     -------       -------
Operating income (loss) . . . . . . . . . . . . . . .             5,025        (591)        111       1,251         5,796

Other income (expense):
     Interest . . . . . . . . . . . . . . . . . . . .            (1,094)        (70)     (1,695)       (360)(D)    (2,646)
                                                                                                        573 (E)
     Other, net . . . . . . . . . . . . . . . . . . .                32           3          12           -            47
                                                               --------   ---------    --------     -------       -------
                                                                 (1,062)        (67)     (1,683)        213        (2,599)
                                                               --------   ---------    --------     -------       -------
Earnings (loss) before income tax
     provision (benefit)  . . . . . . . . . . . . . .             3,963        (658)     (1,572)      1,464         3,197

Income tax provision (benefit)  . . . . . . . . . . .             1,683        (235)       (459)       (178)(F)     1,107
                                                                                                        296 (G)
                                                               --------   ---------    --------     -------       -------
Net earnings (loss) . . . . . . . . . . . . . . . . .          $  2,280   $    (423)   $ (1,113)    $ 1,346       $ 2,090
                                                               ========   =========    ========     =======       =======

Earnings per common share . . . . . . . . . . . . . .          $    .27                                           $   .25
                                                               ========                                           =======
Weighed average common and common
     equivalent shares outstanding  . . . . . . . . .         8,536,355                                         8,536,355
                                                             ==========                                         =========





    The accompanying notes are an integral part of the pro forma financial statements.

                               BETTIS CORPORATION
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)


THE PRO FORMA ADJUSTMENTS TO THE ACCOMPANYING PRO FORMA BALANCE SHEET ARE SUMMARIZED BELOW:

(A) Adjustment to deferred tax benefit for adjustment to pension and deferred compensation liability.

(B) To adjust excess cost over net assets acquired for purchase of Shafer by Bettis.

(C)      To eliminate intercompany accounts not assumed in the acquisition.

(D) To adjust pension liability for freezing plan effective date of the acquisition.

(E)      To adjust for deferred compensation plans not assumed in acquisition.

(F) To eliminate Shafer common stock and accumulated deficit at date of acquisition.

(G) To record increase in borrowings under the Company's revolving line of credit as a result of the acquisitions of Shafer and Prime.


THE PRO FORMA ADJUSTMENTS TO THE ACCOMPANYING STATEMENTS OF OPERATIONS ARE SUMMARIZED BELOW:

(A) To record depreciation and amortization expense related to the preliminary allocation of the purchase price of Prime.

(B)      To adjust historical goodwill expense.

(C) To record effect of freezing Shafer pension plan as of date of acquisition.

(D) To reverse the effects of historical interest expense related to intercompany debt with Sooner not assumed in the acquisition and to record interest expense on the amount drawn down on the Company's revolving credit facility in connection with the acquisition of Prime, net of cash available.

(E) To reverse the effects of historical interest expense related to intercompany debt with Valley City not assumed in the acquisition and to record interest expense on the amount drawn down on the Company's revolving credit facility in connection with the acquisition of Shafer net of cash available.

(F) To record income tax benefit that would have been realized if Prime would have been acquired at the beginning of the period presented.

(G) To record income tax provision that would have been realized if Shafer would have been acquired at the beginning of the period presented.

                                                             APPENDIX A




                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            DANIEL INDUSTRIES, INC.,

                             BLUE ACQUISITION INC.

                                      and

                               BETTIS CORPORATION





                               September 17, 1996

                                                                                                                     Page*
                                                                                                                     -----
                                                       ARTICLE I

                                                      THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SECTION 1.1.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.2.  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.3.  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.4.  Certificate of Incorporation and By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.5.  Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.6.  Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 1.7.  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                        ARTICLE II

                                     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                                    CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . .   2

SECTION 2.1.  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         (a)     Capital Stock of Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         (b)     Cancellation of Company and Parent Owned Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         (c)     Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         (d)     No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 2.2.  Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (a)     Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (b)     Payment of Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (c)     Exchange Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (d)     Distributions with Respect to Unexchanged Shares . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (e)     No Further Ownership Rights in Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                                       ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .   4

SECTION 3.1.  Representations and Warranties of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (a)     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (b)     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (c)     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (d)     Authority; Non-contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (e)     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (f)     Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (g)     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (h)     State Takeover Statutes; Absence of Supermajority Provision  . . . . . . . . . . . . . . . . . . . .   7
         (i)     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (j)     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (k)     Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (l)     Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (m)     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (n)     No Excess Parachute Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

---------------
* Printed pages and table of contents references thereto are renumbered from the actual Agreement and Plan of Merger.

         (o)     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (p)     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (q)     Material Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (r)     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (s)     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (t)     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (u)     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (v)     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (w)     Board Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 3.2.  Representations and Warranties of Parent and Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (a)     Organization; Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (b)     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (c)     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (d)     Authority; Non-contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (e)     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (f)     Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (g)     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (h)     State Takeover Statutes; Absence of Supermajority Provision  . . . . . . . . . . . . . . . . . . . .  14
         (i)     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (j)     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (k)     Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (l)     Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (m)     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (n)     No Excess Parachute Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (o)     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (p)     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (q)     Material Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (r)     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (s)     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (t)     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (u)     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (v)     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (w)     Board Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                        ARTICLE IV

                                        COVENANTS RELATING TO CONDUCT OF BUSINESS   . . . . . . . . . . . . . . . . .  18

SECTION 4.1.  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (a)     Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (b)     Changes in Employment Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (c)     Severance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (d)     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 4.2.  Conduct of Business of Parent and Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (a)     Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         (b)     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                        ARTICLE V

                                                  ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 5.1.  Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement . . . . . .  20

SECTION 5.2.  Letter of the Company's Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 5.3.  Letter of Parent's Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 5.4.  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 5.5.  Reasonable Efforts; Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 5.6.  Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 5.7.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 5.8.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 5.9.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 5.10.  Stockholder Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 5.11.  Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 5.12.  Parent's Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 5.13.  Appointment of Directors to Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 5.14.  Appointment of W. Todd Bratton as Executive Vice President . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 5.15.  Affirmation of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                        ARTICLE VI

                                                   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 6.1.  Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . .  28
         (a)     Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (b)     NYSE Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (c)     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (d)     No Injunctions or Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (e)     Registration Statement Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (f)     Blue Sky Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 6.2.  Conditions of Parent and Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (a)     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (b)     Certifications and Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (c)     Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (d)     Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (e)     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (f)     Pooling Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (g)     Consents, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (h)     No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (i)     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (j)     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 6.3.  Conditions of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (a)     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (b)     Certifications and Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (c)     Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (d)     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         (e)     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (f)     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                       ARTICLE VII

                                            TERMINATION, AMENDMENT AND WAIVER   . . . . . . . . . . . . . . . . . . .  32

SECTION 7.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 7.2.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 7.3.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 7.4.  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 7.5.  Procedure for Termination, Amendment, Extension or Waiver . . . . . . . . . . . . . . . . . . . . . . .  33

                                                       ARTICLE VIII

                                         SPECIAL PROVISIONS AS TO CERTAIN MATTERS . . . . . . . . . . . . . . . . . .  33

SECTION 8.1.  Takeover Defenses of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 8.2.  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 8.3.  Fee and Expense Reimbursements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                        ARTICLE IX

                                                    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 9.1.  Nonsurvival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 9.2.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 9.3.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 9.4.  Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 9.5.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 9.6.  Entire Agreement; No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 9.7.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 9.8.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION 9.9.  Enforcement of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION 9.10.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38



                     AGREEMENT AND PLAN OF MERGER dated as of
          September 17, 1996, by and among DANIEL INDUSTRIES, INC., a Delaware corporation ("Parent"), BLUE ACQUISITION INC., a Delaware corporation ("Sub") and a wholly-owned subsidiary of Parent, and BETTIS CORPORATION, a Delaware corporation (the "Company").


                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (the "Agreement");

                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of the Company's Common Stock, $.01 par value, including the related right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, $.01 par value, of the Company (collectively, a "Share") not owned by the Company, Parent, Sub or any wholly-owned subsidiary of the Company, Parent or Sub will be converted into fifty-eight one-hundredths (.58) of a share of Common Stock, $1.25 par value, including the related right to purchase one one-hundredth interest in a share of Series A Junior Participating Preferred Stock, $1.00 par value, of Parent (collectively, a "Parent Share");

                 WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                 WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

                 WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation
Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). At the election of Parent, any direct wholly-owned subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

                 SECTION 1.2. Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the officer's certificate required by the DGCL with respect to the Merger and other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., in Houston, Texas, on the date of the meetings of the Company's stockholders (the "Company Stockholders Meeting") and of Parent's stockholders (the "Parent Stockholders Meeting"), in each case, to approve the Merger, or, if any of the conditions set forth in Article VI have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as Parent and the Company shall agree (the "Closing Date"). If such meetings are not held or concluded on the same date, then the Closing Date shall be on the date of the latter of such meetings.

                 SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

                 SECTION 1.4. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 (b) The By-laws of Sub as in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 SECTION 1.5. Directors. The directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 1.6. Officers. The officers of the Company immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 1.7. Vacancies. If at the Effective Time of the Merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                 SECTION 2.1. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Shares:

                 (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

                 (b) Cancellation of Company and Parent Owned Stock. All Shares that are owned by any wholly-owned subsidiary of the Company and any Shares owned by Parent, Sub or any other wholly-owned subsidiary of Parent or Sub shall be canceled and no consideration shall be delivered in exchange therefor.

                 (c)      Conversion of Shares.  Subject to Section 2.1(d) and
(e), each issued and outstanding Share shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Shares pursuant to Section 2.2, .58 of a Parent Share (the "Merger Consideration").

                 (d) No Fractional Shares. No fractional Parent Shares shall be issued in the Merger. All fractional Parent Shares that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional Parent Share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the average of the daily closing sale price per Parent Share on the New York Stock Exchange ("NYSE") for the ten trading days next preceding the Effective Time of the Merger by the fraction of a Parent Share to which such holder would otherwise have been entitled. Alternatively, Parent and Sub shall have the option of instructing the Exchange Agent (as defined in Section 2.2(a)) to aggregate all fractional Parent Shares, sell such Parent Shares in the public market and distribute to holders of fractional Parent Shares a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional Parent Shares shall be paid to any holder of fractional Parent Shares until Certificates (as defined in Section 2.2(c)) representing such Parent Shares are surrendered and exchanged in accordance with Section 2.2(c).

                 SECTION 2.2.  Exchange of Certificates.  (a)       Exchange
Agent. Prior to the Effective Time of the Merger, Parent shall engage Wachovia Bank of North Carolina, N.A., or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") for the issue of the Merger Consideration upon surrender of certificates representing Shares.

                 (b) Payment of Merger Consideration. Parent shall take all steps necessary to enable and cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the Parent Shares to be issued upon the conversion of the Shares pursuant to Section 2.1. Parent or the Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares.

                 (c) Exchange Procedure. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates"), other than the Company, Parent, Sub and any wholly-owned subsidiary of the Company, Parent or Sub, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent and Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the Parent Shares and any cash in lieu of a fractional share. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole Parent Shares into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section
2.1 and any cash payable in lieu of a fractional Share, and the Certificate so surrendered shall forthwith be canceled. If the Parent Shares are to be issued to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the number of Parent Shares and cash, if any, in lieu of fractional Parent Shares into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

                 (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the Parent Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole Parent Shares, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

                 (e) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender of Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 SECTION 3.1. Representations and Warranties of the Company. The Company agrees that it will, on or before October 1, 1996, affirm in writing (the "Company Affirmation and Disclosure Document") that, as of the date of this Agreement, it represents and warrants to, and agrees with, Parent and Sub as follows, subject to any exceptions specified in the Company Affirmation and Disclosure Document:

                 (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.3) on the Company and its subsidiaries, taken as a whole.

                 (b) Subsidiaries. The Company's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. Except as disclosed in the SEC Documents (as defined in Section 3.1(e)), all such stock and ownership interests are owned of record and beneficially by the Company or by a wholly-owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances of any kind or nature ("Liens"). Except for the capital stock of, or ownership interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

                 (c) Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of common stock, $.01 par value ("Company Common Stock"), and 1,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"), of which 250,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the Rights Agreement dated October 31, 1995 between the Company and American Stock Transfer & Trust Company, as rights agent (the "Company Rights Agreement"). At the close of business on August 31, 1996: 8,483,435 Shares were issued and outstanding; 45,000 and 736,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted under the Company's 1994 Nonemployee Directors' Stock Option Plan and 1994 Stock Incentive Plan, respectively; and 30,000 and 10,800 shares of Company Common Stock were reserved for issuance pursuant to awards not yet granted under the Company's 1994 Nonemployee Directors' Stock Option Plan and 1994 Stock Incentive Plan, respectively. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon the exercise of stock options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since August 31, 1996, other than shares of Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options outstanding under the Company's 1994 Nonemployee Directors' Stock Option Plan and 1994 Stock Incentive Plan as set forth above, as of August 31, 1996, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                 (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval (as defined in Section 3.1(h)), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and
(ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens, security interests, charges or encumbrances that individually or in the aggregate would not have a material adverse effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the Company Stockholder Approval and Parent Stockholder Approval (as defined in Section 3.2(d) (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) the Registration Statement (as defined in Section 5.1(b)); and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the Company.

                 (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since March 7, 1994, including any and all such reports, schedules, forms, statements and other documents filed with the SEC in connection with the distribution of shares of Company Common Stock to shareholders of Galveston-Houston Company (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

                 (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1(b)) will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

                 (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, since December 31, 1995, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1995, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1995, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, or (vi) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1.

                 (h) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for the approval of the Merger by the holders of a majority of the outstanding Shares ("Company Stockholder Approval"), no other stockholder action on the part of the Company is required for approval of the Merger and the transactions contemplated hereby. No provision of the Company's Certificate of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

                 (i) Brokers. Except for Jefferies & Company, Inc. ("Jefferies"), which will be rendering the opinion referred to in Section 6.3(e) and whose fees are to be paid by the Company, no broker, investment banker or other person is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder's fees in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter between the Company and Jefferies provided to Parent on or prior to the date of this Agreement constitutes the entire understanding of the Company and Jefferies with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

                 (j) Litigation. Except as disclosed in the SEC Documents, there is no suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

                 (k) Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

                 (l) Employee Benefit Matters. As used in this Section 3.1(l), the term "Employer" shall mean the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Sections 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended ("Code") of which the Company is a member.

                 (i) With respect to each employee welfare benefit plan, employee pension benefit plan and employee benefit plan as defined in Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which have been or are sponsored by, participated in or contributed to by or required to be contributed to by the Employer, and except for any matter that would not individually or in the aggregate have a material adverse effect on the Company: (A) the plan is in substantial compliance with the Code and ERISA, including all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed for each year of its existence; (C) there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA or Section 4975 of the Code, as applicable; (D) the bonding requirements of Section 412 of ERISA have been satisfied; (E) there is no issue pending nor any issue resolved adversely to the Employer which may subject the Company to the payment of a penalty, interest, tax or other amount, (F) the plan can be unilaterally terminated or amended on no more than 90 days notice other than collectively bargained union plans; (G) all contributions or other amounts payable by the Employer as of the Effective Time of the Merger with respect to the plan have either been paid or accrued in the Employer's most recent financial statements included in the SEC Documents and (H) no notice has been received by the Employer of an increase or proposed increase in the cost of any such plan or any other employee benefit agreement or arrangement, including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans or agreements, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements that are currently in effect or were maintained within three years of the date hereof, or have been approved before this date but are not yet effective, for the benefit of directors, officers or employees, or former directors, officers or employees (or their beneficiaries) of the Employer (each, a "Company Benefit Plan"). There are no pending or, to the Company's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or their related trusts.

                 (ii) Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During the last six years, the Company has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code. No plan, arrangement or agreement with any one or more employees will cause the Employer to have liability for severance pay as a result of the Merger, except as otherwise set forth in the severance agreements between the Company and each of W. Todd Bratton, Wilfred M. Krenek and Norman D. Quam (the "Severance Agreements"). The Employer does not provide employee benefits, including without limitation, death, post-retirement medical or health coverage (whether or not insured) or contribute to or maintain any employee benefit plan which provides for benefit coverage following termination of employment except (A) as is required by
        Section 4980B(f) of the Code or other applicable statute, (B) death benefits or retirement benefits under any employee pension benefit plan as defined in Section 3(2) of ERISA, (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary) nor has it made any representations, agreements, covenants or commitments to provide that coverage or (D) deferred compensation benefits which have been accrued as liabilities on the books of the Employer and disclosed on its financial statements included in the SEC Documents. All group health plans maintained by the Employer have been operated in material compliance with Section 4980B(f) of the Code.

                 (iii) All Company Benefit Plans as defined in Section 3(2) of ERISA which are intended to qualify under Section 401(a) of the Code have been submitted to and approved as qualifying under Sec-



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
        tion 401(a) of the Code by the Internal Revenue Service or the applicable remedial amendment period will not have ended prior to the Effective Time of the Merger. No facts have occurred which if known by the IRS could cause disqualification of those plans.

                 (iv) Except as expressly provided in this Agreement or the Severance Agreements and except for options granted under the Company's 1994 Nonemployee Directors' Stock Option Plan, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due any director, officer or employee or former director, officer or employee (including any beneficiary) from the Company.

                 (v) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under Section 414 of the Code and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity, except where such failure to be in compliance would not, either individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                 (m) Taxes. Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it on or before the Effective Time of the Merger and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited on or before the Effective Time of the Merger. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no tax liens upon any assets of the Company or any of its subsidiaries. The Federal income Tax Returns of the Company and its subsidiaries consolidated in such Tax Returns have never been examined by the IRS. There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any governmental authority with respect to Taxes.

                 (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                 (o)      Environmental Matters.   Except as would not have a
material adverse effect on the Company and its subsidiaries, taken as a whole,
(i) the business operations of the Company and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under environmental laws, (ii) no facts or circumstances exist that impose on the Company or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation, or similar response action,



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(iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that the Company or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on the Company or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no lawsuits, claims or proceedings pending against the Company or any of its subsidiaries that arise out of or relate to environmental laws.

                 (p) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                 (q) Material Contracts and Agreements. All material contracts of the Company or its subsidiaries have been included in the SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

                 (r)      Title to Properties.

                 (i) Each of the Company and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

                 (ii) Except as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                 (s) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries taken as a whole. To the Company's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company and its subsidiaries which could have a material adverse effect with respect to the Company and its subsidiaries, taken as a whole, and (ii) no person is infringing on any right of the Company or any of its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary



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intellectual property rights and computer programs.  No claims are pending or, to the Company's knowledge, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the Company's knowledge, no person is infringing the rights of the Company or any of its subsidiaries with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

                 (t) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its U.S. subsidiaries is a party or by which any of them is bound, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To the Company's knowledge, since December 31, 1993, neither the Company nor any of its significant subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. As used in this Agreement, "significant subsidiary" shall have the meaning given it in the regulations promulgated under the Exchange Act.

                 (u) Undisclosed Liabilities. Except as set forth in the SEC Documents, at the date of the most recent audited financial statements of the Company included in the SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                 (v) Opinion of Financial Advisor. The Company has been advised by Jefferies & Company, Inc. that the Merger Consideration is fair to the holders of the Shares from a financial point of view, a signed copy of which opinion will be delivered to Parent for inclusion in the Registration Statement (as defined in Section 5.1(b)).

                 (w) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the Shares approve the Merger and the transactions contemplated thereby.

                 SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub agree that they will, on or before October 1, 1996, affirm in writing (the "Parent Affirmation and Disclosure Document") that, as of the date of this Agreement, they represent and warrant to, and agree with, the Company as follows, subject to any exceptions specified in the Parent Affirmation and Disclosure Document:

                 (a) Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a material adverse effect on Parent and its subsidiaries, taken as a whole.

                 (b) Subsidiaries. Parent's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. Parent's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on Parent and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of Parent's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. Except as disclosed in the Parent SEC Documents (as defined in Section 3.2(e)), all such stock and ownership interests are owned of record and beneficially by Parent or by a wholly-owned subsidiary of Parent, free and clear of all Liens. Except for the capital stock of, or ownership interests in, its subsidiaries, Parent does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

                 (c) Capital Structure. The authorized capital stock of Parent consists of 20,000,000 shares of common stock, $1.25 par value, and 1,000,000 shares of preferred stock, $1.00 par value, of which 150,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the Rights Agreement dated May 31, 1990, between Parent and Wachovia Bank and Trust Company, N.A., as rights agent. At the close of business on August 31, 1996, 12,136,813 Parent Shares were issued and outstanding, (ii) 35,000 and 295,876 shares of Parent common stock were reserved for issuance pursuant to options not yet granted under Parent's 1995 Non-Employee Directors' Stock Option Plan and 1977 Stock Option Plan, respectively, (iii) 79,979 shares of Parent common stock were reserved for issuance under Parent's Stock Award Plan, (iv) 135,000 and 785,579 shares of Parent common stock were reserved for issuance pursuant to outstanding options granted under Parent's 1995 Non-Employee Director Stock Option Plan and 1977 Stock Option Plan and (v) 60,000 shares of Parent common stock were reserved for issuance pursuant to stock options granted in certain continuation of service agreements. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all such shares issuable upon the exercise of options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by Parent since August 31, 1996, other than Parent Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for the stock options described above, as of August 31, 1996, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party, or by which any of them is bound, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Prior to the Effective Time of the Merger, Parent shall have taken all necessary action to permit it to issue the number of Parent Shares required to be issued pursuant to terms of this Agreement. The Parent Shares issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights. Such Parent Shares will, when issued, be registered under the Securities Act and the Exchange Act and will, when issued, be listed on the NYSE, subject to notice of official issuance.

                 (d) Authority; Non-contravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the Parent Shares present in person or represented by proxy at the Parent Stockholder Meeting ("Parent Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or



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acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub or any of their subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of Sub or of Parent or any comparable organizational documents of their subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration account applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that individually or in the aggregate would not materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement with respect to Parent Stockholder Approval and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing and effectiveness of the Registration Statement under the Securities Act, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on Parent.

                 (e) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since October 1, 1994 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

                 (f) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Parent's stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Parent Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with



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respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                 (g) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since December 31, 1995, Parent has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to Parent, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Parent or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

                 (h) State Takeover Statutes; Absence of Supermajority Provision. Parent has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for the Parent Stockholder Approval, no other stockholder action on the part of Parent is required for approval of the Merger and the transactions contemplated hereby.

                 (i) Brokers. Except for Simmons & Company International, whose fees are to be paid by Parent, no broker, investment banker or other person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, including any fee for any opinion rendered by any investment banker.

                 (j) Litigation. Except as disclosed in the Parent SEC Documents, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to have a material adverse effect on Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

                 (k) Accounting Matters. Neither Parent nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

                 (l) Employee Benefit Matters. As used in this Section 3.2(l), the term "Parent Employer" shall mean Parent as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Sections 414(b), (c), (m) and (o) of the Code of which Parent is a member.

                 (i) With respect to each employee welfare benefit plan, employee pension benefit plan and employee benefit plan as defined in Sections 3(1), 3(2), and 3(3) of ERISA, which have been or are sponsored by, participated in or contributed to by or required to be contributed to by Parent Employer, and except for any matter that would not individually or in the aggregate have a material adverse effect on
        Parent: (A) the plan is in substantial compliance with the Code and ERISA, including all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed for each year of its existence; (C) there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA or Section 4975 of the Code, as applicable; (D) the bonding requirements of Section 412 of ERISA have been satisfied; (E) there is no issue pending nor any issue resolved adversely to Parent Employer which may subject Parent to the payment of a penalty, interest, tax or other amount; (F) the plan can be unilaterally terminated or amended on no more than 90 days notice other than collectively bargained union plans; (G) all contributions or other amounts payable by Parent Employer as of the Effective
        Time of the Merger with respect to the plan have either been paid or accrued in Parent Employer's most recent financial statements included in the Parent SEC Documents; and (H) no notice has been received by Parent Employer of an increase or proposed increase in the cost of any such plan or any other employee



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        benefit agreement or arrangement, including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans or agreements, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements that are currently in effect or were maintained within three years of the date hereof, or have been approved before this date but are) not yet effective, for the benefit of directors, officers or employees, or former directors, officers or employees (or their beneficiaries) of the Parent Employer (each, a "Parent Benefit Plan"). There are no pending or, to Parent's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, or on behalf of or against any Parent Benefit Plan or their related trusts.

                 (ii) Neither Parent nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with Parent under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or
        Section 412 of the Code. Neither Parent nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with Parent under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA.
        During the last six years, Parent has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code. Parent Employer does not provide employee benefits, including without limitation, death, post-retirement medical or health coverage (whether or not insured) or contribute to or maintain any employee benefit plan which provides for benefit coverage following termination of employment except (A) as is required by Section 4980B(f) of the Code or other applicable statute, (B) death benefits or retirement benefits under any employee pension benefit plan as defined in Section 3(2) of ERISA, (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary) nor has it made any representations, agreements, covenants or commitments to provide that coverage or (D) deferred compensation benefits which have been accrued as liabilities on the books of Parent Employer and disclosed on its financial statements included in the Parent SEC Documents. All group health plans maintained by Parent Employer have been operated in material compliance with Section 4980B(f) of the Code.

                 (iii) All Parent Benefit Plans as defined in Section 3(2) of ERISA which are intended to qualify under Section 401(a) of the Code have been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period will not have ended prior to the Effective Time of the Merger. No facts have occurred which if known by the IRS could cause disqualification of those plans.

                 (iv) The transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due any director, officer or employee or former director, officer or employee (including any beneficiary) from Parent.

                 (v) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with Parent under Section 414 of the Code and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity, except where such failure to be in compliance would not, either individually or in the aggregate, have a material adverse effect on Parent and its subsidiaries, taken as a whole.


                 (m) Taxes. Each of Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any of its subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it on or before the Effective
Time of the Merger and has timely paid or deposited (or Parent has paid of deposited on its behalf) all Taxes which are required to be paid or deposited on or before the Effective Time of the Merger. Each of the Tax Returns filed by Parent or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of Parent contained in the filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No material deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no tax liens upon any assets of Parent or any of its subsidiaries. The Federal income Tax Returns of Parent and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended September 30, 1990. There are no current examinations of any Tax Return of Parent or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run.

                 (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Parent or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent Benefit Plan currently in effect would not be characterized as an "excess parachute payment"
(as such term is defined in Section 280G(b)(1) of the Code).

                 (o) Environmental Matters. Except as would not have a material adverse effect on Parent and its subsidiaries, taken as a whole, (i) the business operations of Parent and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under environmental laws, (ii) no facts or circumstances exist that impose on Parent or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation, or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that Parent or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on Parent or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no lawsuits, claims or proceedings pending against Parent or any of its subsidiaries that arise out of or relate to environmental laws.

                 (p) Compliance with Laws. Parent and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on Parent and its subsidiaries taken as a whole (the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of Parent Permits except where the failure to so comply would not have a material adverse effect on Parent and its subsidiaries, taken a whole. Neither Parent nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Parent or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

                 (q) Material Contracts and Agreements. All material contracts of Parent or its subsidiaries have been included in the SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

                 (r)      Title to Properties.

                 (i) Each of Parent and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Parent SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which Parent or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Parent SEC

        Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of Parent or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

                 (ii) Except as would not have a material adverse effect on Parent and its subsidiaries, taken as a whole, each of Parent and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                 (s) Intellectual Property. Parent and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of Parent and its subsidiaries, taken as a whole. To Parent's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by Parent and its subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of Parent and its subsidiaries which could have a material adverse effect with respect to Parent and its subsidiaries, taken as a whole, and (ii) no person is infringing on any right of Parent or any of its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to Parent's knowledge, threatened that Parent or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To Parent's knowledge, no person is infringing the rights of Parent or any of its subsidiaries with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

                 (t) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which Parent or any of its U.S. subsidiaries is a party or by which any of them is bound, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To Parent's knowledge, since December 31, 1993, neither Parent nor any of its significant subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

                 (u) Undisclosed Liabilities. Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

                 (v) Opinion of Financial Advisor. Parent has been advised by Simmons & Company International that the Merger Consideration is fair to the holders of the Parent Shares from a financial point of view, a signed copy of which opinion will be delivered to the Company for inclusion in the Registration Statement.

                 (w) Board Recommendation. The Board of Directors of Parent, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of Parent, and (ii) resolved to recommend that the holders of the Parent Shares approve the Merger and the transactions contemplated thereby.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                 SECTION 4.1.  Conduct of Business of the Company.

                 (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its significant subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

                 (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their current terms);

                 (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational document;

                 (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

                 (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale of buildings in Orville, Ohio and Glenrothes, Scotland, and (C) other immaterial transactions not in excess of $250,000 in the aggregate;

                 (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company;

                 (vii) make or incur any new capital expenditure, which, singly or in the aggregate with all other expenditures, would exceed $500,000;

                 (viii) make any material election relating to Taxes or settle or compromise any material Tax liability;

                 (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

                 (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

                 (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                 (xii) except as expressly permitted by this Agreement, enter into any new collective bargaining agreement;

                 (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the SEC;

                 (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent; or

                 (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

                 (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 5.6) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

                 (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

                 (d) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

                 SECTION 4.2.  Conduct of Business of Parent and Sub.

                 (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), Parent shall and shall cause each of its significant subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its significant subsidiaries to:

                 (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (I) dividends and distributions by any direct or indirect wholly-owned subsidiary of Parent to Parent or a wholly-owned subsidiary of Parent or (II) regular quarterly cash dividends declared or paid by Parent consistent with past practice,
         (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of Parent, (A) the issuance of Parent Shares upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their current terms, or (B) the issuance of a number of Parent Shares, not to exceed 5% of the Parent Shares currently outstanding, in connection with the acquisition of assets or equity securities of other entities or businesses;

                 (iii) amend its Certificate of Incorporation, By-laws, or other comparable charter or organizational document;

                 (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                 (v) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

                 (vi) authorize any of, or commit or agree to take any of, the foregoing actions.

                 (b) Other Actions. Parent shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Parent or Sub set forth in this Agreement becoming untrue.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

                 SECTION 5.1. Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement. (a) Each of the Company and Parent shall, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between Parent and the Company, which dates shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby. Subject to the provisions of Sections 8.2(b) and 8.3(b), each of the Company and Parent will, through its Board of Directors, recommend to its stockholders the approval and adoption of the Merger.

                 (b) Promptly following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable efforts as promptly as practicable, subject to the setting of the date for the Company Stockholders Meeting and Parent Stockholder Meeting as provided in
Section 5.1(a), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and Parent's stockholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares and rights to acquire Shares pursuant to the Stock Plans as may be reasonably requested in connection with any such action. The Company and Parent will notify each other promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply each other with copies of all correspondence between the Company or Parent, respectively, or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

                 (c) Parent agrees to use its best efforts to effect the listing on the NYSE prior to the Effective Time of the Merger, upon official notice of issuance, Parent Shares to be issued pursuant to the Merger.

                 (d) Parent agrees to cause all Shares, if any, owned by it or by Sub or any other subsidiary of Parent to be voted in favor of the approval and adoption of this Agreement. The Company agrees to cause all Parent Shares, if any, owned by it or any of its subsidiaries to be voted in favor of the approval and adoption of this Agreement.

                 (e) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

                 SECTION 5.2. Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of Coopers & Lybrand L.L.P., the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with the Company's efforts to obtain such letter, if requested by Coopers & Lybrand L.L.P., Parent shall provide a representation letter to Coopers & Lybrand L.L.P. complying with SAS 72, if then required.

                 SECTION 5.3. Letter of Parent's Accountants. Parent shall use its best efforts to cause to be delivered to the Company a letter of Price Waterhouse LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Parent's efforts to obtain such letter, if requested by Price Waterhouse LLP, the Company shall provide a representation letter to Price Waterhouse LLP complying with SAS 72, if then required.

                 SECTION 5.4.  Access to Information.

                 (a) During the period from the date hereof to the Effective Time of the Merger, except to the extent otherwise required by United States regulatory considerations,

                 (i) the Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access to the Company's and its subsidiaries' respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Parent:

                          (A) a copy of each report, schedule, registration
                 statement and other document filed by the Company during such period pursuant to the requirements of Federal or state securities laws and

                          (B) all other information concerning its business,
                 properties, financial condition, operations and personnel as Parent may from time to time reasonably request so as to afford Parent a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Company and its subsidiaries as Parent may reasonably desire to make. The Company agrees to advise Parent of all material developments with respect to the Company, its subsidiaries and their respective assets and liabilities. Without limiting the information required to be provided pursuant to this Section 5.4(a)(i), the Company will, on or before October 1, 1996, provide to Parent the following information, in each case, as of the date hereof, each of which upon delivery shall be deemed to have been represented and warranted as true and correct as if so done on the date hereof and shall thereafter be deemed incorporated herein as if made as a representation or warranty in Article III hereof:

                                  (1) a schedule showing the subsidiaries of
                          the Company, the states of incorporation or organization of each thereof and the authorized and outstanding capital stock or ownership interests of each thereof, as well as such shares or ownership interests owned by either the Company or another identified subsidiary of the Company;

                                  (2)      a schedule listing all loan or
                          credit agreements, notes, bonds, security agreements, mortgages, indentures, material leases, tax sharing or allocation agreements, permits, concessions, franchises or licenses to which any of the Company or its subsidiaries is a party, by which any of their respective property is subject or under which it enjoys any benefit;

                                  (3)      a schedule listing all other
                          agreements or instruments to which any of the Company or its subsidiaries is a party or by which any of their respective property is subject, which involved any obligation on the part of the Company or any subsidiary to pay more than $500,000;

                                  (4)      a schedule listing all suits,
                          proceedings, investigations, or governmental audits, inspections or assessments pending or, to the Company's best knowledge, threatened against or affecting the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party or, in the case of threatened matters, a possible party;

                                  (5)      a schedule listing all Company
                          Benefit Plans;

                                  (6)      a schedule listing all reports,
                          proxy statements, registration statements and any other filings made by the Company with the SEC since March 7, 1994;

                                  (7)      a schedule listing all intellectual
                          property owned by the Company or any of its subsidiaries or as to which the Company or any such subsidiary is a beneficiary as to which any formal action has been taken to protect the same; and

                                  (8)      complete and accurate copies of (I)
                          any document, plan, arrangement, instrument, agreement or report listed in any of the foregoing schedules upon request by Parent, (II) the Company's Certificate of Incorporation and By-laws and the articles or certificates of incorporation, by-laws or other similar organizational and governing documents of its subsidiaries, and (III) with respect to each Company Benefit Plan, as applicable, (t) the trust, group annuity contract or other document which provides the funding for the plan, agreement or arrangement, (u) the three most recent annual Form 5500, 990 and 1041 reports, (v) the most recent actuarial report or valuation statement, (x) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared after the last summary plan description, (y) the most recent IRS determination letter and all requests for rulings or determinations from the IRS subsequent to the date of that determination letter and (z) all other material correspondence from the IRS or the Department of Labor received which relates to one or more of the plans, agreements or arrangements.

                 (ii) Parent shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to the Company, and to the Company's accountants, counsel, financial advisors and other representatives, reasonable access to Parent's and its subsidiaries' respective properties, books, contracts, commitments and records and, during such period, Parent shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, furnish promptly to the Company:

                          (A) a copy of each report, schedule, registration
                 statement and other document filed by Parent during such period pursuant to the requirements of Federal or state securities laws and

                          (B) all other information concerning its business,
                 properties, financial condition, operations and personnel as the Company may from time to time reasonably request so as to afford the Company a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of Parent and its subsidiaries as the Company may reasonably desire to make. Parent agrees to advise the Company of all material developments with respect to Parent, its subsidiaries and their respective assets and liabilities. Without limiting the information required to be provided pursuant to this Section 5.4(a)(ii), Parent will, on or before October 1, 1996, provide to the Company the following information, in each case, as of the date hereof, each of which upon delivery shall be deemed to have been represented and warranted as true and correct as if so done on the date hereof and shall thereafter be deemed incorporated herein as if made as a representation or warranty in Article III hereof:

                                  (1) a schedule showing the subsidiaries of
                          Parent, the states of incorporation or organization of each thereof and the authorized and outstanding capital stock or ownership interests of each thereof, as well as such shares or ownership interests owned by either Parent or another identified subsidiary of Parent;

                                  (2)      a schedule listing all loan or
                          credit agreements, notes, bonds, security agreements, mortgages, indentures, material leases, tax sharing or allocation agreements, permits, concessions, franchises or licenses to which any of Parent or its subsidiaries is a party, by which any of their respective property is subject or under which it enjoys any benefit;

                                  (3)      a schedule listing all other
                          agreements or instruments to which any of Parent or its subsidiaries is a party or by which any of their respective property is subject, which involved any obligation on the part of Parent or any subsidiary to pay more than $500,000;

                                  (4)      a schedule listing all suits,
                          proceedings, investigations, or governmental audits, inspections or assessments pending or, to Parent's best knowledge, threatened against or affecting Parent or any of its subsidiaries or to which Parent or any of its subsidiaries is a party or, in the case of threatened matters, a possible party;

                                  (5)      a schedule listing all Parent
                          Benefit Plans;

                                  (6)      a schedule listing all reports,
                          proxy statements, registration statements and any other filings made by Parent with the SEC since March 7, 1994;

                                  (7)      a schedule listing all intellectual
                          property owned by Parent or any of its subsidiaries or as to which Parent or any such ubsidiary is a beneficiary as to which any formal action has been taken to protect the same; and

                                  (8)      complete and accurate copies of (I)
                          any document, plan, arrangement, instrument, agreement or report listed in any of the foregoing schedules upon request by the Company, (II) Parent's Certificate of Incorporation and By-laws and the articles or certificates of incorporation, by-laws or other similar organizational and governing documents of its subsidiaries, and (III) with respect to each Company Benefit Plan, as applicable, (t) the trust, group annuity contract or other document which provides the funding for the plan, agreement or arrangement, (u) the three most recent annual Form 5500, 990 and 1041 reports, (v) the most recent actuarial report or valuation statement, (x) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared after the last summary plan description, (y) the most recent IRS determination letter and all requests for rulings or determinations from the IRS subsequent to the date of that determination letter and (z) all other material correspondence from the IRS or the Department of Labor received which relates to one or more of the plans, agreements or arrangements.

                          (iii) (A) The Company agrees to permit Parent and its representatives to have full access to all the books and records of the Company and its subsidiaries and to request Coopers & Lybrand L.L.P. to permit Price Waterhouse LLP, to review and examine the work papers of Coopers & Lybrand L.L.P. with respect to the Company and its subsidiaries, and the officers of the Company will furnish to Parent such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent shall from time to time reasonably request, and

                          (B) Parent agrees to permit the Company and its
                 representatives to have full access to all the books and records of Parent and its subsidiaries and to request Price Waterhouse LLP to permit Coopers & Lybrand L.L.P., to review and examine the work papers of Price Waterhouse LLP with respect to Parent and its subsidiaries, and the officers of Parent will furnish to the Company such financial and operating data and other information with respect to the business and properties of Parent and its subsidiaries as the Company shall from time to time reasonably request.

                 (iv) The Company shall promptly notify Parent of any notices from or investigations by Governmental Entities that could materially affect the Company's business or assets. Parent will promptly notify the Company of any notices from or investigations by Governmental Entities that could materially affect the consummation of the Merger.

                 (b) Except as required by law, each of the Company and Parent shall, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to,
(i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder or either party's right to terminate this Agreement as provided in Article VII.

                 (c) In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

                 SECTION 5.5. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.5, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

                 (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

                 (c)(i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

                 (ii) The Company will furnish to Parent and Sub copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Parent and Sub and (y) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Vinson & Elkins L.L.P., should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to Parent and Sub shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to the Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Parent HSR Documents")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that
        (x) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to the Company, and (y) with respect to any Parent HSR Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section
        (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent HSR Documents to the Company shall be satisfied by the delivery of such Parent HSR Documents on a confidential basis to Vinson & Elkins L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

                 (iii) At the election of Parent, the Company and Parent shall use reasonable efforts to defend all litigation under the Federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Parent (based on the advice of outside counsel), be likely to result in the failure of the condition set forth in Section 6.2(h) not being satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Corporation (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.5(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.5(c).

        SECTION 5.6.  Employee Benefit Matters.

                 (a) At or before the Effective Time of the Merger, the Company shall take such actions as may be necessary to cause each individual employed by the Company and its subsidiaries immediately prior to the Effective Time of the Merger (a "Company Employee") to have a fully vested and nonforfeitable interest in such employee's accrued benefits under each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code.

                 (b) Parent may cause any Company Benefit Plan to be terminated or discontinued at or after the Effective Time of the Merger, provided that, to the extent Parent or its affiliates maintain a Parent Benefit Plan of the same type for employees of Parent or any of its affiliates, Parent shall take all actions necessary or appropriate to permit the Company Employees participating in such Company Benefit Plan to immediately thereafter participate in such Parent Benefit Plan of the same type maintained by Parent or any of its affiliates for their employees generally (a "Replacement Plan"); provided, however, that if the Company Benefit Plan that is so terminated or discontinued is a group health plan, then Parent shall permit each Company Employee participating in such group health plan and his or her eligible dependents to be covered under a Replacement Plan under the terms and conditions of the Replacement Plan as modified to the extent necessary to (i) provide medical and dental benefits to each such Company Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under such group health plan, (ii) credit to such Company Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under such group health plan, and (iii) waive any preexisting condition restrictions to the extent that the preexisting condition restrictions were satisfied under such group health plan. Parent, the Surviving Corporation, their affiliates, and the Parent Benefit Plans (including, without limitation, the Replacement Plans) shall recognize each Company Employee's years of service and level of seniority with the Company and its subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the Parent Benefit Plans (other than benefit accruals under any defined benefit pension plan). Nothing in this Agreement shall be construed to require Parent to provide any particular type or amount of benefits for any person under any Parent Benefit Plan.

                 (c) Parent agrees to assume, effective as of the Effective Time of the Merger, each option to purchase shares of Company Common Stock granted under the Company's 1994 Stock Incentive Plan (an "Employee Option") (whether or not vested) and, to the extent permitted, under the 1994 Nonemployee Directors' Stock Option Plan ("Director Option") that is currently outstanding and which remains as of such time unexercised in whole or in part and to substitute Parent Shares as purchasable under such assumed option ("Assumed Option"), with such assumption and substitution to be effected as follows:

                 (i) the Assumed Option shall not give the optionee additional benefits which he did not have under the Employee Option or Director Option before such assumption;

                 (ii) the number of Parent Shares purchasable under any Assumed Option shall be equal to the number of whole Parent Shares that the holder of the Employee Option or Director Option being assumed would have received upon consummation of the Merger had such Employee Option been exercised in full prior to the Merger;

                 (iii) the per share option price of the Assumed Option shall be equal to the per share option price of the Employee Option or Director Option divided by .58; and

                 (iv) except for adjustment in the number and price of option shares as set forth above, the Assumed Option or Director Option shall contain substantially the same terms as the Employee Option before such assumption.

As soon as practicable after the Effective Time of the Merger,Parent shall deliver to such holders of Employee Options or Director Options appropriate agreements evidencing its assumption of such options. Promptly after the Merger, Parent shall file a registration statement on Form S-8 with the SEC with respect to the Parent Shares issuable in respect of the Assumed Options and Parent shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options remain outstanding.

                 SECTION 5.7. Indemnification. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws and Indemnity Agreements shall survive the Merger, and Parent shall cause the Surviving Corporation to continue such indemnification rights in full force and effect in accordance with their terms as an obligation of the Surviving Corporation for a period of not less than five years from the Effective Time of the Merger. Parent shall cause to be maintained for a period of five years from the Effective Time of the Merger (or such shorter period of time as shall be agreed to hereafter by the Indemnification Representatives (or, upon the death of either, the sole surviving Indemnification Representative) (as hereinafter defined)) the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring at or prior to the Effective Time of the Merger (the "D&O Insurance") for all persons who are directors and officers of the Company on the date hereof or will cause to be provided a comparable arrangement (which may include self-insurance by Parent). Parent hereby guarantees the payment by the Surviving Corporation of the full annual premium for such D&O Insurance or comparable arrangement regardless of increases in the amount of such annual premium. The Company represents that the current annual premium for the existing D&O Insurance, which is in full force and effect and provides aggregate coverage of $10,000,000 million, is $99,000 for the policy year ending May 20, 1997. The Company has furnished Parent with a copy of the current D&O Insurance Policy and with copies of all material correspondence and other written materials with respect thereto. "Indemnification Representatives" shall mean Nathan M. Avery and Sheldon R. Erikson.

                 (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, which shall be financially responsible persons or entities, assume the obligations set forth in this Section 5.7.

                 (c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each indemnified party, his heirs and representatives.

                 SECTION 5.8.  Fees and Expenses.  Except as provided in
Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                 SECTION 5.9. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and Parent may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

                 SECTION 5.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement until the Effective Time of the Merger, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of litigation shall be agreed to without the consent of Parent, the Company and its directors, which consent shall not be unreasonably withheld.

                 SECTION 5.11. Accounting Matters. Neither the Company nor Parent shall take or agree to take, nor shall they permit any of their respective affiliates to take or agree to take, any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

                 SECTION 5.12. Parent's Board of Directors. At the Effective Time of the Merger, the directors of Parent shall elect two persons mutually agreed to by the Chairman of the Board of Parent and the Chairman of the Board of the Company to replace two of the existing directors of Parent, for a total of nine directors.

                 SECTION 5.13. Appointment of Directors to Committees. Parent's Board of Directors shall take the requisite action to appoint at the Effective Time of the Merger the two Directors designated by the Chairman of the Board of Parent and the Chairman of the Board of the Company to committees of the Board of Directors of Parent, one being appointed to the Executive Committee and the other being appointed to the Compensation Committee.

                 SECTION 5.14. Appointment of W. Todd Bratton as Executive Vice President. Parent's Board of Directors shall take the requisite action to elect W. Todd Bratton as an Executive Vice President of Parent at the Effective Time of the Merger, understanding that Mr. Bratton will become an employee-at-will of Parent but will be entitled to all rights under his existing employment contract with the Company.

                 SECTION 5.15. Affirmation of this Agreement. If this Agreement has not been terminated pursuant to Sections 7.1(f) or (g) on or before October 14, 1996, the parties hereto agree that, on such date, they will execute and deliver to each other a document whereby they reaffirm each and every agreement (other than the first sentence in each of Sections 3.1 and 3.2), representation and warranty contained or deemed to be contained herein, including those contained in the Company Affirmation and Disclosure Document and the Parent Affirmation and Disclosure Document, and, upon such reaffirmation, each such agreement, representation and warranty shall, for all purposes, be deemed agreements, representations and warranties contained in this Agreement and made on and as of the date hereof.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                 SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                 (a) Stockholder Approval. The Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

                 (b) NYSE Listing. Parent Shares issuable to the Company's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                 (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                 (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 5.5, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

                 (e) Registration Statement Effectiveness. The Registration Statement shall be effective under the Securities Act on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

                 (f) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on Parent.

                 SECTION 6.2. Conditions of Parent and Sub. The obligation of Parent and Sub to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger, of the following conditions:

                 (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and Parent shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                 (b) Certifications and Opinion. The Company shall have furnished Parent with:

                 (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company;

                 (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Shares approving the Merger and the transactions contemplated hereby;

                 (iii) a favorable opinion dated the Closing Date, in customary form and substance, of Vinson & Elkins L.L.P., counsel for the Company, dated the Closing Date to the effect that:

                          (A)     The Company is a corporation duly
                 incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

                          (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Certificate of Incorporation or By-Laws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

                          (C)     Each of the U.S. subsidiaries is a
                 corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

                          (D) The Board of Directors of the Company has taken all action required by the DGCL and its Certificate of Incorporation or its By-Laws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of the Company have taken all action required by the DGCL and its Certificate of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding Agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief.

                 (c) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and Parent shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

                 (d) Affiliate Letters. Parent shall have received from the Company a list of such persons, if any, as counsel for the Company state may be "affiliates" of the Company, within the meaning of Rules 144 and 145(c) of the Commission pursuant to the Securities Act, and shall have received from such persons undertakings in writing to the effect that no disposition will be made by such persons of any Parent Shares received or to be received pursuant to the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be "affiliates" pursuant to Rule 145 under the Securities Act.

                 (e) Tax Opinion. Parent shall have received an opinion of Fulbright & Jaworski L.L.P., in form and substance satisfactory to Parent, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company, Sub or Parent as a result of the Merger.

                 (f) Pooling Accounting. Parent and Company shall have received a letter from Price Waterhouse LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

                 (g) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Company or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially detract from the aggregate benefits to Parent of the transactions reasonably contemplated hereby.

                 (h) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership as to any shares of Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Common Stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

                 (i) Fairness Opinion. Parent shall have received an opinion from Simmons & Company International to the effect that the terms of the Merger are fair to the holders of Parent Shares from a financial point of view.

                 (j) No Material Adverse Change. There shall not have occurred any material adverse change with respect to the Company since the date hereof.

                 SECTION 6.3. Conditions of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger of the following conditions:

                 (a) Compliance. The agreements and covenants of Parent to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                 (b) Certifications and Opinion. Parent shall have furnished the Company with:

                 (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of Parent approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the Parent Shares pursuant hereto;

                 (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the Parent Shares present or represented by proxy and entitled to vote at the Parent Stockholder Meeting, approving the Merger and the transactions contemplated hereby;

                 (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Fulbright & Jaworski L.L.P., counsel for Parent to the effect that:

                          (A) Parent and the Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have corporate power to own their properties and assets and to carry on their business as presently conducted and as described in the Proxy Statement. Sub has the requisite corporate power to merge with the Company as contemplated by this Agreement and Parent has the requisite corporate power to carry out its obligations under this Agreement. The execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of Parent's or Sub's Certificate of Incorporation or By-Laws;

                          (B) Parent and Sub have taken all action required under the DGCL, their Certificates of Incorporation or their By-Laws to authorize such execution and delivery and the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of Parent and Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief; and

                          (C) The Parent Shares to be issued pursuant to the Merger have been duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof under Delaware law or Parent's Certificate of Incorporation or By-laws.

                 (c) Representations and Warranties True. The representations and warranties of Parent contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of Parent by the chief executive officer and the chief financial officer of Parent.

                 (d) Tax Opinion. The Company shall have received an opinion of Vinson & Elkins L.L.P., in form and substance satisfactory to the Company, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) each of the Company, Parent and Sub are parties to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt by them of Parent Shares in exchange for their Shares pursuant to the Merger.

                 (e) Fairness Opinion. As of the date of the Company Stockholders Meeting, Jefferies shall not have revoked, modified or materially changed its opinion referred to in Section 3.1(v) in any manner adverse to the holders of the Shares.

                 (f) No Material Adverse Change. There shall not have occurred any material adverse change with respect to Parent since the date hereof.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

                 SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

                 (a)      by mutual written consent of Parent and the Company;

                 (b)      by either Parent or the Company:

                          (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

                          (ii) if the stockholders of Parent fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of Parent or at any adjournment thereof;

                          (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                          (iv) if the Merger shall not have been consummated on or before January 31, 1997, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

                 (c) by Parent or the Company to the extent permitted under Section 8.2 or 8.3;

                 (d) by Parent, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement;

                 (e) by the Company, if Parent or Sub breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement;

                 (f) by Parent within four weeks of date hereof, if the results of Parent's due diligence review of the Company and its subsidiaries referred to in Section 5.4(a)(i) hereof or any matter referred to in the Company Affirmation and Disclosure Document shall not be satisfactory to Parent;

                 (g) by the Company within four weeks of the date hereof, if the results of the Company's due diligence review of Parent and its subsidiaries referred to in Section 5.4(a)(ii) hereof or any matter referred to in the Parent Affirmation and Disclosure Document shall not be satisfactory to the Company.

                 SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the confidentiality provisions of Sections 5.4(b) and (c) and the provisions of Sections 5.8, 8.2, 8.3 and Article IX.

                 SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company or Parent; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                 SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed,
(a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                 SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

                 SECTION 8.1. Takeover Defenses of the Company. As promptly as practicable after the date of this Agreement, but in no event later than 10 days following announcement of the execution of this Agreement, the Company will amend the Company Rights Agreement, as necessary, (i) to prevent this Agreement or the consummation of the transactions contemplated hereby from resulting in the distribution of separate rights certificates or the occurrence of a Distribution Date (as defined therein) or being deemed a Triggering Event (as defined therein) and (ii) to provide that neither Parent nor Sub shall be deemed to be an Acquiring Person (as defined therein) by reason of the transactions contemplated by this Agreement. The Company shall take such action with respect to any other anti-takeover provisions in its charter or afforded it by statute to the extent necessary to consummate the Merger on the terms set forth in the Agreement.

                 SECTION 8.2. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an unsolicited request therefor, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Section 5.4(b) hereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "takeover proposal" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company or any subsidiary, any voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Shares.

                 (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 7.1 (a), (b) or (g), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the next business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the stockholders of the Company shall not yet have voted upon the Merger and the Company shall have paid to Parent the Termination Fee (as defined in Section 8.3). Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following Parent's receipt of a Notice of Superior Proposal.

                 (c) In the event that the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, Parent may terminate this Agreement.

                 (d) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Parent) to be more favorable to the Company's stockholders than the Merger.

                 (e) In addition to the obligations of the Company set forth in paragraph (b), the Company shall promptly advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such takeover proposal or inquiry.

                 SECTION 8.3.  Fee and Expense Reimbursements.

                 (a) The Company agrees to pay Parent a fee in immediately available funds of $2,000,000 (the "Termination Fee") promptly upon the termination of the Agreement in the event this Agreement is terminated by Parent or the Company as permitted by Section 8.2. Further, in the event the stockholders of the Company do not approve the Merger and this Agreement is terminated, the Company agrees to pay to Parent the Termination Fee if, after the date hereof and before the termination of this Agreement or within six months following the date of termination of this Agreement, a takeover proposal shall have been made; provided that such takeover is ultimately consummated. The Termination Fee shall be payable promptly upon termination of this Agreement if the foregoing events shall have occurred prior to termination. Otherwise, the Termination Fee shall be payable promptly upon the consummation of such takeover following termination of this Agreement.

                 (b) In the event the Board of Directors of Parent receives a takeover proposal involving Parent because of which, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on advice of outside counsel), it determines it is necessary to withdraw or modify its approval or recommendation of this Agreement or the Merger, Parent may terminate this Agreement at any time after midnight on the next business day following such determination by advising the Company that the Board of Directors has received a takeover proposal which it has determined requires such action, specifying the material terms and conditions of such proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such proposal. Parent may terminate this Agreement pursuant to the preceding sentence only if the stockholders of Parent shall not yet have voted upon the Merger and Parent shall have paid to the Company the Parent Termination Fee (as hereinafter defined). Parent agrees to pay the Company a fee in immediately available funds of $2,000,000 (the "Parent Termination Fee") promptly upon (i) the termination of this Agreement pursuant to the first sentence of this Section 8.3(b) or (ii) the stockholders of Parent not approving the Merger as a result of a hostile takeover of the Parent after the date of this Agreement. For purposes hereof, a "takeover proposal involving Parent" shall mean (i) any proposal for a merger or other business combination involving the Parent, (ii) any proposal or offer to acquire from the Parent or any of its affiliates in any manner, directly or indirectly, an equity interest in the Parent or any subsidiary, any voting securities of the Parent or any subsidiary or a material amount of the assets of the Parent and its subsidiaries taken as a whole, or (iii) any proposal or offer to acquire from the stockholders of Parent by tender offer, exchange offer or otherwise, more than 20% of the Parent common stock.

                 (c) In the event this Agreement is terminated by Parent or the Company pursuant to Sections 7.1(b)(i) or (d), the Company shall assume and pay, or reimburse Parent for, all reasonable fees and expenses incurred by Parent or Sub (including the fees and expenses of its counsel, accountants and financial advisors) through the date of termination and which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement, but not to exceed $300,000 in the aggregate, promptly, but in no event later than two business days after submission of a request for payment of the same.

                 (d) In the event this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(ii) or (e), Parent shall assume and pay, or reimburse the Company for, all reasonable fees and expenses incurred by the Company (including the fees and expenses of its counsel, accountants and financial advisors) through the date of termination and which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement, but not to exceed $300,000 in the aggregate, promptly, but in no event later than two business days after the submission of a request for payment of the same.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                 SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company pursuant to this Agreement shall survive the Effective Time of the Merger, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

                 SECTION 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (a)   if to Parent or Sub, to

                             Daniel Industries, Inc.
                             9753 Pine Lake Drive
                             Houston, Texas  77055
                             Telephone:    (713) 467-6000
                             Facsimile:    (713) 827-4805
                             Confirmation: (713) 827-4870
                             Attention:    W. A. Griffin, III
                                           President and Chief Executive Officer


                             with a copy to:

                             Daniel Industries, Inc.
                             9753 Pine Lake Drive
                             Houston, Texas  77055
                             Telephone:    (713) 467-6000
                             Facsimile:    (713) 827-4805
                             Confirmation: (713) 827-4870

                             Attention:    Thomas L. Sivak
                                           General Counsel

                             with a copy to:

                             Fulbright & Jaworski L.L.P.
                             1301 McKinney, Suite 5100
                             Houston, Texas  77010-3095
                             Telephone:    (713) 651-5151
                             Facsimile:    (713) 651-5246
                             Confirm:      (713) 651-5496

                             Attention:    Charles H. Still, Esq.

                       (b)   if to the Company, to

                             Bettis Corporation
                             18703 GH Circle
                             P.O. Box 508
                             Waller, Texas  77484
                             Telephone:  (713) 463-5100
                             Facsimile:  (713) 463-5189
                             Confirm:    (713) 463-5100

                             Attention:  W. Todd Bratton
                                         President and Chief Executive Officer
                             with a copy to:

                             Vinson & Elkins L.L.P.
                             2500 First City Tower
                             1001 Fannin
                             Houston, Texas  77002-6760
                             Telephone:  (713) 758-4592
                             Facsimile:  (713) 615-5531
                             Confirm:    (713) 758-4592
                             Attention:        T. Mark Kelly, Esq.

                 SECTION 9.3.  Definitions.  For purposes of this Agreement:

                 (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                 (b) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President or Chief Financial Officer of the Company, and with respect to any matter stated herein to be "to Parent's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or General Counsel of Parent.

                 (c) "material adverse effect" or "material adverse change" means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that person and its subsidiaries, taken as a whole.

                 (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity; and

                 (e) a "subsidiary" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

                 SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                 SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                 SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 5.6 and 5.7, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

                 SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, and such assignment shall relieve Sub of all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                 SECTION 9.9. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Texas or in any other Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in the Southern District of Texas in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the State of Texas or in the Southern District of Texas.

                 SECTION 9.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                  DANIEL INDUSTRIES, INC.


                                  By           /s/ James M. Tidwell
                                     ------------------------------------------
                                                   James M. Tidwell
                                               Vice President - Finance


                                  BLUE ACQUISITION, INC.


                                  By         /s/ James M. Tidwell
                                     ------------------------------------------
                                                 James M. Tidwell
                                                  Vice President


                                  BETTIS CORPORATION


                                  By        /s/ W. Todd Bratton
                                    -------------------------------------------
                                                W. Todd Bratton
                                                   President

                                                                      APPENDIX B


                              [SIMMONS LETTERHEAD]




November 6, 1996




Board of Directors
Daniel Industries, Inc.
9753 Pine Lake Drive
Houston, Texas  77055

Members of the Board:

You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $1.25 per share (the "Daniel Common Stock"), of Daniel Industries, Inc. ("Daniel") of the exchange ratio in the proposed merger of a wholly owned subsidiary of Daniel with Bettis Corporation ("Bettis"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated September 17, 1996, among Daniel, such subsidiary and Bettis (the "Proposed Merger").

As more specifically set forth in the Merger Agreement, in the Proposed Merger each issued and outstanding share of common stock, $.01 par value, of Bettis ("Bettis Common Stock") will be converted into 0.58 (the "Exchange Ratio") of a share of Daniel Common Stock.

Simmons, as a specialized energy-related investment banking firm, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity, and the management and underwriting of sales of equity and debt to the public. Simmons has previously rendered investment banking services to Daniel in connection with a number of transactions for which Simmons received customary compensation. In addition, in the ordinary course of business, Simmons may actively trade the securities of Daniel and Bettis for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with rendering its verbal advice and its subsequent written opinion, Simmons reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) the financial statements and other information concerning Daniel, including the Annual Reports on Form 10-K for each of the years in the three-year period ended September 30, 1995, the Quarterly Reports on Form 10-Q of Daniel for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996 and the Current Report on Form 8-K of Daniel related to events occurring on November 28, 1995; (iii) certain other internal information, primarily financial in nature, concerning the business and operations of Daniel furnished by Daniel for purposes of Simmons' analysis;
(iv) certain publicly available information concerning the trading of, and the trading market for, Daniel Common Stock; (v) certain publicly available information concerning Bettis, including the Annual Reports on Form 10-K of Bettis for each of the fiscal years in the two-year period ended December 31, 1995, the Quarterly Reports on Form 10-Q of Bettis for the quarters ended March 31, 1996 and June 30, 1996, and the Current Reports on Form 8-K related to events occurring on June 20, 1996, as amended, and July 9, 1996, as amended;
(vi) certain other internal information, primarily financial in nature, concerning the business and operations of Bettis furnished by Bettis for purposes of Simmons' analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, Bettis Common Stock;
(viii) certain publicly available information with respect to certain other companies that Simmons believed to be comparable to Daniel or Bettis and the trading markets for certain of such other companies' securities; (ix) certain publicly available information concerning the estimates of the future operating and financial performance of Daniel, Bettis and comparable companies prepared by industry experts unaffiliated with either Daniel or Bettis; and (x) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Further, Simmons made such other analyses and examinations as deemed necessary or appropriate.
Simmons also met with certain officers and employees of Daniel and Bettis to discuss the foregoing, as well as other matters believed relevant to the inquiry.

In arriving at its opinion, Simmons assumed and relied upon the accuracy and completeness of all of the financial and other information provided by Daniel and Bettis, or publicly available, and did not attempt independently to verify any of such information. Based on the terms set forth in the Merger Agreement, Simmons also assumed that the Proposed Merger would be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and would be treated as a "pooling of interests" for accounting purposes. Simmons did not conduct a detailed physical inspection of any of the assets, properties or facilities of Daniel or Bettis, nor did Simmons make or obtain any independent evaluations or appraisals of any of such assets, properties or facilities.

In conducting its analysis and arriving at its opinion, Simmons considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Daniel and Bettis; (ii) the business prospects of Daniel and Bettis; (iii) the historical and current market for Daniel Common Stock, for Bettis Common Stock and for the equity securities of certain other companies believed to be comparable to Daniel or Bettis; (iv) the respective contributions in terms of various financial measures of Daniel and Bettis to the combined company, and the relative pro forma ownership of Daniel after the Proposed Merger by the current holders of Daniel Common Stock and Bettis Common Stock; and (v) the nature and terms of certain other acquisition transactions that Simmons believed to be relevant. Simmons also took into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities valuation generally. Simmons' opinion necessarily was based upon conditions as they existed and could be evaluated on, and on the information made available at, the dates of its verbal advice and written opinion.

Simmons is acting as financial advisor to Daniel in this transaction and will receive a customary fee for its services.

Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that the Exchange Ratio in the Proposed Merger is fair to the holders of Daniel Common Stock from a financial point of view.

Sincerely,

SIMMONS & COMPANY INTERNATIONAL



Ben A. Guill
Managing Director

                                                                      APPENDIX C


                             [Jefferies Letterhead]


                                November 6, 1996


The Board of Directors
Bettis Corporation
18703 GH Circle
P.O. Box 508
Waller, Texas 77484

Members of the Board:

       You have advised us that Bettis Corporation ("Bettis" or the "Company") proposes to merge with Daniel Industries, Inc. ("Daniel") through a tax free merger (the "Merger") of Bettis with a wholly-owned acquisition subsidiary of Daniel. Following the Merger, Bettis will be a wholly-owned subsidiary of Daniel. The Merger will be effected pursuant to an Agreement and Plan of Merger dated September 17, 1996 (which, with the exhibits thereto, is defined herein as the "Agreement") to which each of Bettis and Daniel (including its acquisition subsidiary) is a party. You have requested our opinion as to the fairness, from a financial point of view, to the holders of Bettis Common Stock (as defined below), of the consideration to be received by such holders pursuant to the Merger.

       As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, upon consummation of the Merger, each outstanding share of Bettis common stock, $0.01 par value ("Bettis Common Stock"), will be converted into the right to receive 0.58 of a share (the "Exchange Ratio") of Daniel common stock, $1.25 par value ("Daniel Common Stock"). We understand that the Merger will be accounted for as a pooling-of-interests transaction in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16.

       Jefferies & Company, Inc. ("Jefferies") will receive a fee of $125,000 from Bettis upon delivery of this opinion. Jefferies has acted as financial advisor to Bettis in connection with the Merger and received a retainer fee of $50,000 upon execution of an engagement letter. In addition, Jefferies will receive a fee equal to 1% of the "aggregate consideration" (as defined in the engagement letter) upon consummation of the Merger, with fees paid pursuant to the retainer and the delivery of this opinion to be credited against such amount. Jefferies has previously rendered certain investment banking and financial advisory services to Bettis for which it has received customary compensation. In addition, in the ordinary course of Jefferies' business, it actively trades the securities of Bettis for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Jefferies has not rendered any investment banking or financial advisory services to Daniel in this transaction.

       In our review and analysis and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by Bettis' and Daniel's management, or publicly available, and have not assumed any responsibility for the independent verification of such information. We have not conducted a physical inspection of any of the properties or facilities of Bettis and Daniel, nor have we made or considered any independent evaluations or appraisals of any of such properties or facilities. The Exchange Ratio was based on negotiations between Daniel and Bettis, and Jefferies did not assist in determining such Exchange Ratio.

       In conducting our analysis and rendering our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Bettis and Daniel; (ii) certain non-public financial and non-financial information prepared by the management of Bettis and Daniel, which data was made available to us in our role as financial advisor to Bettis; (iii) published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable;
(iv) business prospects of Bettis when taking into consideration the impact of the Merger; (v) the historical and current market price for Bettis Common Stock and Daniel Common Stock and for the equity securities of certain other companies with businesses that we consider relevant to our inquiry; (vi) publicly available information, including research reports on companies we considered relevant to our inquiry; (vii) the respective contributions in terms of various financial measures of Bettis and Daniel to the combined company, and the relative pro forma ownership of Daniel after the proposed Merger by the current holders of Bettis Common Stock and Daniel Common Stock, and (viii) the nature and terms of other recent acquisition transactions in the oil service industry. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is based upon all of such conditions as they exist and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes would impact Jefferies' opinion. Our opinion does not constitute a recommendation of the Merger over any alternative transactions which may be available to Bettis and does not address Bettis' underlying business decision to effect the Merger. Finally, we are not opining as to the market value of the consideration to be received by Bettis or the prices at which any of the securities of Daniel may trade following the consummation of the Merger.

       Based upon and subject to the foregoing, and upon such other matters as we consider relevant, we are of the opinion as investment bankers that the consideration to be received by the holders of Bettis Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders.

       It is understood and agreed that this opinion is provided solely for the use of the Board of Directors of Bettis as one element in the Board's consideration of the Merger and may not be used for any other purpose, or otherwise referred to, relied upon or circulated without our prior written consent. Without limiting the foregoing, this opinion does not constitute a recommendation to any stockholder (or any other person) as to how such person should vote with respect to the Merger.

                                         Very truly yours,

                                         Jefferies & Company, Inc.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

         The Certificate of Incorporation of Daniel Industries, Inc. (the "Company") contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director, except liability (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Except as set forth above, if a director were to breach his fiduciary duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy may be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective
remedy against the directors.   The Company's Certificate of Incorporation
further provides that, if the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

         Article IX of the Company's By-laws provides that each person who is or was a director or officer of the Company, or who serves or served any other enterprise or organization as such at the request of the Company, shall be indemnified by the Company to the fullest extent permitted by the Delaware General Corporation Law.

         Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy, which provides coverage in the amount of $10,000,000, subject to a maximum deductible of $200,000, per loss and excludes coverage for dishonest, fraudulent or criminal acts and situations where the officer or director gained a personal advantage or profit.

ITEM 21.  Exhibits and Financial Statement Schedules

 2.1     Agreement and Plan of Merger dated September 17, 1996, by and among the Company, Blue Acquisition Inc. and
         Bettis Corporation (incorporated from Appendix A to Joint Proxy Statement/Prospectus included in this Form
         S-4).

 3.1     Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Registration of Securities
         of Certain Successor Issuers on Form 8-B dated May 5, 1988, and hereby incorporated by reference herein).

*3.2     By-Laws of the Company, as amended through February 1, 1996.

 3.3     Certificate of Designation, Powers, Preferences and Rights of Series A Junior Participating Preferred Stock
         (filed as Exhibit 3.3 in the Company's Amendment to Application or Report on Form 8, and hereby incorporated by reference herein).


  4.1     Note Purchase Agreement dated as of December 5, 1988, between the
          Company and The Variable Annuity Life Insurance Company, The Mutual
          Benefit Life Insurance Company, MONY Life Insurance Company of
          America and MONY Legacy Life Insurance Company (including the form of the Company's Senior Notes in the aggregate in the principal amount of $20,000,000) (filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 1988, and hereby incorporated by reference herein).

  4.2     Rights Agreement dated as of May 31, 1990, between the Company and
          Wachovia Bank and Trust Company, N.A., as Rights Agent (filed as
          Exhibit 1 to the Company's Registration of Certain Classes of
          Securities on Form 8-A filed June 5, 1990, and hereby incorporated by reference herein).

  4.3     Certificate of Designation, Powers, Preferences and Rights of
          Series A Junior Participating Preferred Stock (included as Exhibit
          3.3 hereto).

  5.1 Opinion of Fulbright & Jaworski L.L.P., regarding legality of securities.

 *8.1     Opinion of Fulbright & Jaworski L.L.P., regarding certain tax matters.

 *8.2     Opinion of Vinson & Elkins L.L.P., regarding certain tax matters.

 23.1 Consent of Fulbright & Jaworski L.L.P. (included in Exhibits 5.1 and 8.1).

*23.2     Consent of Price Waterhouse LLP.

*23.3     Consent of Coopers & Lybrand L.L.P.

 23.4     Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.2).

 24.1     Powers of Attorney.

 99.1     Proxy card for use at Special Meeting.

*99.2     Consent of Nathan M. Avery pursuant to Rule 438.

*99.3     Consent of Thomas J. Keefe pursuant to Rule 438.

--------------------

*  Filed herewith.


ITEM 22.  Undertakings

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                 (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

                 (2)  Every prospectus (i) that is filed pursuant to paragraph
         (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 5, 1996.


                                        DANIEL INDUSTRIES, INC.


                                        By   /s/ W. A. GRIFFIN, III
                                          -------------------------------------
                                                 W. A. Griffin, III
                                                   President and
                                              Chief Executive Officer


         Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



              SIGNATURE                                    TITLE                                DATE
              ---------                                    -----                                ----
        /s/ W. A. GRIFFIN, III         President, Chief Executive Officer and             November 5, 1996
-------------------------------------  Director (Principal Executive Officer)
            W. A. Griffin, III

         /s/ JAMES M. TIDWELL          Vice President, Finance and Chief Financial        November 5, 1996
-------------------------------------  Officer (Principal Financial Officer)
             James M. Tidwell

         /s/ MARY R. BESHEARS          Controller (Principal Accounting Officer)          November 5, 1996
-------------------------------------
             Mary R. Beshears

                  *                    Director                                           November 5, 1996
-------------------------------------
             Ralph F. Cox

                  *                    Director                                           November 5, 1996
-------------------------------------
        Ralph H. Clemons, Jr.

                  *                    Director                                           November 5, 1996
-------------------------------------
          Gibson Gayle, Jr.

                  *                    Chairman Emeritus and a Director                   November 5, 1996
-------------------------------------
            W. A. Griffin

                  *                    Chairman of the Board                              November 5, 1996
-------------------------------------
          Ronald C. Lassiter

                  *                    Director                                           November 5, 1996
-------------------------------------
         Leo E. Linbeck, Jr.

                  *                    Director                                           November 5, 1996
-------------------------------------
           Brian E. O'Neill

                  *                    Director                                           November 5, 1996
-------------------------------------
         Richard L. O'Shields

*        /s/ JAMES M. TIDWELL
-------------------------------------
             James M. Tidwell
           as attorney-in-fact

                                 EXHIBIT INDEX

                                                                                  Sequentially
Exhibit No.                               Description                             Numbered Page
-----------                               -----------                             -------------
     2.1       Agreement and Plan of Merger dated September 17, 1996, by and among the Company, Blue Acquisition Inc. and Bettis
               Corporation (incorporated from Appendix A to Joint Proxy
               Statement/Prospectus included in this Form S-4)

     3.1       Certificate of Incorporation of the Company (filed as Exhibit
               3.1 to the Company's Registration of Securities of Certain
               Successor Issuers on Form 8-B dated May 5, 1988, and hereby incorporated by reference herein).

   * 3.2       By-laws of the Company, as amended through February 1, 1996.

     3.3       Certificate of Designation, Powers, Preferences and Rights of
               Series A Junior Participating Preferred Stock (filed as Exhibit
               3.3 in the Company's Amendment to Application or Report on Form
               8, and hereby incorporated by reference herein).

     4.1 Note Purchase Agreement dated as of December 5, 1988, between the Company and The Variable Annuity Life Insurance Company,
               The Mutual Benefit Life Insurance Company, MONY Life Insurance
               Company of America and MONY Legacy Life Insurance Company
               (including the form of the Company's Senior Notes in the aggregate in the principal amount of $20,000,000) (filed as
               Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 1988, and hereby incorporated by reference herein).

     4.2 Rights Agreement dated as of May 31, 1990, between the Company and Wachovia Bank and Trust Company, N.A., as Rights Agent
               (filed as Exhibit 1 to the Company's Registration of Certain
               Classes of Securities on Form 8-A filed June 5, 1990, and hereby incorporated by reference herein).

     4.3       Certificate of Designation, Powers, Preferences and Rights of
               Series A Junior Participating Preferred Stock (included as
               Exhibit 3.3 hereto).

     5.1 Opinion of Fulbright & Jaworski L.L.P., regarding legality of securities.

    *8.1 Opinion of Fulbright & Jaworski L.L.P., regarding certain tax matters.

    *8.2       Opinion of Vinson & Elkins L.L.P. regarding certain tax matters.

    23.1       Consent of Fulbright & Jaworski L.L.P. (included in Exhibits
               5.1 and 8.1).

   *23.2       Consent of Price Waterhouse LLP.

   *23.3       Consent of Coopers & Lybrand L.L.P.

    23.4       Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

    24.1       Powers of Attorney.

    99.1       Proxy card for use at Special Meeting.

   *99.2       Consent of Nathan M. Avery pursuant to Rule 438.

   *99.3       Consent of Thomas J. Keefe pursuant to Rule 438.



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* Filed herewith.